Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CONYERS PARK II ACQUISITION CORP.,

CP II MERGER SUB, INC.,

ADVANTAGE SOLUTIONS INC.,

and

KARMAN TOPCO L.P.

dated as of

September 7, 2020

i

ii

EXHIBITS

Exhibit A	–	Form of Acquiror Charter
Exhibit B	–	Form of Acquiror Bylaws
Exhibit C	–	Form of Merger Certificate
Exhibit D	–	Commitment Letters
Exhibit E		Incentive Equity Plan

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 7, 2020, by and among Conyers Park II Acquisition Corp, a Delaware corporation (“Acquiror”), CP II Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”), Advantage Solutions Inc., a Delaware corporation (the “Company”), and Karman Topco L.P., a Delaware limited partnership (“Topco”). Acquiror, Merger Sub, the Company and Topco are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub is to merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”);

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder;

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted and approved by the stockholders of the Company;

WHEREAS, Topco, in its capacity as the sole stockholder of the Company, has, by its execution and delivery hereof, approved and adopted this Agreement, the Merger and the other Transactions in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”);

WHEREAS, the board of directors of Merger Sub has approved this Agreement and the Transactions contemplated hereby;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the stockholders of Acquiror, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending to its stockholders the Acquiror Stockholder Matters (the “Acquiror Board Recommendation”);

WHEREAS, at the Effective Time, Acquiror shall (i) subject to obtaining the approval from the Acquiror’s stockholders to the Acquiror Stockholder Matters, amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto (the “Acquiror Charter”) and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (the “Acquiror Bylaws”);

WHEREAS, concurrently with the execution of this Agreement, Acquiror, Topco and certain other Persons have entered into that certain stockholders agreement (the “Stockholders Agreement”);

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more Subscription Agreements (each, a “Subscription Agreement”), such private placement to be consummated immediately prior to the consummation of the Merger;

WHEREAS, concurrently with the execution of this Agreement, Acquiror, the Company and certain other Persons have entered into that certain registration rights agreement (the “Registration Rights Agreement”) to be effective upon the Closing.

WHEREAS, concurrently with the execution of this Agreement, Sponsor, Acquiror, the Company and certain other Persons have entered into that certain sponsor agreement (the “Sponsor Agreement”), dated as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means the class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Class A Common Stock Price” means, on any date after the Closing, the closing sale price per share of Acquiror Class A Common Stock reported as of 4:00 p.m. Eastern Time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

“Acquiror Impairment Effect” has the meaning specified in Section 5.01.

“Acquiror Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts that was not known to the Acquiror Board and was not reasonably foreseeable to the Acquiror Board as of the date hereof and that becomes known to the Acquiror Board after the date of this Agreement; provided, however, that (i) any change in the price or trading volume of Acquiror Common Stock and (ii) any change, event, circumstance, occurrence, effect, development or state of facts that is not taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (a), (b), (c), (d), (e) and (g) of the definition thereof (other than as expressly contemplated by the final two provisos to the definition of Material Adverse Effect) shall in each case in clauses (i) and (ii) not be taken into account for purposes of determining whether an Acquiror Intervening Event has occurred.

“Acquiror Intervening Event Notice” has the meaning specified in Section 8.02(b).

“Acquiror Intervening Event Notice Period” has the meaning specified in Section 8.02(b).

“Acquiror Material Adverse Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Acquiror and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any change generally affecting the economy, markets or industry in which the Acquiror or any of its Subsidiaries operates, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in any of the representations and warranties that is intended to address the consequences of the execution, delivery or performance of this Agreement or consummation of the Transactions), (d) the compliance with the express terms of this Agreement or the taking of any action expressly required by this Agreement, (e) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (f) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Acquiror operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, including in connection with the United States 2020 presidential election, and (g) any failure of the Acquiror and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause (g) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, an Acquiror Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Acquiror Material Adverse Effect); provided that in the case of clauses (a), (b), (e) and (f) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Acquiror and its Subsidiaries, taken as a whole, as compared to other other “SPACs” operating in the industries in which the Acquiror operates.

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, as amended and in effect on the date hereof.

“Acquiror Parties” means Acquiror and Merger Sub.

“Acquiror Preferred Stock” has the meaning specified in Section 5.11(a).

“Acquiror Stockholder Approval” means the vote of the Acquiror Stockholders set forth in the Proxy Statement to the extent required to approve the Acquiror Stockholder Matters.

“Acquiror Stockholder Matters” means (i) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (ii) the adoption and approval of the issuance of shares of Acquiror Class A Common Stock in connection with the Transactions as may be required under NASDAQ listing requirements (the “NASDAQ Proposal”), (iii) the adoption and approval of the Acquiror Charter attached as Exhibit A hereto (the “Charter Proposal”), (iv) the adoption and approval of the Incentive Equity Plan (the “Equity Incentive Plan Proposal”), (v) the adoption and approval of the Employee Purchase Plan (the “Employee Purchase Plan Proposal”), (vi) the approval, on a non-binding advisory basis, of certain governance proposals in the Acquiror Charter, (vii) the adoption and approval of each other proposal that the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto; (viii) the adoption and approval of each other proposal reasonably agreed to by Acquiror and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, and (ix) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“Acquiror Stockholder Redemption” has the meaning specified in Section 8.02(a)(i).

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.

“Acquisition Transaction” has the meaning specified in Section 8.03(a).

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors (including placement agents) and consultants of Acquiror, to the extent unpaid prior to the Closing.

“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, (i) in no event (other than Section 4.12(a)(xiii), Section 4.24, Section 6.01(t) and Section 6.03) shall the Company or any of its Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of Topco nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any equityholder of Topco be considered to be an Affiliate of the Company or any of its Subsidiaries, and (ii) in no event is Sponsor an Affiliate of Acquiror.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Audited Financial Statements” has the meaning specified in Section 4.08(a).

“Available Closing Acquiror Cash” means, without duplication, an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (ii) all other Cash and Cash Equivalents of Acquiror, plus (iii) the aggregate amount of cash that has been funded to and remains with, or that will be funded concurrently with the Closing to, Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing, plus (iv) proceeds from the Debt Financing whether funded or available to be funded at the Closing (through term loans or revolver availability) in connection with the Acquiror Stockholder Redemption, in an amount not to exceed $100,000,000, plus (v) Company Available Cash.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in the definition of “Acquiror Stockholder Matters”.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere.

“Certificate” has the meaning specified in Section 3.01(a).

“Certificate of Merger” has the meaning specified in Section 2.02.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, as in effect on the date hereof.

“Change in Recommendation” has the meaning specified in Section 8.02(b).

“Closing” has the meaning specified in Section 3.02.

“Closing Date” has the meaning specified in Section 3.02.

“Closing Share Consideration” means (i) 203,750,000 shares of Acquiror Class A Common Stock, plus (ii) the Rollover Performance Share Consideration.

“Code” means the Internal Revenue Code of 1986.

“Commitment Letters” means the executed debt commitment letter, dated as of the date hereof, among the Company and the Commitment Parties (as defined therein) and the fee letter referenced therein (the “Fee Letter”).

“Company” has the meaning specified in the preamble hereto.

“Company Available Cash” means (i) Cash and Cash Equivalents of the Company and its Subsidiaries in an amount of $125,000,000 plus (ii) the amount (which shall not be less than zero) by which the Net Debt of the Company and its Subsidiaries as of 11:59 pm Eastern Time on the date immediately preceding the Closing Date is less than $2,867,239,613. For the purpose of this definition, “Net Debt” means (x) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of the Company and its Subsidiaries and indebtedness issued by the Company and its Subsidiaries in substitution or exchange for borrowed money minus (y) Cash and Cash Equivalents of the Company and its Subsidiaries.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Data” means all business information and all personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the IT Systems.

“Company Employees” has the meaning specified in Section 4.13(a).

“Company Group” means (i) the Company, its subsidiaries and Affiliates of the Company and (ii) equityholders of Topco and their Affiliates.

“Company Impairment Effect” has the meaning specified in Section 4.10.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Software” means all proprietary Software owned or purported to be owned by the Company or its Subsidiaries, including any under development, from which the Company or its Subsidiaries has derived within the three (3) years preceding the date hereof, or is currently deriving or scheduled to derive, revenue from the sale, license, maintenance or other provision thereof.

“Company Software Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company Software.

“Company Stockholder Approval” has the meaning specified in the Recitals hereto.

“Company Subsidiary” has the meaning specified in Section 4.02.

“Company Transaction Expenses” means all fees, costs and expenses of Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, to the extent unpaid prior to the Closing.

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases and other commitment or arrangements that are legally binding (excluding purchase orders entered into in the ordinary course of business).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority in each case in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“COVID-19 Response Measures” means any reasonable action, taken or omitted to be taken, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any of the measures described in the definition of “COVID-19 Measures”.

“Credit Facility” means (i) that certain First Lien Credit Agreement, dated as of July 14, 2014, by and among Holdings, the Borrower, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent, as amended by (x) that certain First Amendment to First Lien Credit Agreement, dated as of April 8, 2015 by and among Holdings, the Borrower, Bank of America, N.A. as Administrative Agent and Collateral Agent, and Jeffries Finance LLC as incremental lender, (y) that certain Second Amendment to First Lien Credit Agreement, dated as of May 2, 2017 by and among Holdings, the Borrower, Bank of America, N.A. as Administrative Agent and Collateral Agent, the revolving lenders signatory thereto as extending lenders, Bank of America, N.A. as swing line lender and Bank of America, N.A. and Credit Suisse AG, Cayman Islands Branch as issuing banks and (z) that certain Third Amendment to First Lien Credit Agreement, dated as of February 21, 2018 by and among Holdings, the Borrower, Bank of America, N.A. as Administrative Agent and Collateral Agent, and Bank of America, N.A. as incremental lender, and as further amended, restated or otherwise modified from time to time, (ii) that certain Second Lien Credit Agreement, dated as of July 14, 2014, by and among Holdings, the Borrower, the lenders from time to time, and Bank of America, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time and (iii) that certain Receivables Financing Agreement, dated as of April 24, 2020, by and among Advantage Financing LLC, as Borrower, the Lenders from time to time party thereto, PNC Bank, National Association, as Administrative Agent, Advantage Sales & Marketing Inc., as Servicer, and PNC Capital Markets LLC, as Structuring Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“D&O Tail” has the meaning specified in Section 7.01(b).

“Data Security Requirements” has the meaning specified in Section 4.20(f).

“Data Treatment” means the analysis, receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information or sensitive or confidential information or data.

“Debt Financing” has the meaning specified in Section 8.07(a).

“Debt Financing Source” means each entity that is party to the Commitment Letters (other than any of the Company or its affiliates) and each other entity that has committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures, purchase agreements or credit agreements entered into pursuant thereto or relating thereto; provided, that in the event that any additional party is added as a party to the Commitment Letters after the date hereof, the term “Debt Financing Source” shall include each such institution; provided, further, that the term “Debt Financing Source” shall include each institution that is a party (other than the Company) to any commitment letter or similar agreement entered into in connection with any Alternate Financing.

“Debt Financing Source Related Party” means the Debt Financing Sources and the commitment parties that are parties to any Commitment Letters, together with their respective Affiliates, equity holders, members, general partners and limited partners, and the respective officers, directors, employees, agents, advisors, successors and permitted assigns of each of the foregoing.

“DGCL” has the meaning specified in the Recitals hereto.

“EAR” has the meaning specified in the definition of “Ex-Im Laws”.

“Effective Time” has the meaning specified in Section 2.02.

“Employee Purchase Plan” means the Advantage Solutions Inc. 2020 Employee Stock Purchase Plan.

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person and (v) any securities issued or issuable with respect to the securities or interests referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary of the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Share” has the meaning specified in Section 3.01(c).

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”), the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Financial Statements” has the meaning specified in Section 4.08(a).

“Fraud” means actual common law fraud in the making of a specific representation or warranty expressly set forth in Article 4 or Article 5 of this Agreement, committed by the Party making such express representation or warranty, with intent to deceive another Party, and to induce it to enter into this Agreement and requires (a) an intentional false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement; (b) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive, knowledge, negligent or reckless misinterpretation or a similar theory); (c) a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it; (d) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (e) causing such Party to suffer damage by reason of such reliance. For clarity, a claim for Fraud may only be made against the Party committing such Fraud.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 7.07.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (iii) all obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP prior to giving effect to Accounting Standards Codification 842 (and shall only include leases characterized as capital leases in accordance with GAAP prior to giving effect to Accounting Standards Codification 842), (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (viii) all obligations of the type referred to in clauses (i) - (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Intellectual Property” means all intellectual property rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (i) patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (ii) trademarks, service marks, trade names, trade dress, corporate names and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (iii) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (iv) internet domain names, (v) intellectual property rights in Software, (vi) rights of privacy and publicity and (viii) trade secrets, and any other intellectual property rights in know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information.

“Intended Income Tax Treatment” has the meaning specified in Section 8.04(a).

“Interim Financial Statements” has the meaning specified in Section 4.08(a).

“Interim Period” has the meaning specified in Section 6.01.

“ITAR” has the meaning specified in the definition of “Ex-Im Laws”.

“IT Systems” means all Software, computer systems, servers, networks, databases, websites, computer hardware and equipment, information, record keeping, communications, telecommunications, interfaces, platforms, and peripherals that are owned, licensed, outsourced or leased by or used by or for the Company or any of its Subsidiaries in the conduct of their business.

“Key Employee” means a Company Employee whose most recent annual cash compensation amount paid to them in 2019 was in excess of $500,000.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 4.19(b).

“Licensed Intellectual Property” has the meaning specified in Section 4.20(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Losses” means all losses, damages, judgments, awards, Taxes, penalties, settlements and reasonable expenses (including reasonable attorneys’ fees); provided that “Losses” include any punitive damages solely to the extent payable to a third party in connection with a third party claim.

“Malware” has the meaning specified in Section 4.20(d).

“Management Agreement” means (i) that certain Management Agreement, dated as of March 7, 2017 by and among Daymon Eagle Holdings, LLC, a Delaware limited liability company, BC Daymon Corporation, a Delaware corporation, Daymon Worldwide Inc., a Delaware corporation, and Bain Capital Private Equity, LP, a Delaware limited partnership, as amended by the First Amendment to the Management Agreement, dated as of December 18, 2017, and (ii) that certain Management Services Agreement dated as of July 25, 2014, by and among Advantage Sales & Marketing, Inc., a Delaware corporation, Leonard Green & Partners, L.P., a Delaware limited partnership, CVC Capital Partners Advisory Company (Luxembourg) Sárl, a Luxembourg limited liability company, Juggernaut Management, LLC, a Delaware limited liability company, Centerview Capital Management, LLC, a Delaware limited liability company and BC Eagle Holdings, LP, a Cayman Islands exempted limited partnership, as amended by the First Amendment to the Management Services Agreement, dated as of September 29, 2014 and the Second Amendment to the Management Services Agreement, dated as of June 1, 2018.

“Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any change generally affecting the economy, markets or industry in which the Company or any of its Subsidiaries operates, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in any of the representations and warranties that is intended to address the consequences of the execution, delivery or performance of this Agreement or consummation of the Transactions), (d) the compliance with the express terms of this Agreement or the taking of any action expressly required by this Agreement, (e) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (f) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, including in connection with the United States 2020 presidential election, and (g) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause (g) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided that in the case of clauses (a), (b), (e) and (f) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which the Company or its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Sub” has the meaning specified in the preamble hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 4.08(a).

“Multiemployer Plan” has the meaning specified in Section 4.13(g).

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public

License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any Reciprocal License, in each case whether or not source code is available or included in such license.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Party” has the meaning specified in the preamble hereto.

“Pay-off Letters” has the meaning specified in Section 6.07.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 4.11.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, or (B) do not materially interfere with the present uses of such real property, (v) Liens that are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (viii) Liens securing any third-party Indebtedness of the Company and its Subsidiaries (including pursuant to the Credit Facility), and (ix) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, or by the Company in any of its privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 5.13.

“PIPE Investors” has the meaning specified in Section 5.13.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to Data Treatment or otherwise relating to privacy or security, including without limitation HIPAA, California Consumer Privacy Act (CCPA), General Data Protection Regulation (GDPR) (EU) 2016/679) and Payment Card Industry Data Security Standard (PCI-DSS), and any and all applicable Laws and guidelines relating to breach notification in connection with Personal Information.

“Privileged Communications” has the meaning specified in Section 11.17.

“Proxy Clearance Date” has the meaning specified in Section 8.02(a)(i).

“Proxy Statement” has the meaning specified in Section 8.02(a)(i).

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Requirements” has the meaning specified in Section 6.01.

“Registered Intellectual Property” has the meaning specified in Section 4.20(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Acquiror Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the Acquiror Organizational Documents and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the NASDAQ Proposal, the Equity Incentive Plan Proposal, the Employee Purchase Plan Proposal, and the Charter Proposal.

“Rollover Performance Period” means the period from and after the Closing until the fifth (5th) anniversary of the Closing Date.

“Rollover Performance Share Consideration” means 5,000,000 shares of Acquiror Class A Common Stock issued subject to the vesting and forfeiture conditions set forth in Section 3.04.

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Schedules” means the disclosure schedules of the Company and its Subsidiaries, or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Securities Liens” means restrictions on transfer under applicable federal or state securities Laws.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 8.02(b).

“Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Sponsor” means Conyers Park II Sponsor LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Stockholders Agreement” has the meaning specified in the Recitals hereto.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means (i) any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by Contract, or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Technical Deficiencies” has the meaning specified in Section 4.20(h).

“Termination Date” has the meaning specified in Section 10.01(c).

“Topco” has the meaning specified in the preamble hereto.

“Trade Controls” has the meaning specified in Section 4.26.

“Transaction Agreements” shall mean this Agreement, the Stockholders Agreement, the Sponsor Agreement, the Subscription Agreements, the Registration Rights Agreement, the Acquiror Charter, the Acquiror Bylaws, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.01(c).

“Transactions” means the transaction contemplated by this Agreement, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Waived 280G Benefits” has the meaning specified in Section 6.05.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein with respect to the Company or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. Eastern Time on September 7, 2020 to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i) References to “$” or “dollar” or “US$” shall be references to Untied States dollars.

(j) all references to “or” shall be construed in the inclusive sense of “and/or.”

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge, following reasonable inquiry of such Person’s direct reports, of, in the case of the Company, Tanya Domier, Brian G. Stevens, Jill Griffin, Bryce Robinson, Dean Kaye, Melissa Oesterreich and Meurig James.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or shares of Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock or the holders of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of Acquiror Common Stock pursuant to (i) the Subscription Agreements or (ii) the conversion of Acquiror Class B Common Stock into Acquiror Class A Common Stock.

ARTICLE II

THE MERGER

Section 2.01 The Merger.

(a) At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly owned subsidiary of Acquiror.

Section 2.02 Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit C attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Certificate of Merger, will be the effective time of and constitute the consummation of the Merger (the “Effective Time”).

Section 2.03 Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation.

Section 2.04 Governing Documents. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “ASI Intermediate Corp.”.

Section 2.05 Directors and Officers of the Surviving Corporation. Immediately after the Effective Time, the board of directors of the Surviving Corporation shall be the initial board of directors of Merger Sub immediately prior to the Effective Time and the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time.

Section 2.06 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the applicable directors, officers and members of the Company and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

MERGER CONSIDERATION; CLOSING

Section 3.01 Effect of Merger on Company Common Stock. On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a) All of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be automatically cancelled and extinguished and collectively converted into the right to receive the Closing Share Consideration, without interest, upon surrender by Topco of the stock certificates (in form and substance reasonably satisfactory to Acquiror) representing all such shares of Company Common Stock (each, a “Certificate”):

(b) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c) Each share of Company Common Stock held in the Company’s treasury immediately prior to the Effective Time (each, an “Excluded Share”) shall be automatically cancelled and extinguished, and no consideration shall be paid or payable with respect thereto.

Section 3.02 Closing. The closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.03 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, Merger Sub, the Company, the Surviving Corporation, and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if Acquiror, Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment to Topco hereunder is subject to deduction and/or withholding, then Acquiror shall (i) provide notice to Topco as soon as reasonably practicable after such determination, which notice shall include the anticipated amount of withholding and a description of the factual and legal basis therefor, and (ii) cooperate with Topco to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.04 Rollover Performance Share Consideration. The Rollover Performance Share Consideration shall be subject to the vesting and forfeiture conditions as set forth in this Section 3.04.

(a) The Rollover Performance Share Consideration shall automatically vest in full when the Acquiror Class A Common Stock Price equals or exceeds twelve dollars ($12.00) (such share price as adjusted pursuant to Section 3.04(b), the “Target Share Price”) for any period of twenty (20) trading days out of thirty (30) consecutive trading days during the Rollover Performance Period.

(b) If Acquiror shall at any time during the Rollover Performance Period pay any cash or in-kind dividend (other than any dividend in the form of additional shares of Acquiror Class A Common Stock, which dividend shall be governed by the immediately following sentence) on shares of Acquiror Class A Common Stock then the Target Share Price shall be deemed to have been reduced for all purposes of this Agreement by the amount of such cash dividend or the fair market value of the in-kind dividend, as applicable, paid with respect to each share of Acquiror Class A Common Stock. If Acquiror shall at any time during the Rollover Performance Period pay any dividend on shares of Acquiror Class A Common Stock by the issuance of additional shares of

Acquiror Class A Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Acquiror Class A Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Acquiror Class A Common Stock, then in each such case, (i) the Rollover Performance Share Consideration shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Acquiror Class A Common Stock (including any other shares so reclassified as Acquiror Class A Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Acquiror Class A Common Stock that were outstanding immediately prior to such event, and (ii) the Target Share Price shall be appropriately adjusted to provide to Topco the same economic effect as contemplated by this Agreement prior to such event.

(c) In the event that a Liquidity Event occurs during the Rollover Performance Period and the Liquidity Event Consideration in such Liquidity Event is greater than the Target Share Price, then the Rollover Performance Share Consideration shall automatically vest, and the Rollover Performance Share Consideration shall be deemed issued and outstanding pursuant to and as contemplated by Section 3.04(a) effective immediately prior to the consummation of such Liquidity Event and Topco shall be entitled to receive the corresponding Liquidity Event Consideration.

(d) Topco shall not have the right to vote the Rollover Performance Share Consideration unless and until Topco vests in the Rollover Performance Share Consideration. In the event that the Rollover Performance Share Consideration fails to vest during the Rollover Performance Period, the Rollover Performance Share Consideration shall automatically and without further action be cancelled and forfeited by Topco as of the last day of the Rollover Performance Period, and Topco shall have no further right or interest in or with respect to the Rollover Performance Share Consideration. Except for the right to vote and the treatment with respect to dividends which is addressed in Section 3.04(b), Topco shall have all of the rights of a stockholder with respect to the Rollover Performance Share Consideration, subject to the vesting and forfeiture conditions set forth herein.

(e) “Liquidity Event” means:

(i) The consummation of any merger, reorganization, or consolidation of Acquiror that results in any Person or group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor rule) (other than Topco or its equityholders) becoming the record or beneficial owner of more than fifty percent (50%) of the combined voting power of the voting securities of Acquiror or the Surviving Corporation;

(ii) The consummation of a sale or disposition by Acquiror of all or substantially all of Acquiror’s assets;

(iii) The stockholders of Acquiror approve a plan of complete liquidation or dissolution of Acquiror; or

(iv) The consummation of any transaction described in the foregoing clauses (i), (ii), or (iii) following which the voting securities of Acquiror outstanding immediately prior thereto are no longer traded on a national securities exchange or registered under Section 12(b) or (g) of the Exchange Act.

(f) “Liquidity Event Consideration” means the amount per share to be received by a holder of shares of Acquiror Class A Common Stock in connection with a Liquidity Event, with any non-cash consideration valued as determined by the value ascribed to such non-cash consideration in the definitive documents pursuant to which such Liquidity Event is to occur.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.01 Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror are (i) true, correct and complete (ii) in full force and effect, and (iii) have not been amended in any respect from the copies made available to Acquiror. The Company is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.02 Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (a) in each case (other than with respect to due organization and valid existence) as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) with respect to due organization and valid existence, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.03 Due Authorization. The Company and Topco have the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which they are a party and (subject to the approvals described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and the board of directors of Topco, and Topco in its capacity as sole shareholder of the Company has, by its execution and delivery hereof, delivered the Company Stockholder Approval, and no other corporate proceeding on the part of the Company or Topco is necessary to authorize this Agreement or any Transaction Agreements or the Company’s or Topco’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company and Topco) will be, duly and validly executed and delivered by the Company and Topco and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company and Topco, enforceable against the Company and Topco in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. The execution, delivery and performance by the Company and Topco of this Agreement and the Transaction Agreements to which they are a party and the consummation by the Company and Topco of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with the certificate of incorporation, bylaws or other organizational documents of the Company or, in any material respect, its Subsidiaries or the Limited Partnership Agreement of Topco, (b) subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or Topco or any of their respective assets or properties, (c) subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or any Permit of the Company or its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Company Impairment Effect.

Section 4.05 Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company or Topco with respect to the Company’s or Topco’s execution, delivery and performance of this Agreement and the Transaction Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger in accordance with the DGCL and (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Company Impairment Effect.

Section 4.06 Current Capitalization.

(a) The authorized capital stock of the Company consists of 1000 shares of Company Common Stock. As of the date hereof, there were outstanding 125 shares of Company Common Stock, each of which is owned, of record and beneficially, by Topco, free and clear of all Liens (other than Securities Liens) and have not been issued in violation of preemptive or similar rights. The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except for the shares of Company Common Stock owned by Topco, there are no Equity Securities of the Company authorized, reserved, issued or outstanding.

(b) There are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. The Company is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2019, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 4.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding Equity Securities in each Subsidiary of the Company are solely owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens) and have not been issued in violation of preemptive or similar rights. Except for Equity Securities owned by the Company or any wholly-owned Subsidiary of the Company, there are no Equity Securities of any Subsidiary of the Company authorized, reserved, issued or outstanding.

(b) There are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No any Subsidiary of the Company is a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c) Except for Equity Securities in any wholly owned Subsidiary of the Company, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person. No shares of capital stock are held in treasury by any Subsidiary of the Company.

Section 4.08 Financial Statements.

(a) Attached as Schedule 4.08 hereto are true, correct, accurate and complete copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2019, December 31, 2018 and December 31, 2017, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (b) the unaudited consolidated condensed balance sheet of the Company as at June 30, 2020 (the “Most Recent Balance Sheet”) and June 30, 2019 and the related unaudited consolidated condensed statements of income and comprehensive income, shareholders’ equity and cash flows for the six-month periods ended June 30, 2020 and June 30, 2019 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP during the periods involved (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments, in each case, the impact of which is not material) and were derived from, the books and records of the Company and its Subsidiaries.

(c) The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer. To the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s financial statements.

(d) The Company and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets. The Company and its Subsidiaries maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Company and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries, in each case, in all material respects.

(e) There is no (i) “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (iii) to the knowledge of the Company, fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company or its Subsidiaries.

Section 4.09 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the Most Recent Balance Sheet, (b) that have arisen since June 30, 2020 in the ordinary course of business of the Company and its Subsidiaries (none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law), (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses or (d) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10 Litigation and Proceedings. Since January 1, 2017, there has been no, pending or, to the knowledge of the Company, threatened in writing Actions by or against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or prevent or materially delay or materially impair the ability of the Company to consummate the Transaction (a “Company Impairment Effect”). There is no, and since January 1, 2017 there has been no, Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect.

Section 4.11 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect, the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all applicable Laws and Governmental Orders. The Company and its Subsidiaries hold, and since January 1, 2017 have held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business, except where the failure to so hold has not been, and would not be reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. From January 1, 2017, (a) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (b) to the knowledge of the Company, no assertion or Action of any violation of any Law, Governmental Order or Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each case of (a) and (b), except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened and no such investigations have been conducted by any Governmental Authority since January 1, 2017, in each case, other than those the outcome of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (xv) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than Company Benefit Plans (all such Contracts as described in clauses (i) through (xv), collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i) Each Contract that involves aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $20,000,000 or (y) to the Company or to any of its Subsidiaries of more than $20,000,000, in each case, in the calendar year ended December 31, 2019 or any subsequent calendar year;

(ii) Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $25,000,000;

(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries (a) since January 1, 2017, in each case, involving payments in excess of $20,000,000 and (b) pursuant to which there are any material ongoing obligations;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of $4,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v) Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between wholly owned Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $5,000,000 in the aggregate;

(vii) Each Contract not entered into in the ordinary course of business prohibiting or restricting in any respect the ability of the Company or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person that is material to the business of the Company and its Subsidiaries, taken as a whole;

(viii) Each license or other agreement under which the Company or any of its Subsidiaries (x) is a licensee with respect to any item of material Intellectual Property (excluding non-exclusive licenses in respect of click-wrap, shrink-wrap and commercially available “off-the-shelf software” with annual aggregate fees of less than $5,000,000) or (y) is a licensor or otherwise grants to a third party any rights to use any item of material Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business;

(ix) Each Contract for the development of material Intellectual Property by a third party for the benefit of the Company or any of its Subsidiaries, other than the Company’s standard form employee invention assignment agreements, copies of which (or the applicable form Contract) have been provided to Acquiror;

(x) Each collective bargaining agreement or other Contract with any labor union, labor organization or works council (each a “CBA”);

(xi) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xii) Each Contract that is for the employment or engagement of any Key Employees;

(xiii) any Contract with (x) any Affiliate of the Company (other than a Subsidiary of the Company) or (y) any Affiliate of either Topco or any equityholder of Topco (other than Contracts with portfolio companies (as such term is commonly understood) Affiliated with any equityholder of Topco entered into on arm’s length terms in the ordinary course of business);

(xiv) any Contract that is a currency or interest hedging arrangement; and

(xv) Any commitment to enter into agreement of the type described in clauses (i) through (xiv) of this Section 4.12(a).

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, each Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in breach of or default under any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (x) since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written claim or notice of breach of or default under any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (y) to the knowledge of the Company as of the date of this Agreement, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (in each case, with or without notice or lapse of time or both) and (z) no party to any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries.

Section 4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement a “Company Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” as defined in Section 3(37) of ERISA), and any stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA, which are contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, or other service provider of the Company or its Subsidiaries (the “Company Employees”) or under or with respect to which the Company or any of its Subsidiaries has any liability or obligation, contingent or otherwise.

(b) With respect to each material Company Benefit Plan, the Company has delivered or made available to Acquiror copies of (i) each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan, and (vi) any non-routine correspondence with any Governmental Authority.

(c) Except as would not reasonably be expected to be individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole:

(i) each Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and all applicable Laws, including ERISA and the Code and all contributions, premiums or other payments that are due with respect to any Company Benefit Plan have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the Company’s financial statements to the extent required by GAAP;

(ii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and (A) has received a favorable determination or opinion letter as to its qualification prior to the date of this Agreement or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification;

(iii) (A) no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (B) there do not exist any pending or, to the Company’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Benefit Plan, and (C) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan;

(iv) except as set forth on Schedule 4.13(c)(iv), neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired employees or owners or service providers of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code and neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code;

(v) (A) neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, or otherwise has any current or contingent liability or obligation under or with respect to (1) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (2) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (3) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (4) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (B) no circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of its Subsidiaries to pay money on account of any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company and (C) neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person;

(vi) other than as set forth in the Limited Partnership Agreement of Topco, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (A) result in the acceleration, funding, vesting or creation of any rights of any current or former director, officer, employee, consultant or other service provider of the Company or its Subsidiaries to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan or otherwise (B) result in the payment to any current or former employee, officer, director, consultant or other service provider of the Company or its Subsidiaries of any severance pay or money or other property, or any increase in severance pay upon any termination of employment or service;

(vii) (A) no amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, director, shareholder, consultant or other service provider of the Company, any of its Subsidiaries or their Affiliates who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) and (B) neither the Company nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise;

(viii) (A) each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005 or its inception (whichever is later), and all applicable regulations and notices issued thereunder and (B) no Company Benefit Plan or award thereunder provides to any “service provider” (within the meaning of Section 409A of the Code) of the Company or its Subsidiaries any compensation or benefits which has subjected or could reasonably be expected in the future to subject such service provider to gross income inclusion or additional Tax pursuant to Section 409A(a)(1) of the Code; and

(ix) without limiting the generality of Sections 4.13(a) through Section 4.13(c) above, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): (A) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (B) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (C) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any unfunded or underfunded liabilities.

Section 4.14 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is party to or bound by any CBA or arrangements with a labor union, works council or labor organization. To the knowledge of the Company, no employees are represented by any labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, there are no activities or proceedings of any labor union, works council or labor organization to organize any of the Company Employees and there is no, and since

January 1, 2017 has been no, labor dispute, labor grievance, labor arbitrations, unfair labor practice or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, or work stoppage against or affecting the Company or any of its Subsidiaries, in each case, pending or threatened.

(b) Since January 1, 2017, neither the Company nor any of its Subsidiaries has implemented any plant closings, employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that (i) triggered notice or pay obligations under the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws (“WARN Act”), and which remain unsatisfied, or (ii) are reasonably expected to trigger such notice or pay obligations, in each case, except as would not reasonably be expected to be, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(c) Except as has not been and would not reasonably expected to be, individually or in the aggregate, a material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance and since January 1, 2017 has been in compliance with all applicable Laws regarding labor, employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination or retaliation, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance.

(d) Except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in (i) any payments including wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to any current or former directors, officers, employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such payments.

(e) To the knowledge of the Company, no Key Employee is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries, in each case, except as has not been and would not reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.

(f) The Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware against any Key Employee during the past five (5) years. With respect to each such allegation with potential merit, the Company or its Subsidiaries has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liabilities with respect to any such allegations and is not aware of any allegations relating to Key Employees of the Company and its Subsidiaries, that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

(g) As of the date hereof, the Company has no knowledge that any Key Employee has provided written notice of an intention to terminate his or her employment prior to the one (1) year anniversary of the Closing.

Section 4.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the date of the Most Recent Balance Sheet neither the Company nor any of its Subsidiaries have incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business.

(c) Each of the Company and its Subsidiaries has (i) withheld and deducted all amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened,. No written claim has been made, since January 1, 2017, by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2017.

(f) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (C) installment sale or open transaction disposition made prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (E) prepaid amount or deferred revenue received prior to the Closing; or (F) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income tax law). Neither the Company nor its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Liens for Taxes not yet due and payable.

(i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than an affiliated, combined, consolidated, unitary or other group consisting solely of one or more of the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, by Contract or by applicable of Law (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that, would reasonably be expected to prevent the Merger, taken together, from constituting a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

Section 4.16 Insurance. Schedule 4.16 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.16, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.17 Permits. Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries, (i) hold all Permits; and (ii) are in compliance with the terms of all Permits necessary for the ownership and operation of their businesses. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there is no pending or, to the knowledge of the Company, threatened (orally or in writing) legal proceeding with any Governmental Authority having jurisdiction or authority over the operations of the Company or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit.

Section 4.18 Machinery, Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

Section 4.19 Real Property.

(a) Schedule 4.19(a) sets forth the address of each Owned Real Property. With respect to each Owned Real Property and except as would be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole: (A) the Company or its Subsidiary (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens; (B) except as set forth on Schedule 4.19(a), the Company or its Subsidiary (as the case may be) has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b) The Company has made available to Acquiror true, correct and complete copies of the material Contracts pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, and there are no material disputes with respect to any material Lease, in each case, subject only to Permitted Liens. With respect to each Lease and except as would be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to Acquiror, (iii) neither the Company nor one of its Subsidiaries has received or given any written notice of default or breach under any of the Leases and to the knowledge of the Company, neither the Company nor its Subsidiaries has received oral notice of any default or breach that has not been cured; and (iv) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by the Company or one of its Subsidiaries, or, to the Company’s knowledge, the other party thereto.

(c) Neither the Company nor any of its Subsidiaries is in material default or material violation of, or not in material compliance with, any legal requirements applicable to its occupancy of the Leased Real Property.

Section 4.20 Intellectual Property and IT Security.

(a) Schedule 4.20(a) lists (i) all Owned Intellectual Property for which applications are pending or registrations or issuances have been obtained and remain in effect, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”), and (ii) all Company Software. Each item of Registered Intellectual Property is subsisting, valid, and to the knowledge of the Company and its Subsidiaries, enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, in each case by the applicable due date or prior to the end of any applicable grace period, for the purposes of maintaining the Registered Intellectual Property in full force and effect. The Company and/or one or more of its Subsidiaries (i) solely and exclusively own all Owned Intellectual Property and (ii) have the valid right to use all Intellectual Property used in and material to the operation of the business of the Company and its Subsidiaries, as presently conducted (“Licensed Intellectual Property”). The Company Intellectual Property constitutes all of the Intellectual Property used in or material to the Company’s and its Subsidiaries’ conduct of the business as currently conducted, free and clear of all Liens, other than Permitted Liens.

(b) The conduct and operation of the business of the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person during the past three (3) years in any material respects. (ii) to the knowledge of the Company and its Subsidiaries, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property and (iii) the Company and its Subsidiaries have not received from any Person any unresolved written notice during the past three (3) years that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person.

(c) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain (i) the ownership of material Owned Intellectual Property and the confidentiality of any material trade secrets included in the Company Intellectual Property (including, through valid and enforceable written agreements (subject to the Enforceability Exceptions) with each of their respective former and current employees, consultants and independent contractors or other Persons that have created or developed any material Company Intellectual Property or Company Software, pursuant to which such Person presently assigned to the Company or one of its Subsidiaries all of such Person’s rights, title and interest in and to such Intellectual Property and (ii) the security, continuous operation and integrity of the IT Systems, the confidentiality of the source code of any Company Software, and the security of all data stored in the IT Systems or Company Software. No Company Software incorporates or is derived from any Open Source Software used or distributed in a manner which would trigger any requirement under the applicable license for such Open Source Software to disclose any source code of the Company Software, distribute such Company software at no or minimal charge, or permit the redistribution or creation of derivative works or of such Company Software by any licensee. Except for consultants and other independent contractors engaged by the Company or any of its Subsidiaries under written confidentiality agreements, no other third-party possesses (or has any right to access or have disclosed, whether present, contingent or otherwise) any source code to the Company Software.

(d) The Company and its Subsidiaries own or have a valid right to access and use all material IT Systems used by them in connection with the business as currently conducted. The Company and its Subsidiaries have back-up and disaster recovery arrangements, procedures and facilities for the continued operation of its businesses in the event of a failure of the IT Systems that are, in the reasonable determination of the Company and its Subsidiaries, commercially reasonable and in accordance with standard industry practice. In the last twelve (12) months, there has not been any material failure with respect to any of the IT Systems that has not been remedied or replaced in all material respects. To the knowledge of the Company, the Company Software and IT Systems are free of any malicious Software including viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants (“Malware”) or material vulnerabilities, which may be used to gain access to, alter, delete, destroy or disable any of the IT Systems or Company Software.

(e) The conduct of the business and the Company and its Subsidiaries has at all times complied in all material respects with (i) all applicable Privacy Laws, (ii) all of the Company’s policies and notices regarding Personal Information, Company Data, Data Treatment or the IT Systems, and (iii) all of the Company’s contractual obligations with respect to Personal Information, Company Data, Data Treatment or the IT Systems (collectively, the “Data Security Requirements”). The Company and its Subsidiaries have in place commercially reasonable policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. None of the Company’s or its Subsidiaries’ privacy policies or notices contain any material omissions or are misleading or deceptive in any material respect. The Company and its Subsidiaries have in place reasonable and appropriate technical and organizational safeguards to protect Personal Information, Company Data and confidential data against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. Except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, there have been no actual or alleged breaches, security incidents, misuse of or unauthorized access to the IT Systems, which has resulted in the unauthorized acquisition, destruction, damage, loss, corruption, alteration, use or disclosure of any Company Data or any Personal Information collected, used or processed by or on behalf of the Company or its Subsidiaries. The Company and its Subsidiaries have not received any notices of any claims of, or investigations or inquiries related to, or been charged with, the violation of, any Data Security Requirements. To the Company’s and its Subsidiaries’ knowledge, there are no facts or circumstances that could reasonably form the basis of any such notice or claim.

(f) The Company has all rights in and to the Company Software Data necessary for the operation of the business of the Company and its Subsidiaries as currently conducted, including, to the extent applicable, the rights to publish, reproduce, distribute, license, sell and create derivative works of the Company Software Data.

(g) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in: (i) the loss or impairment of Acquiror’s right to own or use any of the material Company Intellectual Property; (ii) any material liabilities in connection with any Data Security Requirements; or (iii) the payment of any additional material consideration for Acquiror’s right to own or use any of the Company Intellectual Property. The material Company Intellectual Property shall be available for use by the Company and its Subsidiaries immediately after the Closing Date on terms and conditions that are identical in all material respects to those under which the business and the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Closing Date.

Section 4.21 Environmental Matters.

(a) The Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all Environmental Laws, which includes and has included holding and complying in all material respects with all material Permits required under Environmental Laws.

(b) There are no Actions or notices of violation pending against or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging, and the Company and its Subsidiaries have not received any written notice, report or other information regarding, any material violations of or material liability under any Environmental Law or any material violations or material liability concerning any Hazardous Materials, nor, to the knowledge of the Company, is there any basis for any such claims or notices

(c) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Person, pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K 6 et seq., and the regulations promulgated pursuant thereto, N.J.A.C. 7:26B 1.1 et seq., as amended, or the Connecticut Transfer Act, Conn. Gen. Stat. § 22a-134 et seq., and none of the Company’s currently owned or leased property located in New Jersey or Connecticut qualify as “establishments” pursuant to such laws and regulations.

(d) Neither the Company nor any of its Subsidiaries (or any other Person to the extent giving rise to liability for the Company or any of its Subsidiaries) has manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, or owned or operated any property or facility which is or has been contaminated by, any Hazardous Materials, in each so as to give rise to any material liability (contingent or otherwise) to the Company and its Subsidiaries, taken as a whole, under any Environmental Laws.

(e) The Company and its Subsidiaries have furnished to Acquiror all environmental audits, reports, and other documents materially bearing on environmental, health or safety liabilities relating to the Company’s and its Subsidiaries’ past or current operations, properties or facilities which are in their possession or under their reasonable control.

Section 4.22 Absence of Changes.(a) Since June 30, 2020, through and including the date of this Agreement, no Material Adverse Effect has occurred.

(b) Since June 30, 2020, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(c) Since June 30, 2020, through and including the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 6.01.

Section 4.23 Brokers’ Fees. Other than as set forth on Schedule 4.23, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 4.24 Related Party Transactions.

(a) Except (x) for the Contracts set forth on Schedule 4.24, (y) for Contracts with portfolio companies (as such term is commonly understood) Affiliated with any equityholder of Topco entered into on arm’s length terms in the ordinary course of business, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company or Topco or, to the Company’s knowledge, (a) any Affiliate of any of the foregoing or (b) Green Equity Investors VI, L.P., CVC ASM Holdco, L.P. or BC Eagle Holdings, L.P., or any Affiliate of any of the foregoing, on the other hand, except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (ii) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (i) and this clause (ii) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (iii) amounts paid pursuant to Company Benefit Plans.

(b) Schedule 4.24(b) sets forth a true and complete listing of all fees payable by the Company or any of its Subsidiaries during the Interim Period or on, or as a result of, Closing, pursuant to the Management Agreement (or any replacement or similar Contract).

Section 4.25 Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Proxy Statement (a) that is modified in any material respect by Acquiror or any of its Affiliates or Representatives without the Company’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Acquiror or any of its Affiliates specifically for inclusion in the Proxy Statement which is misleading by virtue of such reliance and conformity.

Section 4.26 International Trade; Anti-Corruption.

(a) Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”). In the last five years, neither the Company nor any of its Subsidiaries has exported or reexported any EAR- or ITAR-controlled products, services, technology or data except pursuant to valid licenses, approvals or license exceptions and otherwise in accordance with applicable Law.

(b) Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has in the last five years been the subject of any claim or allegation that such Person has potentially made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws.

(c) In the past five years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. The Company and its Subsidiaries have maintained and enforced policies, procedures and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls.

(d) Neither the Company nor any of its Subsidiaries is a “TID U.S. business,” as such term is defined at 31 C.F.R. § 800.248.

Section 4.27 Financing. The Company has delivered to Acquiror true, correct and complete copies of the Commitment Letters. The Commitment Letters are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Company. The Commitment Letters are legal, valid and binding obligations of the Company and, to the knowledge of the Company, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Commitment Letters violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company under any material term or condition of the Commitment Letters.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors”, “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each Acquiror Party represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. Each of Acquiror and Merger Sub is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except (other than with respect to Acquiror’s and Merger Sub’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror or Merger Sub to consummate the Transactions (a “Acquiror Impairment Effect”). The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Acquiror Impairment Effect.

Section 5.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Acquiror

Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror’s stockholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the assets held in the Trust Account (less any deferred underwriting discounts and commissions and taxes payable on interest earned on the Trust Account) as of the date hereof, (iii) approved the Transactions as a Business Combination and (iii) resolved to recommend to Acquiror’s stockholders approval of each of the Acquiror Stockholder Matters.

Section 5.03 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby and thereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party or by which any of its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Impairment Effect.

Section 5.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, which, if determined adversely, could, individually or in the aggregate, have an Acquiror Impairment Effect. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which would, individually or in the aggregate, reasonably be expected to have an Acquiror Impairment Effect. The business of each of the Acquiror Parties has been conducted in all material respects in accordance with all applicable Laws. No Acquiror Party has received any written notice of any violation of Law.

Section 5.05 Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery and performance of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for (i) applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger and the Acquiror Charter in accordance with the DGCL, (iii) the filing with the SEC of (A) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (iv) such filings with and approval of NASDAQ to permit the Acquiror Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on the NASDAQ, (v) the Acquiror Stockholder Approval or (vi) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Impairment Effect.

Section 5.06 Trust Account.

(a) As of the date hereof, there is at least $450,000,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated July 22, 2019, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated July 17, 2019. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no Actions pending with respect to the Trust Account. Since July 17, 2019, Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Stockholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. As of the date hereof, Acquiror does not have, or have any Contract requiring it to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.07 Brokers’ Fees. Other than as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsors.

Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished by with the SEC subsequent to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Proxy Statement, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acqurior has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains books and records of the Acquiror and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.

(d) There is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

(e) To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Impairment Effect. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Acquiror owns all of the issued and outstanding shares of Equity Securities of Merger Sub.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) or as set forth on Schedule 5.09(c), no Acquiror Party is and at no time has been, party to any Contract with any other Person that would require payments by any Acquiror Party in excess of $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and Contracts set forth on Schedule 5.09(c)).

(d) There is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of June 30, 2020 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of June 30, 2020 in the ordinary course of the operation of business of Acquiror, (iii) incurred in connection with or contemplated by this Agreement and/or the Transactions or (iv) that would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.10 Tax.

(a) All material Tax Returns required by Law to be filed by Acquiror or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Acquiror and its Subsidiaries have been paid, and since the date of the most recent balance sheet of the Acquiror neither the Acquiror nor any of its Subsidiaries have incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business.

(c) Each of Acquiror and its Subsidiaries has (i) withheld and deducted all amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements;

(d) Neither the Acquiror nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes,. Neither the Acquiror nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Acquiror, no such claims have been threatened. No written claim has been made, since January 1, 2017, by any Governmental Authority in a jurisdiction where the Acquiror or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Acquiror or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) Neither the Acquiror nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2017.

(f) Neither Acquiror nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) Neither the Acquiror nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (C) installment sale or open transaction disposition made prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (E) prepaid amount or deferred revenue received prior to the Closing; or (F) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income tax law). Neither the Acquiror nor its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h) There are no Liens with respect to Taxes on any of the assets of the Acquiror or its Subsidiaries, other than Liens for Taxes not yet due and payable.

(i) Neither the Acquiror nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than an affiliated, combined, consolidated, unitary or other group consisting solely of one or more of the Acquiror and its Subsidiaries). Neither the Acquiror nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Acqurior or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, by Contract or by application of Law (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(j) Neither the Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than the Acquiror or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) The Acqurior has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that, would reasonably be expected to prevent the Merger, taken together, from constituting a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

Section 5.11 Capitalization.

(a) As of the date of this Agreement and without taking into effect the PIPE Investment, the authorized capital stock of Acquiror consists of 551,000,000 shares of capital stock, including (i) 500,000,000 shares of Acquiror Class A Common Stock, (ii) 50,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”) of which (A) 45,000,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 11,250,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, Acquiror has duly authorized and validly issued 18,583,333 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b) Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, or as set forth in Section 5.11(a), as of the date hereof, there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c) Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 5.12 NASDAQ Stock Market Listing. The issued and outstanding units of Acquiror, each such unit comprised of one share of Acquiror Class A Common Stock and one-fourth of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “CPAAU”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “CPAA”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “CPAAW”. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NASDAQ or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the NASDAQ or the SEC.

Section 5.13 PIPE Investment. Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of not less than $700,000,000 (the “PIPE Investment Amount”). To the knowledge of Acquiror, with respect to each PIPE Investor, as of the date of this Agreement, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. The Subscription Agreements provide that the Company is a third party beneficiary thereof and is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein. No representation or warranty pursuant to this Section 5.13 is given with respect to the Subscription Agreement between Acquiror and Green Equity Investors VI, L.P., Green Equity Investors Side VI, L.P., CVC ASM Holdco, L.P., BC Eagle Holdings, L.P., Sponsor or JCP ASM Holdco, L.P., respectively. No fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 5.14 Related Party Transactions. Except as described in the SEC Reports, there are no transactions, Contracts, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party.

Section 5.15 Proxy Statement. None of the information relating to the Acquiror Parties supplied or to be supplied by any Acquiror Party, or by any other Person acting on behalf of any Acquiror Party, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement (a) that is modified in any material respect by the Company or any of its Subsidiaries or Representatives without the Acquiror’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of the Company or any of its Subsidiaries specifically for inclusion in the Proxy Statement which is misleading by virtue of such reliance and conformity.

Section 5.16 Sponsor Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.

Section 5.17 Investment Company Act. Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement, as set forth on Schedule 6.01, as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), pursuant to any COVID-19 Response Measures or as required by applicable Law (including any COVID-19 Measures), (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries and (iii) use commercially reasonable efforts to keep available the services of their present officers. Without limiting the generality of the foregoing, except as required by this Agreement, as set forth on Schedule 6.01, as consented to by Acquiror in writing (such consent, other than in the case of Section 6.01(a), Section 6.01(b), Section 6.01(d), Section 6.01(t), Section 6.01(w) or Section 6.01(y) (to the extent related to the foregoing), not to be unreasonably conditioned, withheld or delayed), pursuant to any COVID-19 Response Measures or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company, and other than any dividends or distributions required under the organizational documents of any joint venture of any Subsidiaries of the Company;

(c) except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under, terminate or fail to renew, any Contract of a type required to be listed on Schedule 4.12(a) (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 4.12(a)), any Lease or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound;

(d) (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than Permitted Liens on Equity Securities of the Company’s Subsidiaries) on, any Equity Securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or its Subsidiaries;

(e) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including Intellectual Property), other than the sale of goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete, in each such case, in the ordinary course of business;

(f) (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries or (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $5,000,000 or (B) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

(g) except as otherwise required by Law or the terms of any existing Company Benefit Plans set forth on Schedule 4.13(a) as in effect on the date hereof, (i) increase or decrease the compensation or benefits of any current or former Key Employee, (ii) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, transaction bonus, equity or equity-based, retention or termination payment or arrangement to any Company Employee, (iii) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination of existing officers (other than for cause), (iv) hire, engage, terminate (without cause), furlough, or temporarily layoff any Company Employee or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any Company Employee with annual compensation of less than $500,000, (v) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any Company Employees or (v) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

(h) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor with respect to any Key Employee;

(i) implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that would trigger the WARN Act;

(j) (i) negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries, in each case of (i) and (ii), in respect of employees located in the United States or, where not prohibited by Law, employees located outside of the United States;

(k) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than in the ordinary course of business;

(l) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $50,000 individually or $250,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business and (D) advances to wholly-owned Subsidiaries of the Company;

(m) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company any of its Subsidiaries;

(n) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(o) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(p) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);

(q) make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, file any material amended Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, in each case, if such action would be reasonably expected to materially increase the present or future Tax liability of Acquiror, the Company or any of its Subsidiaries;

(r) (i) other than under and in accordance with the Credit Facility (excluding any “Incremental Facilities” thereunder), incur, create or assume any Indebtedness for borrowed money in excess of $20,000,000, (ii) modify, in any material respect, the terms of any Indebtedness or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness;

(s) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(t) enter into any Contract or amend in any material respect any existing Contract with TopCo, or any Person that is, to the knowledge of the Company, an Affiliate of Topco, an Affiliate of any equityholder of Topco, or an Affiliate of the Company or its Subsidiaries (excluding (i) ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company or its Subsidiaries in their capacity as an officer or director and (ii) Contracts with portfolio companies (as such term is commonly understood) Affiliated with any equityholder of Topco entered into on arm’s length terms in the ordinary course of business);

(u) other than in the ordinary course of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business or enter into any new line of business;

(v) make any capital expenditures that in the aggregate exceed $10,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to Acquiror;

(w) accelerate any annual or other bonuses ahead of the date on which such bonuses would have been paid in the ordinary course of business for fiscal year 2020;

(x) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(y) enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(a) through (x).

Notwithstanding the foregoing, if the condition set forth in Section 9.01(f) is satisfied, the Company and Acquiror shall be entitled to utilize Company Available Cash and the amounts contemplated in clauses (iii) and (iv) of the definition of Available Closing Acquiror Cash, subject to the limitations therein, to the extent required and only to such extent, to satisfy (i) any exercise of rights in connection with the Acquiror Stockholder Redemption (“Redemption Requirements”) and/or (ii) any portion of the PIPE Investment Amount that fails to be funded at the Closing (and the parties will reasonably cooperate with each other in connection therewith). Any other use of resources of the Company Group with respect to Acquiror indebtedness (other than as set forth in Section 8.07) or equity instruments or securities (x) to support Redemption Requirements or (y) to otherwise satisfy the conditions to Closing will be made only with the mutual agreement of the Company and Acquiror.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions. Any request pursuant to this Section 6.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 6.03 No Claim Against the Trust Account. The Company and Topco each acknowledges that it has read Acquiror’s final prospectus, dated July 15, 2019 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company and Topco further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by July 15, 2021 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, and notwithstanding anything to the contrary in this Agreement, each of the Company and Topco (on behalf of itself and their respective Affiliates, Representatives and equityholders) hereby irrevocably waives any past, present or future right, title, interest or claim (whether based on contract, tort, equity or any other theory of legal liability) of any kind against, and irrevocably waives any right to access, the Trust Account, the Trustee and Acquiror, or to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.03 shall survive the termination of this Agreement for any reason. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s or Topco’s right to pursue a claim against Acquiror for legal relief against assets of Acquiror held outside the Trust Account (including any assets that have been purchased or acquired with any funds that have been released from the Trust Account) or pursuant to Section 11.13 for specific performance or other injunctive relief.

Section 6.04 Proxy Statement.

(a) As promptly as reasonably practicable, the Company shall deliver to Acquiror (i) the Financial Statements and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of comprehensive (loss) income, stockholder’s equity and cash flows of the Company and its Subsidiaries as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of comprehensive (loss) income, stockholder’s equity and cash flows of the Company and its Subsidiaries as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Proxy Statement (i) will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the date thereof, and the results of its operations, stockholder’s equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The Company shall be available to, and the Company and its Subsidiaries shall use its reasonable best efforts to make their officers and employees available to, in each case, upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement and (ii) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement is mailed to Acquiror’s stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is or becomes known by the Company, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.05 Code Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) no later than six (6) days prior to the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Acquiror. No later than seven (7) days prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the vote described in this Section 6.05 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

Section 6.06 FIRPTA. At the Closing, the Company shall deliver to Acquiror (A) a duly completed and executed certificate dated as of the Closing Date conforming to the requirements of Section 1.897- 2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (ii) written authorization for Acquiror deliver to the IRS the notification required under Section 1.897-2(h)(2) of the Treasury Regulations on behalf of the Company and (B) a duly completed and executed valid IRS Form W-9 from Topco.

Section 6.07 Pay-Off Letter. The Company shall obtain and provide to Acquiror a fully executed copy of customary pay-off letter(s) relating to the Indebtedness outstanding under the Credit Facility (which pay-off letter(s) shall contain a customary statement that all Indebtedness outstanding under the Credit Facility and all related instruments evidencing such Indebtedness shall be terminated and all Liens and guarantees in connection therewith securing such Indebtedness shall be released and terminated) (the “Pay-off Letters”) at least two (2) Business Days prior to Closing.

Section 6.08 Termination of Related-Party Arrangements. Except for those Contracts set forth on Schedule 6.08, on or prior to the Closing, the Company shall, and Topco shall cause the Company and its Subsidiaries to, terminate, with no further liability thereunder and without any cost or liability or other obligation to the Company and its Subsidiaries, all Contracts set forth (or required to be set forth) on Schedule 4.24 (including the Management Agreement), provided, that the specific sections of the Management Agreement set forth on Schedule 6.08 that by their terms survive any termination thereof, solely to the extent that they relate to indemnification or expense reimbursement for the period prior to the date of this Agreement, shall survive such termination in accordance with their terms.

Section 6.09 Company Transaction Expenses. Topco and the Company shall cause the aggregate amount of Company Transaction Expenses to not exceed, collectively, the amount set forth in Schedule 6.10.

Section 6.10 R&W Insurance. Acquiror shall use commercially reasonable efforts to, prior to the Closing, obtain a buyer-side representations and warranties insurance policy with respect to the representations and warranties of the Company, in the name of and for the benefit of Acquiror (the “R&W Policy”), or terms and conditions of such policy reasonably satisfactory to the Company. The Company and Topco will provide to Acquiror, during the Interim Period, all assistance as is reasonably required so as to permit the issuance of such R&W Policy at or prior to the Closing, including the execution of such no-claims declarations as is reasonably necessary in connection with the issuance of such R&W Policy; provided, that, (i) any such no-claims declaration given by an officer of the Company shall only be required to be given in such individuals’, capacity as an officer of the Company, and not in any individual capacity, (ii) neither Topco nor the equityholders of Topco will be required to execute any such no-claims declaration (excluding any such no-claims declaration given by an equityholder of Topco, who is also an officer of the Company, in accordance with the foregoing clause (i)), and (iii) Acquiror will use reasonable best efforts to avoid the requirement and execution of any no-claims declaration. The R&W Policy shall include a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any rights of or via subrogation, contribution, or otherwise against Topco or any of its equityholders or any of their respective Affiliates with respect to any claim made by any insured thereunder (except against such Person to the extent a claim is paid by the insurer under the R&W Insurance as a direct result of such Person’s Fraud). The Policy shall expressly provide that such Persons are intended third party beneficiaries of the foregoing provision, with the right to enforce it. No insured under the R&W Policy shall waive, amend, modify or otherwise revise such subrogation provision, or allow such provision to be waived, amended, modified, or otherwise revised.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Acquiror shall cause the Surviving Corporation to indemnify and hold harmless each present and former director, manager and officer of the Company and each of its

Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Corporation and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Effective Time, Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 250% of the annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2019; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Corporation and the Surviving Corporation and all successors and assigns of Acquiror, the Surviving Corporation and the Surviving Corporation. In the event that Acquiror, the Surviving Corporation or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, the Surviving Corporation or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

Section 7.02 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), Acquiror shall not and shall not permit Merger Sub to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror; (B) split, combine or reclassify any Equity Securities of Acquiror; or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror;

(iii) make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, file any material amended Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, in each case, if such action would be reasonably expected to materially increase the present or future Tax liability of Acquiror, the Company or any of its Subsidiaries;

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $500,000; provided, that this Section 7.02(a)(v) will not apply with respect to any Transaction Litigation;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than the Debt Financing;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (x) the issuance of Acquiror Class A Common Stock in exchange for Acquiror Class B Common Stock, (y) issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (z) issuance of Acquiror Class A Common Stock at not less than $10 per share in connection with the transactions contemplated by the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b) Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of any Acquiror Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Acquiror Party from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses or liabilities or from otherwise distributing or paying over any funds held by Acquiror outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

(c) During the Interim Period, Acquiror shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts, to comply with, and continue performing under, as applicable, material Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.03 PIPE Investment. Except with the prior written consent of the Company, and without limiting the Company’s right to enforce the applicable Subscription Agreement, no Acquiror Party shall permit any material amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner adverse to the Company. Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription

Agreements and to use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) confer with the Company regarding timing for delivery of the Closing Notice (as defined in the Subscription Agreements), and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (C) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.

Section 7.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 7.05 Section 16 Matters. Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.06 Post-Closing Directors and Officers. Acquiror shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time the individuals listed on Schedule 7.06 shall comprise the board of directors of Acquiror.

Section 7.07 Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the stockholders of Acquiror, adopt, a management incentive equity plan, in substantially the form attached hereto as Exhibit E (the “Incentive Equity Plan”).

Section 7.08 Acquiror Bylaws and Charter. At the Effective Time (subject to approval by the stockholders of Acquiror of the same), Acquiror shall adopt the Acquiror Charter and the Acquiror Bylaws.

Section 7.09 Acquiror NASDAQ Listing. From the date hereof through the Closing, Acquiror shall use its commercially reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of

Acquiror Class A Common Stock and Acquiror Warrants (but, in the case of Acquiror Warrants, only to the extent issued as of the date hereof) to be listed on, the NASDAQ.

Section 7.10 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

ARTICLE VIII

JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreement). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any consents of any Governmental Authorities or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within ten (10) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Acquiror shall promptly inform the Company of any communication between any Acquiror Party, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform Acquiror of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions or by the Ancillary Documents, except with the prior written consent of Acquiror and the Company. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.01 or any other provision of this Agreement obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of the Company of its Subsidiaries or any entity or asset of such Party or any of its Affiliates or any other Person or (ii) terminate, amend or assign any existing relationships and contractual rights or obligations. No Party shall agree to any of the measures in the foregoing sentence with respect to any other Party or any of its Affiliates, except with Acquiror’s and the Company’s prior written consent. During the Interim Period, the Acquiror Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Acquiror Party) or Acquiror (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(b) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall Acquiror, Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

(c) During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of the Company, any Company Subsidiary or any of their respective Representatives (in their capacity as a representative of an Acquiror Party). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, Acquiror and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall Acquiror, on the one hand, or the Company, on the other hand, settle or compromise any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

(d) For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, nothing herein (including this Section 8.01) shall require the Company or its Subsidiaries to, or to use efforts to, cause, or attempt to cause, any purchase of any Accordion Shares pursuant to the terms of any Subscription Agreement of any equityholder of Topco (or any Affiliate of such equityholder) or Sponsor which is a PIPE Investor, which shall be exercisable in the sole discretion of such PIPE Investor or Sponsor (respectively).

Section 8.02 Proxy Statement; Special Meeting.

(a) Proxy Statement.

(i) As promptly as reasonably practicable following the execution and delivery of this Agreement, Acquiror shall, in accordance with this Section 8.02(a), and the Company will assist Acquiror, and provide to Acquiror all information regarding the Company, its Affiliates and its business that is necessary therefor, to prepare and file with the SEC, in preliminary form, a proxy statement in connection with the Transactions (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Acquiror in advance of the Special Meeting, for the purpose of, among other things: (A) providing Acquiror’s stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock by tendering such shares for redemption not later than two (2) Business Days prior to the originally scheduled date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of the Acquiror Stockholder Matters. Without the prior written consent of the Company, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror’s stockholders at the Special Meeting, as adjourned or postponed. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Acquiror shall (I) file the definitive Proxy Statement with the SEC, (II) cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Acquiror in accordance with Section 8.02(b), as promptly as practicable (but in no event less than five (5) Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”) and (III) promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(ii) Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) any request by the SEC for amendment of the Proxy Statement; (F) any comments from the SEC relating to the Proxy Statement and responses thereto; and (G) requests by the SEC for additional information. Acquiror shall use its reasonable best efforts to respond to any SEC comments on the Proxy Statement as promptly as practicable (and in any event within 10 Business Days following receipt by Acquiror of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments) and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(iii) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Proxy Statement containing such information. The Company will provide to Acquiror all information regarding the Company, its Affiliates and its business that is necessary for any filing contemplated by the immediately preceding sentence. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Acquiror of such information, event or circumstance and provide to Acquiror all information necessary to correct any such deficiencies.

(iv) Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by Acquiror for inclusion in the Proxy Statement.

(b) Special Meeting.

(i) Acquiror will use its reasonable best efforts to take, in accordance with applicable Law, NASDAQ rules and its Organizational Documents, all action necessary to duly convene and hold a meeting of its shareholders (the “Special Meeting”) as promptly as reasonably practicable after the

Proxy Clearance Date (and will commence the mailing of the Proxy to the Acquiror Stockholders as promptly as practicable after the Proxy Clearance Date), to (i) consider and vote upon the approval of the Acquiror Stockholder Matters and to cause such vote to be taken and (ii) provide Acquiror Stockholders with the opportunity to elect to effect a Acquiror Share Redemption. Acquiror may only elect to postpone or adjourn such meeting if (x) a postponement or adjournment is required by Law, (y) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy) there are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) and voting to approve the Acquiror Stockholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting or (z) Acquiror determines the payments for the Acquiror Share Redemption could reasonably be expected to cause the conditions in Section 9.01(f) to not be satisfied at the Closing; provided, that any adjournment or postponement by Acquiror pursuant to the foregoing clauses (y) or (z) shall require the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed). Acquiror shall, following the Proxy Clearance Date, use its reasonable best efforts to solicit from its stockholders proxies in favor of the Acquiror Stockholder Matters and in the Proxy Statement the Acquiror Board Recommendation.

(ii) Notwithstanding the obligations in Section 8.02(b)(i), at any time prior to obtaining approval of the Acquiror Stockholder Proposals, solely in response to an Acquiror Intervening Event, the Acquiror Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Acquiror Board Recommendation (any such action, a “Change in Recommendation”) if the Acquiror Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Acquiror Intervening Event, a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law and following such Change in Recommendation the obligation to solicit proxies in favor of the Acquiror Stockholder Proposals shall terminate; provided further, that (subject to Section 8.02(b)(iii)) the Acquiror Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (A) Acquiror delivers to the Company a written notice (an “Acquiror Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred, and (B) at or after 5:00 p.m., Eastern Time, on the fourth (4th) day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fourth (4th) day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional three (3) day (instead of four day) period from the date of such notice), the “Acquiror Intervening Event Notice Period”), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make an Acquiror Change in Recommendation would violate its fiduciary duties under applicable Law. If requested by the Company, Acquiror will and will use its reasonable best efforts to cause its Representatives to, during the Acquiror Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Acquiror Change in Recommendation. For the avoidance of doubt, a Change in Recommendation will not affect Acquiror’s obligations pursuant to this Section 8.02 (other than as set forth in the first sentence of this Section 8.02(b)(ii)) or elsewhere in this Agreement. Acquiror shall keep the Company reasonably informed regarding all matters relating to the Acquiror Stockholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions.

(iii) Notwithstanding Section 8.01(b)(ii), the Acquiror Intervening Event Notice Period will end forty-eight (48) hours prior to the final time holders of Acquiror Class A Common Stock can tender their shares pursuant to the Acquiror Stockholder Redemption.

Section 8.03 Exclusivity.

(a) During the Interim Period, the Company and Topco shall not take, nor shall they permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s Equity Securities or the issuance and sale of any Equity Securities of the Company or its Subsidiaries or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) or (ii) any action in connection with a public offering of any Equity Securities of the Company or any of its Subsidiaries (or any Affiliate or successor of the Company or any of its Subsidiaries). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination, other than with the Company, its shareholders and their respective Affiliates and Representatives.

Section 8.04 Tax Matters.

(a) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Merger constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder (collectively, the “Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority.

(b) No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from so qualifying for the Intended Income Tax Treatment.

(c) The Company, Acquiror and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Company. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the transactions contemplated hereby.

(e) Acquiror shall take such actions reasonably requested by Topco (including the issuance of several stock certificates, each describing a portion of the Closing Share Consideration) to permit Topco to make an “adequate identification” of the lots of Acquiror Class A Common Stock received pursuant to this Agreement, including for purposes of Sections 704 and 1012 of the Code.

Section 8.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Confidential Material (as defined in the Confidentiality Agreement); provided, that, Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

(b) None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 8.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 6.02 and this Section 8.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

Section 8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 8.07 Financing.

(a) During the Interim Period, the Company and Acquiror shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the debt financing and related transactions (including the repayment of existing Indebtedness) (the “Debt Financing”) on the terms and conditions described in the Commitment Letter attached hereto as Exhibit D, including using reasonable best efforts to (i) solely in the case of the Company, maintain in full force and effect the Commitment Letters in the form provided to Acquiror concurrently with the execution of this Agreement; (ii) satisfy all of the conditions precedent to the initial availability of the Debt Financing applicable to any Party that are within such Party’s control; (iii) negotiate, execute and deliver definitive documents (“Debt Financing Documents”) that reflect the terms contained in the Commitment Letters (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in the Commitment Letters or any related fee letter), in each case, which terms shall not in any respect expand on the conditions to the funding of the proceeds from the Debt Financing at the Closing or reduce the aggregate amount of the proceeds from the Debt Financing available to be funded on the Closing Date; (iv) solely in the case of the Company, draw the full amount of the proceeds from the Debt Financing upon satisfaction or waiver of the conditions to initial availability of the Debt Financing to consummate the transactions set forth herein; and (v) solely in the case of the Company, enforce their rights under the Commitment Letters. No Party shall, and shall not permit any of their respective Affiliates or Representatives to, without the prior written consent of the other Parties hereto, take or fail to take any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent consummation of the Debt Financing contemplated by the Commitment Letters. The Company shall comply with all of its obligations under the Commitment Letters and each applicable Party shall comply with all of its obligations under each of the Debt Financing Documents. The Company shall not permit or consent to any amendment, supplement or modification to be made to the Commitment Letters without the consent of each other Party hereto; provided, however, that the Company may (with the prior written consent of Acquiror, not to be unreasonably withheld, conditioned or delayed) amend, supplement or modify the Commitment Letters to add lenders, agents, co-agents, lead arrangers, arrangers, bookrunners, manager, co-managers or similar entities that have not executed the Commitment Letters as of the date hereof and, in connection therewith, amend the economic and other arrangements solely with respect to the appointment of such existing and additional lenders, agents, co-agents, lead arrangers, arrangers, bookrunners, manager, co-managers or similar entities. The Company and Acquiror shall, and the Company shall cause its Subsidiaries to, refrain from taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in the Commitment Letters or in any definitive agreement related to the Debt Financing.

(b) In the event of any notification or communication that any portion of the Debt Financing may become unavailable on the terms and conditions set forth in the Commitment Letters, the Company and Acquiror shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange for and obtain as promptly as practicable following the occurrence of any such financing failure event, alternative debt financing in an aggregate amount not less than the aggregate amount of the Debt Financing pursuant to the Commitment Letters, unless the Parties mutually agree otherwise (the “Alternative Financing”), from alternative sources reasonably acceptable to each Party hereto on terms and conditions that are not less favorable to the Company than those set forth in the Commitment Letter (as determined by each Party hereto), provided however (i) such Alternative Financing would not involve any conditions to funding the Debt Financing that are more onerous than the conditions contained in the Commitment Letters immediately prior to such portion of the Debt Financing becoming unavailable, (ii) such Alternative Financing would not be reasonably expected to prevent, impede or delay the consummation of the Debt Financing or such Alternative Financing or the Transactions and (iii) the use of such reasonable best efforts shall not require or permit the Company to obtain any indebtedness or equity in levels that are different from those contemplated by the Commitment Letters without the consent of each Party. It is further understood and agreed that if the Parties proceed with any Alternative Debt Financing, the Parties shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing. In the event that Alternative Financing is obtained, the Company shall promptly provide Acquiror with a copy of the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letters”). If applicable, any reference in this Agreement to “Financing” shall include “Alternative Financing”, any reference to “Commitment Letters” shall include the “Alternative Financing Commitment Letters” and any references to “Debt Financing Documents” shall include the definitive documentation relating to any such Alternative Debt Financing.

(c) Each Party hereto shall keep the other Parties hereto fully informed, in all reasonable detail, of the status of their efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, each of the Parties shall give the other Parties hereto prompt written notice (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) by any party to the Commitment Letters or any other Debt Financing Document of which any Party becomes aware, (ii) if and when any Party becomes aware that any portion of the Debt Financing contemplated by the Commitment Letters may not be available to consummate the transactions contemplated by this Agreement, (iii) of the receipt of any written notice or other written communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Commitment Letters or any other Debt Financing Document, or (B) dispute or disagreement between or among any parties to the Commitment Letters or any other Debt Financing Document relating to the availability of the applicable Financing, (iv) if for any reason any Party believes in good faith it will not be able to obtain any portion of the Debt Financing on the terms, in the manner and from the sources contemplated by the Commitment Letters or the Debt Financing Documents, and (v) of any notice of termination of the Commitment Letters. The Company shall provide Acquiror, upon reasonable request, with copies of any Debt Financing Documents and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow Acquiror to monitor the progress of such financing activities.

(d) Prior to the Closing, each Party shall, and shall cause its Subsidiaries and Affiliates to, use its and their respective reasonable best efforts to, provide, and shall use its and their respective reasonable best efforts to cause its and their respective Representatives, officers, employees and advisors, including legal and accounting, to provide, all cooperation reasonably requested by the Debt Financing Sources that is necessary and customary in accordance with the terms of the Debt Financing (or any permanent financing consummated in lieu thereof or Alternative Financing), including using reasonable best efforts to take the following actions: (i) furnishing Acquiror and the Debt Financing Sources as promptly as practicable, with (I) all financial statements, financial data, audit reports and other information regarding the Company and Company’s Subsidiaries required pursuant to the Commitment Letters and the financial information and other Company related information necessary for Acquiror to prepare the pro forma financial statements (to the extent required to satisfy a condition precedent to the initial availability of the Debt Financing); (II) other documents, financial statements, financial data and information necessary to permit the Parties to prepare a customary public and private side lender presentations, confidential information memorandum and rating agency presentation and (III) such other pertinent and customary information regarding the Company and the Company’s Subsidiaries as may be reasonably requested by the Debt Financing Sources (all such information and documents in this clause (i) together with the authorization letter in clause (v) below, the “Required Financial Information”); (ii) assisting with the preparation of pro forma financial statements reasonably required by the Debt Financing Sources and their respective agents), (iii) upon reasonable notice, participating in a reasonable number of lender presentations, due diligence sessions and sessions with rating agencies in connection with the Debt Financing at reasonable times and locations mutually agreed and causing direct contact between senior management of the Company, on the one hand, and the proposed lenders providing the Debt Financing on the other hand and otherwise reasonably cooperating with the marketing efforts of the Debt Financing Sources for any portion of the Debt Financing, (iv) assisting with (A) the due diligence efforts of potential lenders, (B) providing financial information to prepare projections of the Company for one or more periods following the Closing Date, and (C) assisting with the preparation of customary public and private side lender presentations, confidential information memorandum and rating agency presentation, (v) obtaining customary authorization and representation letters requested by the Debt Financing Sources in connection with the Debt Financing (including any Alternate Financing), which authorization letter, in part, authorizes the distribution of information to prospective lenders or investors and contains a customary 10b-5 representation and representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company and its Subsidiaries or any securities of the foregoing, (vi) facilitating the execution and delivery of the documents related to the Debt Financing, including reasonably facilitating the provision of guarantee and pledging of collateral by executing and delivering definitive financing documents, including pledge and security documents, customary certificates, a certificate from the chief financial or other officer of the Company with respect to solvency matters as of the

Closing in the form attached as an Exhibit to the Commitment Letters and other documents (including original stock certificates), (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing and (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing consistent with clause (e)(v) below), (vii) reasonably assisting with procuring customary payoff letters (including the Pay-Off Letters), lien releases and terminations, (viii) providing information regarding such Party and its Subsidiaries and Affiliates reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 at least three (3) Business Days prior to the Closing, to the extent requested in writing eight Business Days prior to the Closing, (ix) taking corporate action (subject to the occurrence of the Closing) reasonably necessary to permit the completion of the Debt Financing (including any Alternate Financing) and (x) using reasonable best efforts to ensure that any syndication efforts in connection with the Debt Financing benefit from its existing lending and investment banking relationships.

(e) Notwithstanding anything in the foregoing to the contrary, but without limitation to the Company’s obligations set forth in the Commitment Letter, (i) neither the Company nor any of its Subsidiaries shall be required to provide any such assistance or cooperation that would (A) unreasonably disrupt or interfere with the business or ongoing operations of the Company or its Subsidiaries or (B) cause significant competitive harm to the Company or its Subsidiaries, (ii) nothing in this Section 8.07 shall require cooperation to the extent that it would subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers, employees, accountants, legal counsel or other Representatives to any actual or potential personal liability except to the extent resulting from negligence or bad faith, (iii) prior to the Closing, neither the Company nor any of its Subsidiaries nor any other Person shall be required to (A) except as provided in the Commitment Letters, pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the financings contemplated by the Commitment Letters, the definitive financing documents or the Debt Financing or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Commitment Letters, the definitive financing documents, the Debt Financing or any information utilized in connection therewith, (B) take any actions to provide access to or disclose information where the Company determines that such access or disclosure would jeopardize any legal or other applicable privilege, confidentiality agreement, or contravene any Law or material Contract or (C) waive or amend any terms of this Agreement or any other Contract to which the Company or its Subsidiaries is party, and (iv) none of the Company, its Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument (other than the Commitment Letters and the authorization and representation letters contemplated above), including any definitive financing document, with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Effective Time and the directors and managers of the Company and the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained unless the Company and Acquiror shall have determined that, only with respect to the directors and managers of the Company and the Subsidiaries of the Company, such directors and managers are to remain as directors and managers of the Company’s Subsidiaries on and after the Effective Time and such resolutions are contingent upon the occurrence of, or only effective as of, the Effective Time. The Company hereby consents to the use of the Company’s logos and marks in connection with the Debt Financing; provided, however, that such logos and/or marks are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any Company Subsidiaries or the reputation or goodwill of the Company or any Company Subsidiaries.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The respective obligations of each Party to consummate, or cause to be consummated, the Transactions are subject to the satisfaction (or waiver in writing by such Party if permitted by applicable Law) of the following conditions:

(a) HSR Approval. The applicable waiting period under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction enjoining, prohibiting, or making illegal the consummation of the Transactions.

(c) Net Tangible Assets. After giving effect to the Transactions (including the PIPE Investment), Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

(d) Stockholder Approval. The Required Acquiror Stockholder Approval shall have been obtained.

(e) [Reserved].

(f) Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $1,150,000,000.

(g) Financing Condition. The Debt Financing (including, for clarity, if applicable, any Alternative Financing) shall have been consummated or will be concurrently consummated with the Closing.

Section 9.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporation Organization of the Company), Section 4.02 (Subsidiaries) Section 4.03 (Due Authorization), Section 4.07 (Capitalization of Subsidiaries), Section 4.23 (Brokers’ Fees) and Section 4.24 (Related Party Transactions) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 4.22(a) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date.

(iii) Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06, Section 4.22(a) and Section 4.24), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iv) The representations and warranties of the Company contained in Section 4.06 (Current Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Company and Topco in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.03(c) have been fulfilled.

Section 9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the representations and warranties of the Acquiror Parties contained in Section 5.01 (Organization), Section 5.02 (Authorization), Section 5.06 (Trust Account), Section 5.11 (Capitalization) or Section 5.18 (No Brokers)) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(ii) Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Organization), Section 5.02 (Authorization), Section 5.06 (Trust Account), and Section 5.07 (No Brokers) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of the Acquiror Parties contained in Section 5.11 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Sponsor Agreement. Each of the covenants of the Sponsor required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

Section 9.04 Frustration of Conditions. A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Acquiror and the Company;

(b) by either Acquiror or the Company, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger and in the case of any such order, such order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c) by either Acquiror or the Company, if the Effective Time has not occurred by 11:59 p.m., Eastern Time, on March 7, 2021 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time;

(d) by either Acquiror or the Company, if Acquiror fails to obtain the Required Acquiror Stockholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof); provided, that, the right to terminate this Agreement under this Section 10.01(d) shall not be available to Acquiror if, at the time of such termination, Acquiror is in material breach of Section 8.02 and such breach is the primary cause of the failure to obtain the Required Acquiror Stockholder Approval;

(e) by Acquiror, if the Company or Topco has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) and Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company or Topco, as applicable, before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) day following receipt of written notice from Acquiror of such breach or failure to perform; provided, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) and Section 9.03(b) to be satisfied if the Closing was scheduled to occur; or

(f) by the Company, if Acquiror or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) and Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Acquiror or Merger Sub, as applicable, before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) day following receipt of written notice from the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it or Topco is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) and Section 9.02(b) to be satisfied if the Closing was scheduled to occur.

(g) by the Company, at any time within five (5) Business Days following a Change in Recommendation.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or any intentional and willful material breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the Effective Time, Acquiror and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that (i) Acquiror and Merger Sub shall each be deemed a single Party for purposes of this Section 11.01 and (ii) the Company and Topco, shall be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right. Notwithstanding anything contained to the contrary herein, this Section 11.01, the proviso to Section 11.03, Section 11.04, Section 11.10, Section 11.11, Section 11.14 and Section 11.17 (and any other provision of this Agreement to the extent a waiver or other modification of such provisions would modify the substance of such Sections) may not be waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Debt Financing without prior written consent of the Debt Financing Sources.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror or Merger Sub to:

999 Vanderbilt Beach Rd., Suite 601

Naples, FL 34108

Attn: Brian Ratzan

E-mail: bratzan@centerviewcapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Michael Movsovich, P.C., Ravi Agarwal, P.C. and Carlo Zenkner

E-mail: mmovsovich@kirkland.com, ravi.agarwal@kirkland.com and

carlo.zenkner@kirkland.com

(b)	If to the Company or Topco, to:

Advantage Solutions, Inc.

18100 Von Karman Avenue, Suite 1000

Irvine, CA 92612

Attention: Bryce Robinson

Email: bryce.robinson@advantagesolutions.net with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Howard Sobel and Paul Kukish

Email: Howard.Sobel@lw.com and Paul.Kukish@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided that Acquiror may assign any or all of its rights and obligations hereunder, in whole or from time to time in part, to one or more of its Subsidiaries and the Company may assign any or all of its rights hereunder to its Debt Financing Sources as collateral security for their obligations in connection with the Debt Financing Arrangements and Merger Sub may assign its rights and obligations hereunder, in whole or from time to time in part, to any other wholly owned Subsidiary of Acquiror, but no such assignment shall relieve Acquiror or Merger Sub, as applicable, of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15 and (c) the Debt Financing Sources are intended third-party beneficiaries of, and may enforce Section 11.01, the proviso to Section 11.03, this Section 11.04, Section 11.10, Section 11.11, Section 11.14 and Section 11.17.

Section 11.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, Surviving Corporation shall bear and pay at or promptly after Closing all Acquiror Transaction Expenses and all Company Transaction Expenses.

Section 11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements and that certain letter agreement, dated as of July 15, 2020, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10. Notwithstanding anything contained to the contrary herein, Section 11.01, the proviso to Section 11.03, Section 11.04, this Section 11.10, Section 11.11, Section 11.14 and Section 11.17 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provisions would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Debt Financing without prior written consent of the Debt Financing Sources party to the Commitment Letters.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Topco, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing, and (b) this Article XI. Notwithstanding anything to the contrary in this Section 11.15, in no event shall the foregoing be construed to waive any claim of the Acquiror or the Company against the Debt Financing Sources pursuant to the Commitment Letters or the Debt Financing Documents or the transactions contemplated thereunder.

Section 11.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.16(a) shall relieve any Party of liability in the case of Fraud committed by such Party.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against the any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or their respective businesses prior to the Closing or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.16. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 11.16 shall limit, modify, restrict or operate as a waiver with respect to, (i) any rights that any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including this Agreement and any other Transaction Agreement or (ii) any employment, severance, bonus or similar agreement or arrangement between the Company or any of its Subsidiaries and a current officer or director that continues to remain in effect following the Closing.

Section 11.17 Debt Financing Sources.

Notwithstanding anything to the contrary contained in this Agreement, the Acquiror, Merger Sub, the Company and its Subsidiaries (on behalf of themselves and their respective Subsidiaries) hereby:

(a) agrees that it will not bring or support any person, or permit any of its Subsidiaries or its or their Affiliates or their respective Representatives to bring or support any person, in any Action, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Source Related Parties in any way arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York, so long as such forum is and remains available, and any appellate court thereof, and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court;

(b) agrees that, except to the extent relating to the interpretation of any of the provisions of this Agreement (including any provision of any definitive agreement governing the Debt Financing that expressly specifies that the interpretation of such provision shall be governed by, and construed in accordance with, the laws of the State of Delaware), all Actions (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Source Related Parties in any way arising out of or relating to the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction;

(c) IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AT LAW OR IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR THE DEBT FINANCING CONTEMPLATED THEREBY;

(d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court;

(e) agrees that service of process upon the Company and its Subsidiaries in any such Proceeding shall be effective if notice is given in accordance with Section 11.02; and

(f) agrees that the Debt Financing Source Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in Section 11.02 and this Section 11.17, and such provisions and the definitions of “Debt Financing Sources” or “Debt Financing Source Related Parties” (and any provision of this Agreement to the extent an amendment, supplement, modification, waiver or termination of such provision would modify the substance of Section 11.02 or any provision of this Section 11.17 or the definitions of “Debt Financing Sources” or “Debt Financing Source Related Parties”) shall not be amended, supplemented, waived or otherwise modified in any way materially adverse to the Debt Financing Source Related Parties without the prior written consent of the Debt Financing Sources.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

CONYERS PARK II ACQUISITION CORP

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Chief Financial Officer

CP II MERGER SUB, INC.

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Vice President and Secretary

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

ADVANTAGE SOLUTIONS INC.

By:	/s/ Tanya Domier
Name: Tanya Domier
Title: Chief Executive Officer

KARMAN TOPCO L.P.

By: Karman GP LLC Its: General Partner

By:	/s/ Tanya Domier
Name: Tanya Domier
Title: Chief Executive Officer

Annex B

EXHIBIT A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADVANTAGE SOLUTIONS INC.

Advantage Solutions Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.

The name of the Corporation is “Advantage Solutions Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 2, 2019 (the “Original Certificate”).

2.

An amended and restated certificate of incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware in July, 2019 (the “Existing Certificate”).

3.

This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger by and among the Corporation, CP II Merger Sub, Inc., Advantage Solutions Inc. and Karman Topco L.P.. dated as of September [●], 2020.

4.	The text of the Existing Certificate is hereby integrated and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Advantage Solutions Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 3,300,000,000, of which (i) 3,290,000,000 shares shall be a class designated as Class A common stock, par value $0.0001 per share (“Common Stock”), and (ii) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (“Preferred Stock”).

Section 1. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any shares of Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2. Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below): (i) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL; (ii) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the “Board”) or any authorized committee thereof; and (iii) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

Section 3. Shares of Preferred Stock may be issued from time to time in one or more series. The Board, or any authorized committee thereof, is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution or resolutions and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the terms of such series, the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series. Without limiting the generality of the foregoing, and subject to the rights of the holders of any series of Preferred Stock then outstanding, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The terms, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise required by law, holders of

Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation, it is further provided that:

Section 1. Except as otherwise provided in this Amended and Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to the terms of the Stockholders Agreement and any special rights of the holders of Preferred Stock to elect directors, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. Except as otherwise expressly provided by the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) or delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

Section 2. Other than any directors elected by the separate vote of the holders of one or more series of Preferred Stock, if applicable, the Board shall be and is divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. The Board may assign members of the Board already in office to such classes as of the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”). Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. At the first annual meeting of stockholders following the Effective Time, the term of office of the Class I directors shall expire and Class I directors elected to succeed those directors whose terms expired shall be elected for a full term of three years. At the second annual meeting of stockholders following the Effective Time, the term of office of the Class II directors shall expire and Class II directors elected to succeed those directors whose terms expired shall be elected for a full term of three years. At the third annual meeting of stockholders following the Effective Time, the term of office of the Class III directors shall expire and Class III directors elected to succeed those directors whose terms expired shall be elected for a full term of three years. Subject to any special rights of the holders of one or more series of Preferred Stock to elect directors, at each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, disqualification or removal from office.

Section 3. Subject to any special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of directors.

Section 4. Except as otherwise expressly required by law, subject to any special rights of the holders of one or more series of Preferred Stock to elect directors and subject to the terms of the Stockholders Agreement, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and shall not be filled by the stockholders (except as otherwise provided in the Stockholders Agreement). Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Section 5. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, upon commencement and for the duration of such period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to the Certificate of Designation establishing such series of Preferred Stock; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to the Certificate of Designation establishing such series of Preferred Stock, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Amended and Restated Certificate of Incorporation (including pursuant to any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VI

STOCKHOLDERS

Section 1. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting); provided, however, that any action required or permitted to be taken by any holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock.

Section 2. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time by the Board, but such special meetings may not be called by stockholders or any other Person or Persons (as defined below).

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL (including Section 102(b)(7)), as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while serving as a director or officer of the Corporation, serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Section 3. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

Section 4. Neither any amendment or repeal of this Article VII, nor the adoption by amendment of this Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VIII

EXCLUSIVE FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or, in the event that the federal district court for the District of Delaware does not have jurisdiction, other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Amended and Restated Certificate of Incorporation (as it may be amended and/or restated from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VIII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VIII. Notwithstanding the foregoing, the provisions of this Article VIII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE IX

CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Principal Stockholder, the CP Sponsor and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Principal Stockholder, the CP Sponsor and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Principal Stockholder, the CP Sponsor, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2. None of (i) the Principal Stockholder or any of its Affiliates, (ii) the CP Sponsor or any of its Affiliates or (iii) any Non-Employee Director or his or her Affiliates (the Persons identified in (i), (ii) and (iii) above being referred to, collectively, as the “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article IX. Subject to Section 3 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

Section 3. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

Section 4. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy, in each case as determined by the Board.

Section 5. For purposes of this Article IX, “Affiliate” shall mean (a) in respect of the Principal Stockholder, any Person that, directly or indirectly, is controlled by the Principal Stockholder, controls the Principal Stockholder or is under common control with the Principal Stockholder and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of the CP Sponsor, any Person that, directly or indirectly, is controlled by the CP Sponsor, controls the CP Sponsor or is under common control with the CP Sponsor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (c) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (d) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 6. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Amended and Restated Certificate of Incorporation in its current form or as hereafter amended are granted, subject to the rights reserved in this Article X. Notwithstanding the foregoing and notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or classes or series of stock required by law or by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII, IX or this Article X.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws. Notwithstanding the foregoing or any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or classes or series of stock required by law or by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE XI

DGCL SECTION 203 AND BUSINESS COMBINATIONS

Section 1. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 2. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 3. For purposes of this Article XI, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate”, when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “Karman Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Karman Topco L.P. or any of its affiliates or successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(d) “Karman Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Karman Direct Transferee or any other Karman Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(e) “business combination”, when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if (x) the merger or consolidation is caused by the interested stockholder and (y) as a result of such merger or consolidation Section 2 of this Article XI is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation, or by any direct or indirect majority-owned subsidiary of the Corporation, of any stock of the Corporation, or of such subsidiary, to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation, or any such subsidiary, which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Sections 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation, or any direct or indirect majority-owned subsidiary of the Corporation, which has the effect, directly or indirectly, of increasing the proportionate share of stock of any class or series, or securities exercisable for, exchangeable for or convertible into stock of any class or series, of the Corporation, or of any such subsidiary, which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.

(f) “control”, including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section 2, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(g) “interested stockholder” means (x) any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and (y) the affiliates and associates of such person; but “interested stockholder” shall not include (a) Karman Topco L.P., any Karman Direct Transferee, any Karman Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires any additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that owns, or whose affiliates or associates own, directly or indirectly, such stock.

(i) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “voting stock” means, with respect to a corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE XII

MISCELLANEOUS

If any provision or provisions of this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, any Certificate of Designation relating to any series of Preferred Stock and each portion of any paragraph of this Amended and Restated Certificate of Incorporation or Certificate of Designation containing any such provision or provisions held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, any Certificate of Designation relating to any series of Preferred Stock and each such portion of any paragraph of this Amended and Restated Certificate of Incorporation or Certificate of Designation containing any such provision or provisions held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIII

INTERPRETATION

For as long as the Stockholders Agreement remains in effect, in the event of any conflict between the terms and provisions of this Amended and Restated Certificate of Incorporation and those contained in the Stockholders Agreement, the terms and provisions of the Stockholders Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

ARTICLE XIV

DEFINITIONS

As used in this Amended and Restated Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), as a personal representative or executor, by contract or credit arrangement or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing.

“CP Sponsor” means Conyers Park II Sponsor LLC, a Delaware limited liability company, and its successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations).

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Principal Stockholder” means Karman Topco L.P., a Delaware limited partnership, and its successors.

“Stockholders Agreement” means the Stockholders Agreement, dated September [●], 2020, by and among, inter alia, the Corporation, the Principal Stockholder, CP Sponsor, Green Equity Investors VI, L.P. and CVC ASM Holdco, L.P.

* * * *

EXHIBIT A

This Seconded Amended and Restated Certificate of Incorporation is executed on this              day of                 , 2020.

ADVANTAGE SOLUTIONS INC.

By:
Name:
Title:

EXHIBIT B

Second Amended and Restated Bylaws of

Advantage Solutions Inc.

(a Delaware corporation)

Article VII - General Matters		A-88

7.1	Execution of Corporate Contracts and Instruments	A-88
7.2	Stock Certificates	A-88
7.3	Lost Certificates	A-88
7.4	Shares Without Certificates	A-89
7.5	Construction; Definitions	A-89
7.6	Dividends	A-89
7.7	Fiscal Year	A-89
7.8	Seal	A-89
7.9	Transfer of Stock	A-89
7.10	Stock Transfer Agreements	A-89
7.11	Registered Stockholders	A-90
7.12	Waiver of Notice	A-90

Article VIII - Notice by Electronic Transmission		A-90

8.1	Notice by Electronic Transmission	A-90
8.2	Definition of Electronic Transmission	A-91

Article IX - Indemnification		A-91

9.1	Indemnification of Directors and Officers	A-91
9.2	Indemnification of Others	A-91
9.3	Prepayment of Expenses	A-91
9.4	Determination; Claim	A-92
9.5	Non-Exclusivity of Rights	A-92
9.6	Insurance	A-92
9.7	Other Indemnification	A-92
9.8	Continuation of Indemnification	A-92
9.9	Amendment or Repeal; Interpretation	A-92

Article X - Amendments		A-93

Article XI - Forum Selection		A-93

Second Amended and Restated Bylaws

of

Advantage Solutions Inc.

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of Advantage Solutions Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3 Special Meetings.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be

(a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in Person who (A) (1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act, which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in Person” shall mean that the stockholder proposing that the business be brought before the annual or special meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, shall appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual or special meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (F) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the Proposing Person proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder of record providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vii) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(viii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Advance Notice Procedures for Nominations of Directors.

(i) Nominations of any Person for election to the Board at an annual meeting may be made at such meeting only (a) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (b) by a stockholder present in Person (as defined in Section 2.4 of these bylaws) (1) who was a stockholder of record of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(ii) Without qualification, for a stockholder to make any nomination of a Person or Persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the secretary of the Corporation shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b) of these bylaws, except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) of these bylaws shall be made with respect to nomination of each Person for election as a director at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(vi) of these bylaws.

(iv) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder of record providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made and (c) any other participant in such solicitation.

(v) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) To be eligible to be a candidate for election as a director of the Corporation at an annual meeting, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary of the Corporation at the principal executive offices of the Corporation, a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination.

(vii) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(viii) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(ix) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.

(x) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in Person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address; or

(iii) if electronically transmitted, as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in Person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in Person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, further notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in Person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of a telegram, cablegram or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine.

Section 2.17. Delivery to the Corporation. Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation elects otherwise, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article III - Directors

3.1 Powers.

Except as otherwise provided by the certificate of incorporation of the Corporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation and the Stockholders Agreement, the total number of directors constituting the Board shall be determined from time to time exclusively by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall (subject to the Stockholders Agreement) have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this Section 3.4 in the filling of other vacancies.

Unless otherwise provided in the Certificate of Incorporation or these bylaws or in the Stockholders Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the term of the class, if any, to which the director is appointed and until such director’s successor shall have been elected and qualified. A vacancy in the Board shall be deemed to exist under these bylaws in the case of the death, removal or resignation of any director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment through which all Persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in Person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9 Board Action by Written Consent without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV - Committees

4.1 Committees of Directors.

Subject to the Stockholders Agreement, the Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action without a meeting); and

(v) Section 7.12 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a president and a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same Person.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3 Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2 of these bylaws.

5.6 Representation of Shares of Other Entities.

The chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations or voting securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the

Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.6 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.7 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.8 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.9 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.10 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.11 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.12 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice by Electronic Transmission

8.1 Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other Person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notwithstanding anything to the contrary herein, the Corporation may give notice by electronic mail in accordance with Section 232 of the DGCL without obtaining the consent required by this Section 8.1.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX - Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such Person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4 of these bylaws, the Corporation shall be required to indemnify a Person in connection with a Proceeding initiated by such Person only if the Proceeding was authorized in the specific case by the Board.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such Person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Person to repay all amounts advanced if it should be ultimately determined that the Person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.9 Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such Person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a secretary, a treasurer appointed pursuant to Article V of these bylaws and to any vice president, assistant secretary, assistant treasurer or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these Bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the Certificate of Incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any Person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such Person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such Person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote at an election of directors, voting together as a single class.

Article XI - Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or, in the event that the federal district court for the District of Delaware does not have jurisdiction, other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Article XII - Interpretation

For as long as the Stockholders Agreement remains in effect, in the event of any conflict between the terms and provisions of these bylaws and those contained in the Stockholders Agreement, the terms and provisions of the Stockholders Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

Article XIII - Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations).

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Stockholders Agreement” means the Stockholders Agreement, dated September [●], 2020, by and among, inter alia, the Corporation, Karman Topco L.P., Conyers Park II Sponsor LLC, Green Equity Investors VI, L.P. and CVC ASM Holdco, L.P.

EXHIBIT C

CERTIFICATE OF MERGER

MERGING

CP II MERGER SUB, INC.

WITH AND INTO

ADVANTAGE SOLUTIONS INC.

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Advantage Solutions Inc., a corporation organized and existing under the DGCL, does hereby certify that:

FIRST: The name and state of incorporation of each of the constituent corporations in the Merger (as defined below) are as follows:

(a)	Advantage Solutions Inc., a Delaware corporation (the “Company”), and

(b)	CP II Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

SECOND: The Agreement and Plan of Merger, dated as of September [●], 2020 (the “Merger Agreement”), by and among Conyers Park II Acquisition Corp., Merger Sub, the Company and Karman Topco L.P., pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as the surviving corporation and a direct wholly owned subsidiary of Conyers Park II Acquisition Corp. (the “Merger”), has been approved, adopted, executed and acknowledged by each of the Company and Merger Sub in accordance with the requirements of Section 251 of the DGCL.

THIRD: Following the Merger, the Company will continue its existence as the surviving corporation and the separate corporate existence of Merger Sub will cease. The name of the surviving corporation shall be [●] (the “Surviving Corporation”).

FOURTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation. The address of said principal place of business is 18100 Von Karman Avenue, Suite 1000, Irvine, CA 92612.

FIFTH: Upon the effectiveness of the Merger, the certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Merger, shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SIXTH: An executed copy of the Merger Agreement will be furnished by the Surviving Corporation on request and without cost to any stockholder of the Company or Merger Sub.

SEVENTH: This Certificate of Merger and the Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed by its duly authorized officer this          day of                 , 2020.

ADVANTAGE SOLUTIONS INC.

By:
Name: Title:

[Signature Page to Certificate of Merger]

EXHIBIT D

BOFA SECURITIES, INC. BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005

Highly Confidential

September 7, 2020

Advantage Sales & Marketing Inc.

18100 Von Karman Avenue,

Suite 1000

Irvine, CA 92612

Attention: Robert Murray

Project Catapult

$400 million ABL Facility

$2,100 million First Lien Term Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”) and BofA Securities, Inc. (together with its designated affiliates “BofA Securities”), Morgan Stanley Senior Funding, Inc. (“MSSF”), Deutche Bank AG New York Branch (“DBNY” and Deutsche Bank Securities Inc. (“DBSI” and, together with Bank of America, BofA Securities, MSSF, DBNY and each other person, if any, added as a “Commitment Party” after the date of this Commitment Letter, “we” or “us” and each, a “Commitment Party”) that CP II Merger Sub, Inc., a domestic entity (the “Buyer”) formed at the direction of Conyers Park II Acquisition Corp. (the “SPAC”), intends, directly or indirectly, to acquire Advantage Solutions, Inc., of which Advantage Sales & Marketing Inc. (“you” or the “Company” and, together with Advantage Solutions, Inc. and your subsidiaries, the “Acquired Business”) is a wholly-owned subsidiary, and to consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the exhibits hereto.

1.	Commitments.

In connection with the Transactions, (i) each of Bank of America, MSSF and DBNY (each in such capacity, an “Initial ABL Lender” and, together with each Additional Committing Lender pursuant to Section 2 hereof, the “Initial ABL Lenders”), commits to provide that percentage set forth next to its name in the table below of the ABL Facility on the terms set forth in the ABL Term Sheet attached hereto as Exhibit B, (ii) Bank of America, MSSF and DBNY (each in such capacity, an “Initial First Lien Term Lender” and, together with each Additional Committing Lender pursuant to Section 2 hereof, the “Initial First Lien Term Lenders” and, together with the Initial ABL Lenders, collectively, the “Initial Lenders” and each, an “Initial Lender”), commits to provide that percentage set forth next to its name in the table below of the First Lien Term Facility on the terms set forth in the First Lien Term Loan Term Sheet attached hereto as Exhibit C, in each case subject only to the conditions set forth on the Conditions Annex.

Initial Lender	Commitment Percentage
Bank of America	43.50%
MSSF	28.25%
DBNY	28.25%

The Facilities will contain the terms set forth on the Term Sheets (including the ABL Documentation Principles and the First Lien Documentation Principles), and the commitments of each Initial Lender are subject only to the conditions set forth on the Conditions Annex (as defined below). The commitments with respect to the Facilities are on a several, and not joint and several, basis.

This commitment letter, together with the Term Sheets and the other attachments hereto and thereto, is referred to herein as this “Commitment Letter.” This Commitment Letter and the Fee Letter (as defined below in Section 5), together, are referred to herein as the “Commitment Papers.”

2.	Titles and Roles.

Each of BofA Securities, MSSF and DBSI (in each case acting alone or through or with affiliates selected by it) will act as a lead arranger and bookrunning manager for each of the Facilities (together in such capacities, and together with each Additional Committing Lender pursuant to this Section 2, collectively the “Lead Arrangers”, and each a “Lead Arranger”). Bank of America (acting alone or through or with affiliates selected by it) will act as sole administrative agent and collateral agent for the ABL Facility (in such capacity, the “ABL Administrative Agent”). Bank of America (acting alone or through or with affiliates selected by it) will act as sole administrative agent and collateral agent for the First Lien Term Facility (in such capacity, the “First Lien Administrative Agent” and, together with the ABL Administrative Agent the “Administrative Agents”, and each an “Administrative Agent”).

You will have the right (the “Designation Right”), on or prior to the date that is fifteen (15) business days after the date of your acceptance of this Commitment Letter, in your sole discretion, to appoint one or more entities (with affiliated entities being treated as a single entity) as an Initial Lender, additional agent, co-agent, lead arranger, arranger, bookrunner, manager or co-manager and to confer other titles in respect of any Facility on any such entity (any such agent, co-agent, lead arranger, arranger, bookrunner, manager, co-manager or holder of another title, an “Additional Committing Lender”) in addition to the Commitment Party that is a party to this Commitment Letter on the date hereof, in a manner and with economics determined by you. If you appoint one or more Additional Committing Lenders with respect to a Facility:

(a)	the commitments of each Initial Lender immediately prior to such appointment with respect to any such portion of such Facility will be reduced on a pro rata basis; and

(b)

the economics allocated to the Initial Lenders immediately prior to such exercise of Designation Rights in respect of such Facility will be reduced in proportion to such reductions in commitments upon the execution by such Additional Committing Lender of joinder documentation or an amendment to the Commitment Papers reasonably acceptable to you that adds such Additional Committing Lender as a “Commitment Party” and an “Initial Lender” thereunder with respect to such Facility.

Thereafter, each such Additional Committing Lender will constitute a “Commitment Party” and an “Initial Lender” under the Commitment Papers. In connection with your exercise of Designation Rights (i) fees will be allocated to each Additional Committing Lender on a pro rata basis in respect of the commitments it is assuming with respect to a Facility or on such other basis as you and the Initial Lenders then party to the Commitment Papers may agree, (ii) no Additional Committing Lender shall receive greater economics in respect to such Facility than the Commitment Parties first a party to this Commitment Letter prior to the date of your acceptance of this Commitment Letter and (iii) in no event will the economics allocated to all such Additional Committing Lenders exceed 20% of the aggregate economics in respect of such Facility (exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such). We agree to execute such documentation as you may reasonably request, including joinder agreements and amendments to the Commitment Papers in form and substance reasonably satisfactory to you and us, in connection with your execution of any Designation Rights.

It is further agreed that (i) BofA Securities will appear on the top left of the cover page of all marketing materials for the First Lien Term Facility and will hold the roles and responsibilities conventionally understood to be associated with such name placement and (ii) BofA Securities will appear on the top left of the cover page of all marketing materials for the ABL Facility and will hold the roles and responsibilities conventionally understood to be associated with such name placement.

Other than as provided above, no other agents, co-agents, lead arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation to any of the foregoing or any Initial Lender (other than compensation expressly contemplated by the Commitment Papers) will be paid in order to obtain a commitment to participate in or otherwise in connection with any Facility unless you and we agree.

3.	Syndication.

The Lead Arrangers reserve the right, prior to or after the execution of the Facilities Documentation, to syndicate all or a portion of the commitments with respect to the First Lien Term Facility and the ABL Facility (collectively, the “Syndicated Facilities”, and each a “Syndicated Facility”) to a group of banks, financial institutions and other institutional lenders that are identified by such Lead Arrangers and subject to your prior written consent (such consent not to be unreasonably withheld or delayed) (together with the Initial Lenders, the “Lenders”). The Lead Arrangers will syndicate the Syndicated Facilities to those banks, financial institutions, other institutional lenders and other persons identified by you in writing that agree to join the syndicate (collectively, the “Relationship Lenders”). The Lead Arrangers will not syndicate to the following entities (collectively, the “Disqualified Lenders”):

(a)	those entities identified by or on behalf of you in writing, from time to time, as competitors of the Acquired Business;

(b)

any persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital (other than a bona fide debt fund affiliate of any of the Commitment Parties) and those banks, financial institutions, other institutional lenders and other persons that are, in each case, identified in writing by or on behalf of you to us on or prior to the date hereof; and

(c)

any person that is (or becomes) an affiliate of the entities described in the preceding clauses (a) and (b) (other than, with respect to clause (a), any bona fide debt fund affiliates thereof (except to the extent separately identified under clause (a) or (b) above)); provided that such person is either reasonably identifiable as an affiliate on the basis of its name or is identified in writing to us by or on behalf of you.

No Disqualified Lender may become a Lender or have any commitment or right (including a participation right) with respect to any Facility; provided that, to the extent persons are identified as Disqualified Lenders in writing by you after the date of this Commitment Letter (or, if after the Closing Date, by you to the applicable Administrative Agent) pursuant to clauses (a) or (c) above, the inclusion of such persons as Disqualified Lenders shall not retroactively apply to prior assignments or participations made in compliance with applicable assignment or participation provisions; provided that you will have “yank a bank” rights with respect to any Lender that becomes a Disqualified Lender after an assignment or participation of Loans to it. Notwithstanding the Lead Arrangers’ right to syndicate the Syndicated Facilities and receive commitments with respect thereto, except in connection with your exercise of the Designation Rights, (i) no Initial Lender will be relieved, released or novated from its obligations under the Commitment Papers in connection with any syndication, assignment or participation of a Facility, including its commitments and obligations to fund such Facility, until after the initial funding under such Facility has occurred (or, with respect to the ABL Facility, if there is no funding of the ABL Facility on the Closing Date, the date of the effectiveness of the ABL Facility), (ii) no assignment or novation will become effective (as between you and the Initial Lenders) with respect to all or any portion of the Initial Lenders’ commitments in respect of a Facility until the initial funding of such Facility has occurred (or, with respect to the ABL Facility, if there is no funding of the ABL Facility on the Closing Date, the date of the effectiveness of the ABL Facility) and (iii) unless you otherwise expressly agree in writing, the Initial Lenders will retain exclusive control over all rights and obligations with respect to their commitments in respect of each Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under such Facility has occurred (or, with respect to the ABL Facility, if there is no funding of the ABL Facility on the Closing Date, the date of the effectiveness of the ABL Facility).

Each Lead Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter and, as part of its syndication efforts, it is such Lead Arranger’s intent to have Lenders commit to the Syndicated Facilities prior to the Closing Date. You agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing a Successful Syndication (as defined in the Fee Letter) until the date that is the earlier of (a) 30 days after the Closing Date and (b) the date on which a Successful Syndication is achieved (such earlier date, the “Syndication Date”). Such assistance shall be limited to the following, upon request:

(i)

your using your commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, the existing lending and investment banking relationships of Leonard Green & Partners, L.P., CVC Capital Partners Limited, Bain Capital, L.P., and/or any affiliates of each (collectively, together with any investment funds controlled or advised by the foregoing entities, the “Sponsors”);

(ii)	direct contact between your senior management and the proposed Lenders at times and locations to be mutually agreed upon;

(iii)

your assistance in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) for the First Lien Term Facility and other customary marketing materials to be used in connection with the syndication of the Syndicated Facilities; provided that (A) the Confidential Information Memorandum and such marketing materials will be in a form consistent with confidential offering memoranda and marketing materials used in recent similar transactions of the Sponsors, (B) such assistance shall require delivery by you only of such information as is customarily delivered by a borrower in debt facilities such as the Syndicated Facilities and (C) such assistance shall not require delivery of any information customarily provided by a financing source in the preparation of such Confidential Information Memorandum;

(iv)

your using your commercially reasonable efforts to procure with our assistance, prior to the launch of the general syndication of the First Lien Term Facility, a public corporate credit rating (but no specific rating) and a public corporate family rating (but no specific rating), as the case may be, for the Acquired Business and public ratings (but no specific rating) for the First Lien Term Facility from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.;

(v)

the hosting, with the Lead Arrangers, of one meeting (or, if reasonably acceptable to you and the Lead Arrangers, one or more telephone, video or other electronic conferences) of prospective Lenders at times and locations to be mutually agreed upon; and

(vi)

using commercially reasonable efforts to ensure that the ABL Administrative Agent has sufficient access to the ABL Loan Parties to complete a field examination with respect to assets to be included in the Borrowing Base.

Until the Syndication Date:

(A)

you agree to ensure that there will not be any competing issuances of your or Holdings’ and your or its respective subsidiaries’ debt securities or your or Holdings’ and your and its respective subsidiaries’ commercial bank or other credit facilities (and to use your commercially reasonable efforts to ensure that there will not be any such competing issues or facilities of the Buyer, in each case being offered, placed or arranged that would reasonably be expected to materially impair the primary syndication of the Syndicated Facilities prior to the Syndication Date (it being agreed that this clause (A) will not apply to any indebtedness (1) under the Facilities, (2) permitted to be incurred prior to the Closing

Date, or remain outstanding on or after the Closing Date, pursuant to the terms of the Acquisition Agreement or (3) in respect of which a fee is payable pursuant to the Fee Letter or the engagement letter with the Commitment Parties entered into as of the date hereof and it being understood that the Acquired Business’ ordinary course debt, short-term working capital facilities and ordinary course capital leases, purchase money and equipment financings will not materially impair the primary syndication of the Syndicated Facilities); and

(B)

you agree to provide (and to use your commercially reasonable efforts to cause the Buyer to provide) to the Lead Arrangers all customary information reasonably available to you with respect to (i) the Acquired Business, (ii) the Buyer and, (iii) the Transactions, including projections of the type customarily included in a “private side” bank book (such projections, together with financial estimates, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the syndication of the Syndicated Facilities; provided that all such information will be in a form consistent with confidential offering memoranda and marketing materials used in recent transactions of the Sponsors.

For the avoidance of doubt, neither you nor the Buyer will be required to provide (or to cause any person to provide) any trade secrets or information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, the Acquired Business or any of its affiliates (so long as such obligation as not entered into in contemplation of this provision); provided that, in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arrangers promptly upon obtaining knowledge that such information is being withheld, and you shall use your commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided, further, that the representation and warranty made by you with respect to information in Section 4 shall not be affected in any way by your decision not to provide such information.

Neither the commencement nor the completion of any syndication of the Facilities (including the Successful Syndication), nor the receipt of the ratings described above, nor compliance with the foregoing provisions of this Section 3, will constitute a condition to the commitments of the Initial Lenders hereunder. Your obligations under the Commitment Papers to use “commercially reasonable efforts” to take any action shall not require any of your affiliates to make any equity contribution in excess of the Minimum Equity Contribution (as defined in the Fee Letter) or to incur any fee not specifically contemplated by the Commitment Papers (including any “market flex” provisions).

Except as set forth above, the Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Syndicated Facilities, including (a) decisions as to the selection of institutions to be approached, which will include Relationship Lenders, if any, and exclude Disqualified Lenders, (b) subject to your prior written consent (such consent not to be unreasonably withheld or delayed), when they will be approached, (c) when their commitments will be accepted, (d) which institutions will participate (which will include Relationship Lenders, if any, and exclude Disqualified Lenders), (e) subject to your prior written consent (such consent not to be unreasonably withheld or delayed), the allocation of the commitments among the Lenders and (f) the amount and distribution of fees among the Lenders.

4.	Information.

You hereby represent that (a) all written information and written data (other than the Projections and information of a general economic or industry nature (the “Information”)) that have been or will be made available to the Commitment Parties by or on behalf of you or the Sponsors, when taken as a whole, is correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Lead Arrangers by or on behalf of you or the Sponsors, when taken as a whole, have been or will be prepared, when furnished, in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time any such Projections are delivered to the Lead Arrangers; it being understood that (1) Projections are not to be viewed as facts, (2) Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Acquired Business or the Sponsors, (3) no assurance can be given that any particular Projections will be realized and (4) actual results may differ and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Syndicated Facilities, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof, and the Lead Arrangers do not assume responsibility for the accuracy or completeness of the Information or Projections. For the avoidance of doubt, the accuracy of the representations set forth above is not a condition precedent to the commitments hereunder or the funding of the Facilities on the Closing Date.

You acknowledge that (a) we may make available the Information and the Projections to a proposed syndicate of Lenders (other than Disqualified Lenders) by posting the Information or the Projections on IntraLinks or another similar electronic system (the “Platform”), in each case, subject to a market standard “click through” or similar confidentiality agreement, and (b) certain Lenders (each, a “Public Lender”) may not wish to receive information with respect to the Acquired Business or its securities that is not publicly available or has not been made (or would not be expected to be made) available to investors in connection with a Rule 144A or public offering of the Company’s securities (“material non-public information”). At the request of the Lead Arrangers, you agree to use your commercially reasonable efforts to assist us in preparing an additional version of the Confidential Information Memorandum (the public-side version) to be used by Public Lenders, that will include no material non-public information with respect to you, Holdings, the Acquired Business or your or their respective subsidiaries or your and their respective securities for purposes of United States federal and state securities laws. It is understood that in connection with the assistance described above, (i) to the extent reasonably requested by the Lead Arrangers, you agree to deliver a customary authorization letter to be included in each Confidential Information Memorandum (provided, that the customary “10b-5” representation in such authorization letter will be consistent with the representations set forth in the preceding paragraph of this Commitment Letter (provided, that, for the avoidance of doubt, such representation shall not contain a knowledge qualifier)) that authorizes the distribution of such Confidential Information Memorandum to prospective Lenders (other than Disqualified Lenders) and confirms that the public-side version does not include material non-public information with respect to the Acquired Business or its securities for purposes of United States federal and state securities laws; (ii) each Confidential Information Memorandum will exculpate the Sponsors, the Buyers, the SPAC, the Acquired Business and us and your and our respective affiliates with respect to the content and the use of such Confidential Information Memorandum or any related marketing material by the recipients thereof; (iii) the public-side version of the Confidential Information Memorandum and information provided to Public Lenders may include the following information, except to the extent you notify us to the contrary (prior to their distribution) and provided that you have been given a reasonable opportunity to review such public-side version and comply with U.S. Securities and Exchange Commission disclosure requirements: (A) drafts and final Facilities Documentation, related definitive documentation (if any) and customary marketing term sheets that have been approved by you (such approval not to be unreasonably withheld or delayed), (B) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (C) notification of changes in the terms of the Facilities; (iv) at our request, you agree to use your commercially reasonable efforts to identify information to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; and (v) we will be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable for posting only on the portion of the Platform not available to or accessible by Public Lenders.

5.	Fees.

As consideration for the commitments of each Initial Lender and each Lead Arranger’s and other agents’ agreements to perform the services described herein, you agree to pay the fees set forth in the fee letter dated the date hereof and delivered in connection with the Facilities (the “Fee Letter”) and in the term sheets attached to this Commitment Letter. Once paid, such fees will not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter or otherwise agreed in writing by the parties hereto.

6.	Conditions Precedent.

The commitments of each Initial Lender with respect to the Facilities and each Lead Arranger’s and each agent’s agreements to perform the services described herein are subject to the satisfaction (or waiver by the Lead Arrangers) of only the conditions precedent explicitly set forth on the exhibit to this Commitment Letter labeled “Conditions Annex” (such conditions, the “Financing Conditions,” and such exhibit, the “Conditions Annex”).

Notwithstanding anything in the Commitment Papers, the Facilities Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, the following provisions (the “Certain Funds Provisions”) will apply:

(a) the only representations and warranties that will be made on the Closing Date and the making and accuracy of which will be a condition to the initial availability of the Facilities on the Closing Date will be the Acquisition Agreement Representations and the Specified Representations; provided, that a failure of any Acquisition Agreement Representation to be accurate will not result in a failure of a Financing Condition or a default under the Facilities Documentation, unless such failure results (or resulted) in a failure of a condition precedent to Buyer’s (or its affiliates’) obligation to consummate the Acquisition or such failure gives (or gave) the Buyer the right (taking into account any notice and cure provisions) to terminate the Buyer’s (or its affiliates’) obligations, in each case, pursuant to the terms of the Acquisition Agreement;

(b) the terms of the Facilities Documentation and the Closing Deliverables will be subject to the Documentation Principles, will contain no conditions to the initial funding of the Facilities other than the Financing Conditions, and in any event will be in a form such that they do not impair the availability of the Facilities on the Closing Date if the Financing Conditions are satisfied (or waived by the Lead Arrangers); it being understood that, (i) the attachment and perfection of any lien on Collateral (other than Collateral consisting of personal property) securing a secured facility is not a condition precedent to the availability of any Facility, will not affect the size of any Facility and will not result in a default under any Facility and (ii) if any lien on personal property Collateral securing a secured Facility does not attach or become perfected on the Closing Date after your use of commercially reasonable efforts to do so, such attachment or such perfection will not constitute a condition precedent to the availability of any Facility, will not affect the size of any Facility and will not result in a default under any Facility, but will be required within 90 days after the Closing Date (subject to extensions agreed to by the Administrative Agents in their reasonable discretion); provided that the foregoing will not limit the conditions precedent set forth in Sections 5(b) and 5(d) of Exhibit E hereto, including requiring the authorization of “all asset” UCC and PPSA filings and delivery of certain equity securities constituting Collateral, in each case, with customary stock powers executed in blank; and

(c) there are no conditions (implied or otherwise) to the commitments and agreements hereunder (including compliance with the terms of the Commitment Papers or the Facilities Documentation), other than the Financing Conditions, and upon satisfaction (or waiver by the Lead Arrangers) of the Financing Conditions, each of the Administrative Agents and the Initial Lenders and each other party thereto will execute and deliver the Facilities Documentation for such Facilities to be funded on the Closing Date to which it is a party and the initial funding under such Facilities will occur.

“Acquisition Agreement Representations” means such of the representations and warranties made by the Acquired Business with respect to the Acquired Business in the Acquisition Agreement to the extent a breach of such representations and warranties is material and adverse to the interests of the Lenders (in their capacities as such).

“Specified Representations” means the representations and warranties of the Borrower and Holdings set forth in the Facilities Documentation relating to their organizational existence, organizational power and authority (only as to execution, delivery and performance of the applicable Facilities Documentation and the extensions of credit thereunder), their due authorization, execution, delivery and enforceability (against them) of the applicable Facilities Documentation, solvency on a consolidated basis as of the Closing Date after giving effect to the Transactions (consistent with the solvency certificate attached to this Commitment Letter), no conflicts of Facilities Documentation with their charter documents (as in effect upon consummation of, or immediately after consummation of, the Acquisition and the adoption of any related resolutions), compliance of the Transactions with Federal Reserve margin regulations, the Investment Company Act, the Patriot Act, use of proceeds not violating the OFAC and FCPA and the creation, attachment and perfection of security interests in the Collateral (subject to Permitted Liens and the Certain Funds Provisions).

7.	Indemnification; Expenses.

You agree to indemnify and hold harmless each Commitment Party and its affiliates and controlling persons and the respective officers, directors, employees, partners, agents and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with the Commitment Papers, the Transactions or the Facilities, or any claim, litigation, investigation or proceeding (each, an “Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto and whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person, promptly after receipt of a written request, together with customary backup documentation in reasonable detail, for any reasonable and documented out-of-pocket legal expenses (limited to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of any actual or perceived conflict of interest between Indemnified Persons where the Indemnified Persons affected by such conflict inform you of such conflict, one additional counsel in each relevant material jurisdiction to each group of affected Indemnified Persons similarly situated, taken as a whole) or other reasonable and documented in reasonable detail out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent (a) resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Persons (as defined below) of such Indemnified Person, (b) arising from a material breach of the obligations of such Indemnified Person or any Related Indemnified Persons of such Indemnified Person under the Commitment Papers or the Facilities Documentation, including the failure to fund the Facilities upon satisfaction or waiver of the Financing Conditions (in the case of clauses (a) and (b), as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (c) arising from any dispute among Indemnified Persons or any Related Indemnified Persons of the foregoing other than any Actions against any Commitment Party in its collective capacities or in fulfilling its role as an Initial Lender, Lead Arranger, Administrative Agent or other agent role under any Facility and other than any claims arising out of any act or omission on the part of you or any of your affiliates. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return promptly any and all amounts paid under the indemnification provisions of this Commitment Letter to such Indemnified Person and its Related Indemnified Persons for any such losses, claims, damages, liabilities or expenses to the extent such Indemnified Person and its Related Indemnified Persons is not entitled to payment of such amounts in accordance with the terms hereof as finally determined by a final, non-appealable judgment of a court of competent jurisdiction, and, to the extent not a party hereto, the agreement of an Indemnified Party to this provision is a condition to the indemnity provided herein. Notwithstanding any other provision of this Commitment Letter, except to the extent resulting from the willful misconduct, bad faith or gross negligence of (or material breach of the Commitment Papers by) such Indemnified Person or any Related Indemnified Persons of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (a) no Indemnified Person will be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including the Platform) and (b) neither any Indemnified Person, nor Buyer or the Acquired Business (or any of their respective directors, officers, employees, controlling persons, controlled affiliates or agents) will be liable for any indirect, special, punitive or consequential damages in connection with the Commitment Papers, the Facilities, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities or other transactions related to the Facilities; provided that this sentence shall not limit your indemnification or reimbursement obligations set forth herein to the extent such special, indirect, punitive or consequential damages are included in any third-party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. Notwithstanding anything in the Commitment Papers, you will have no obligation to indemnify any Indemnified Person for income taxes, franchise taxes or branch profits taxes incurred by such person in connection with the fees or other compensation such person receives in connection with the Commitment Papers, in each case as a result of any present or former connection between such Indemnified Person and the relevant taxing jurisdiction (other than a connection arising solely as a result of this Commitment Letter, the Fee Letter, the Engagement Letter and/or any of the transactions contemplated thereunder). You will not be liable for any settlement of any Action effected without your prior written consent (such consent not to be unreasonably withheld or delayed (it being understood that consent withheld for failure of any of the conditions in the immediately succeeding sentence to be true is reasonable)), but, if settled with your written consent or if there is a final judgment in any such Actions, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the indemnification provisions of this Commitment Letter. You will not, without the prior written consent of an Indemnified Person, effect any settlement of any Action in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Actions and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (a) any controlling person or controlled affiliate of such Indemnified Person, (b) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Commitment Letter and the Facilities.

Upon and subject to the occurrence of the Closing Date and the initial funding of the Facilities, you agree to reimburse each Commitment Party for its reasonable and documented in reasonable detail out-of-pocket expenses (including expenses of each Commitment Party’s due diligence investigation, syndication expenses, travel expenses and reasonable and documented out-of-pocket fees, disbursements and other charges of the single counsel to the Commitment Parties identified in the Term Sheet and, if reasonably necessary, of a single local counsel to the Commitment Parties in each relevant material jurisdiction, which may be a single local counsel acting in multiple material jurisdictions and in the case of any actual or perceived conflict of interest, one additional counsel in each relevant material jurisdiction), in each case, incurred solely in connection with due diligence and the preparation, negotiation, execution and delivery of the Commitment Papers and the Facilities Documentation and any related definitive documentation (collectively, the “Expenses”). For the avoidance of doubt, you will not be required to reimburse the Commitment Parties for any Expenses in the event the Closing Date does not occur. You acknowledge that the Commitment Parties may receive a benefit, including, without limitation, a discount, credit or other accommodation, from any such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation, fees paid pursuant hereto. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the application provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities; Binding Obligations.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities, and financial planning and benefits counseling) to other companies in respect of which the Acquired Business may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to such other companies. You also acknowledge that we do not have any obligation to use, in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from such other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not, directly or indirectly, give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party, and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that such Commitment Party has no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, each Commitment Party may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning the Acquired Business, and such affiliates will be entitled to the benefits afforded to, and subject to the obligations of (including, for the avoidance of doubt, confidentiality obligations), such Commitment Party under this Commitment Letter.

You further acknowledge that each Commitment Party and its affiliates may be a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Sponsors and the Acquired Business and other companies with which the Sponsors or the Acquired Business may have commercial or other relationships. With respect to any securities and/or financial instruments so held by each Commitment Party, its affiliates or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the Transactions and the process leading thereto. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You will consult with your own advisors concerning such matters and will be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby.

We represent and warrant that the Commitment Papers constitute our legally valid and binding obligation to provide services and perform our other obligations set forth herein and to fund the Facilities upon satisfaction or waiver of the Financing Conditions, in each case, enforceable at law and in equity in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally); provided that it is acknowledged and agreed by each party hereto that the initial funding of the Facilities will be subject solely to the Financing Conditions. You represent and warrant that the Commitment Papers constitute your legally valid and binding obligation, enforceable at law and in equity against you in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally); provided that nothing contained in the Commitment Papers obligates you or any of your affiliates to consummate any Transaction or to draw upon all or any portion of the Facilities.

You further acknowledge that MSSF and/or its affiliates have been retained by the Borrower as financial advisor (in such capacity, the “Borrower Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of each Borrower Financial Advisor and/or its affiliates, on the one hand, including with respect to arranging or providing financing for a competing bidder, and, on the other hand, our and our affiliates’ relationships with you described and referred to herein. You acknowledge that, in such capacity, each Borrower Financial Advisor may advise the Borrower in other manners adverse to the interests of the parties hereto. Each of the financial institutions hereto acknowledges (i) the retention of such entities as a Borrower Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such financial institution on the part of such entities or their affiliates.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder are not assignable (except assignments by us in connection with your exercise of the Designation Rights without the prior written consent of each other party hereto, and any attempted assignment without such consent will be null and void). This Commitment Letter is intended to be solely for the benefit of the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein) and is not intended to create a fiduciary relationship among the parties hereto. Any and all services to be provided by each Commitment Party hereunder may be performed by or through any of its affiliates or branches, and such affiliates and branches will be entitled to the benefits afforded to, and will be subject to the obligations of (including, for the avoidance of doubt, confidentiality obligations), such Commitment Party under this Commitment Letter. Except as otherwise set forth herein, this Commitment Letter may not be amended or any provision hereof waived or modified except in a writing signed by each Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission (including in “.pdf” format) will be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and will not affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. The Commitment Papers supersede all prior understandings, whether written or oral, among you and us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto.

THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS COMMITMENT LETTER, WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Material Adverse Effect (as defined in the Acquisition Agreement) and whether or not a Material Adverse Effect has occurred, including for purposes of the Financing Conditions, (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a Financing Condition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement will, in each case, be governed by, and construed and interpreted in accordance with, the laws governing the Acquisition Agreement as applied to the Acquisition Agreement, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

10.	WAIVER OF JURY TRIAL.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION, THE TRANSACTIONS, THE COMMITMENT PAPERS OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES HEREUNDER OR THEREUNDER.

11.	Jurisdiction.

Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any such court, in any suit, action, proceeding, claim or counterclaim arising out of or relating to the Commitment Papers or the Transactions, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such suit, action, proceeding, claim or counterclaim will be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action, proceeding, claim or counterclaim arising out of or relating to the Commitment Papers or the Transactions in any court in which such venue may be laid in accordance with the preceding clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action, proceeding, claim or counterclaim in any such court and (d) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above will be effective service of process against such party for any suit, action, proceeding, claim or counterclaim brought in any such court. Nothing in the Commitment Papers or the Transactions shall affect any right that we or any of our affiliates may otherwise have to bring any claim, action or proceeding relating to the Commitment Papers or the Transactions and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of you or any of your subsidiaries or enforce any judgment arising out of such claim, action or proceeding.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither the Fee Letter nor this Commitment Letter, or their terms or substance, may be disclosed by you to any other person or entity, except

(a) to the Buyer, the SPAC, the Sponsors, any Investor or potential Investor and to your and their respective officers, directors, employees, affiliates, controlling persons, members, partners, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential and need to know basis, (b) in connection with the exercise of your Designation Rights, (c) if each Commitment Party consents in writing to such proposed disclosure, (d) that the Term Sheets and the existence of this Commitment Letter (but not the Commitment Letter or any other contents of the Commitment Papers) may be disclosed to any rating agency in connection with the Transactions or (e) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so); provided that you may disclose (i) the aggregate amount of the fees (including upfront fees and OID) payable under the Fee Letter as part of generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with any syndication of the Facilities or other marketing efforts for debt to be used to finance the Transactions, (ii) on a confidential basis, the Fee Letter and the contents thereof to your and the Acquired Business’ auditors and accounting and tax advisers for customary accounting and tax purposes, including accounting for deferred financing costs, (iii) the Commitment Papers in connection with the enforcement of your rights or remedies hereunder or under the Fee Letter, (iv) this Commitment Letter (but not the Fee Letter or the contents thereof) in any syndication of the Facilities or, after your acceptance of this Commitment Letter and the Fee Letter in accordance with their terms, other marketing efforts for any other financing of the Transactions, including a prospectus, offering memorandum or offering circular, or in connection with any public filing or proxy in connection with the Transactions or financing thereof, or as may otherwise be required by law and (v) this Commitment Letter and its contents (but not the Fee Letter or its contents) after your acceptance hereof to the extent that such information becomes publicly available other than by reason of improper disclosure by you or any of your affiliates in violation of any confidentiality obligations hereunder.

Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you and the contents of the Commitment Papers solely for the purpose of providing the services that are the subject of this Commitment Letter and will treat confidentially all such information and the Commitment Papers (including any market “flex” provisions); provided that the foregoing sentence will not prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party agrees to inform you promptly thereof to the extent lawfully permitted to do so, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of any regulatory (including self-regulatory) audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority), (b) upon the request or demand of any governmental, regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof to the extent lawfully permitted to do so prior to such disclosure, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of any regulatory audit or examination conducted by bank accountants or any governmental or regulatory authority exercising examination or regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, Holdings, the Company or the Sponsors, (e) to the extent that such information is independently developed by such Commitment Party without reliance on such information, (f) to such Commitment Party and its affiliates and its and their respective officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions, are informed of the confidential nature of such information and are instructed to keep such information confidential, (g) except with respect to the Fee Letter and its contents, to bona fide prospective Lenders, participants or assignees or any bona fide potential counterparty (or its advisors) to any swap or derivative transaction relating to the Acquired Business or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) which agreement will be pursuant to customary syndication practice, (h) to ratings agencies, (i) for purposes of establishing a “due diligence” defense or (j) in connection with the enforcement of our rights hereunder or under the Fee Letter; provided that (i) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants will be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, which will in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (ii) no such disclosure will be made to any person that was a Disqualified Lender on the date of such disclosure.

After the closing of the Transactions and at such Commitment Party’s expense, each Commitment Party may (i) after consultation with the Borrower, place advertisements in periodicals and on the Internet as it may choose and (ii) on a confidential basis, circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describe the names of any of you or your affiliates and any other information about the Transactions, including the amount, type and closing date of the Facilities). In addition, the Commitment Parties may disclose the existence of the Facilities and the information about the Facilities to market data collectors, similar service providers to the lending industry, and service providers to such Commitment Party in connection with the administration and management of the Facilities.

The obligations under this Section 12 with respect to this Commitment Letter but not the Fee Letter will automatically terminate and be superseded by the confidentiality provisions in the Facilities Documentation (to the extent set forth therein) upon the execution and delivery of the Facilities Documentation and in any event will terminate on the first anniversary of the date of this Commitment Letter.

13.	Surviving Provisions.

The compensation (if applicable), syndication (if applicable), information (if applicable), indemnification, expense (if applicable), payment of fees (if applicable), confidentiality, jurisdiction, venue, governing law, no agency or fiduciary duty and waiver of jury trial provisions contained in the Commitment Papers will remain in full force and effect regardless of whether definitive financing documentation is executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ and other agents’ several agreements to provide the services described herein; provided that your obligations under the Commitment Papers, other than those relating to compensation, the syndication of the Facilities, information and confidentiality, will automatically terminate and be superseded by the Facilities Documentation (with respect to indemnification, to the extent covered thereby) upon consummation of the Transactions and the payment of all amounts owing at such time under the Commitment Papers.

14.	Patriot Act Notification.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to each Commitment Party and each Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arrangers (or their designees) counterparts hereof and of the Fee Letter executed by you not later than 11:59 p.m., New York City time, on the fifth business day following the date of this Commitment Letter. The Commitment Party’s commitments hereunder and agreements contained herein will expire at such time in the event that the Commitment Party (or its designees) has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Financing Conditions are not satisfied or waived on or prior to the date that is ten (10) business days after the Termination Date (as defined in the Acquisition Agreement in effect as of the date hereof) or, if earlier, (a) the date on which you notify us in writing that the Acquisition Agreement has terminated in accordance with its terms and/or (b) the date of the consummation of the Acquisition (but not, for the avoidance of doubt, prior to the consummation thereof) with or without the funding or effectiveness of the Facilities, then this Commitment Letter and the commitments and undertakings of each Commitment Party hereunder will automatically terminate, unless such Commitment Party, in its discretion, agrees to an extension. The termination of any commitment pursuant to this paragraph will not prejudice your or our rights and remedies in respect of any breach or repudiation of the Commitment Papers.

[Signature Pages Follow]

We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Matthew Curtin
Name: Matthew Curtin
Title: Managing Director

BOFA SECURITIES, INC.

By:	/s/ Matthew Curtin
Name: Matthew Curtin
Title: Managing Director

[Signature Page to Project Catapult Commitment Letter]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Brendan MacBride
Name: Brendan MacBride
Title: Authorized Signatory

[Signature Page to Project Catapult Commitment Letter]

DEUTSCHE BANK NEW YORK BRANCH

By:	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

By:	/s/ Manfred Affenzeller
Name: Manfred Affenzeller
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

By:	/s/ Manfred Affenzeller
Name: Manfred Affenzeller
Title: Managing Director

[Signature Page to Project Catapult Commitment Letter]

Accepted and agreed to as of the date first written above:

ADVANTAGE SALES & MARKETING INC.

By:	/s/ Robert Murray
Name: Robert Murray
Title: Treasurer

[Signature Page to Project Catapult Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Catapult

$400 million ABL Facility

$2,100 million First Lien Term Facility

“Transaction Description”1

It is intended that:

(a) The Buyer, which will be formed at the direction of Conyers Park II Acquisition Corp. (the “SPAC”), will, directly or indirectly, acquire (the “Acquisition”) the Acquired Business pursuant to the Agreement and Plan of Merger, between the Buyer, the SPAC, Advantage Solutions Inc. and Karman Topco, L.P. (including all schedules, annexes and exhibits thereto, and as amended or modified from time to time in a manner that would not result in a failure of the condition precedent set forth in paragraph 1 of the Conditions Annex, the “Acquisition Agreement”);

(b) The SPAC, the Sponsors, members of management of the Acquired Business and other equity investors (collectively, the “Investors”) will, directly or indirectly, contribute to the Buyer (or a direct or indirect parent of the Buyer) cash and/or rollover equity in exchange for common or preferred equity constituting Disqualified Equity Interests (as defined in the First Lien Documents) of the Borrower (or such direct or indirect parent), which, with respect to any preferred equity of the Borrower, if any, will be on terms reasonably acceptable to the Lead Arrangers (the “Equity Contribution”). Any such parent will contribute, or cause to be contributed, all such cash and equity to the Borrower immediately after the initial funding of the Facilities and the consummation of the merger. The aggregate amount of the Equity Contribution will represent not less than 35% (the “Minimum Equity Contribution”) of the sum of (i) the aggregate principal amount of the loans funded under the ABL Facility on the Closing Date, other than letters of credit and amounts borrowed to cash collateralize letters of credit, to fund any OID or fees pursuant to the “market flex” provisions of the Fee Letter or to fund working capital, (ii) the aggregate principal amount of the term loans borrowed under the First Lien Term Facility on the Closing Date (and the gross cash proceeds of any debt securities issued by the Borrower on or prior to the Acquisition Date in lieu of the First Lien Term Facility), and (iii) the amount of such cash and fair market value of rollover equity contributed, in each case, on the Closing Date; provided that the amount of any First Lien Flex Increase (as defined in the Fee Letter) will be excluded;

(c) The Borrower will:

•

obtain $400 million (or such lower amount as the Borrower may request) in commitments under a senior secured asset-based credit facility (the “ABL Facility”) having the terms materially consistent with those set forth in the Summary of Principal Terms and Conditions attached to this Commitment Letter as Exhibit B, including the terms of Exhibits C, D and F incorporated therein (the “ABL Term Sheet”);

•

obtain $2,100 million (or such lower amount as the Borrower may request and as such amount may be increased pursuant to a First Lien Flex Increase (as defined in the Fee Letter)) in aggregate principal amount of senior secured term loans (the “First Lien Term Facility”), having terms materially consistent with those set forth on the term sheet attached to the Commitment Letter as Exhibit C, including the terms of Exhibits B, D and F incorporated therein (the “First Lien Term Sheet” and, together with the ABL Term Sheet, and the Financing Conditions set forth as Exhibit F and the Certain Definitions set forth as Exhibit E, the “Term Sheets” and each, a “Term Sheet); provided that the

[1]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

aggregate principal amount of the First Lien Term Loans to be funded on the Acquisition Date shall be reduced on a dollar-for-dollar basis by the gross cash proceeds of any debt securities issued by the Borrower on or prior to the Acquisition Date, which gross cash proceeds are available to consummate the Transactions on the Acquisition Date (a “First Lien Term Loan Decrease”); and

(d) The proceeds of the Equity Contribution, the initial borrowing under the ABL Facility (if any), the initial borrowing under the First Lien Term Facility and cash on hand at the Company and its subsidiaries on the Closing Date will be applied on the Closing Date to:

(i) finance the repayment of debt of the Acquired Business (and termination of commitments thereunder and release of all guarantees, liens and security interests related thereto) with respect to which the Acquisition Agreement requires the delivery of a payoff letter (the “Refinancing”); and

(ii) pay fees, costs and expenses related to the Transactions (such fees, costs and expenses, the “Transaction Costs”) and make such other payments as are contemplated on the Term Sheets.

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions.” The Term Sheets, which contain all material terms related to the Facilities, are the result of extensive negotiations among the parties hereto and the terms set forth therein are an integral and necessary part of the Transactions. The Transactions as a whole, including the Acquisition, constitute a unique opportunity for the SPAC and the Borrower. For purposes of the Commitment Papers, (i) “Acquisition Date” means the date or time that the Acquisition is consummated pursuant to the terms of the Acquisition Agreement, (ii) “Closing Date” means the date the initial funding under (a) the ABL Facility and (b) the First Lien Term Facility, and (iii) “Facilities” means, collectively, the ABL Facility and the First Lien Term Facility and “Facility” means either of them. All references to (a) “dollars” and “$” are to the lawful currency of the United States of America and (b) “Alternative Currencies” means currencies other than dollars from time to time agreed by the Borrower, the applicable Administrative Agent and (i) if in connection with the ABL Facility or any Incremental ABL Facility, the ABL Lenders (including the lenders providing such Incremental ABL Facility, if applicable), the Swingline Lender and the Issuing Banks and (ii) if in connection with any Incremental First Lien Term Facility, the lenders providing such Incremental First Lien Term Facility.

CONFIDENTIAL	EXHIBIT B

Project Catapult

$400 million ABL Facility

Term Sheet1

Borrower:	Advantage Sales & Marketing Inc. (the “Borrower”) and a wholly-owned direct subsidiary of a domestic entity (“Holdings”).

Lead Arrangers:	BofA Securities, MSSF and DBSI and such other arrangers appointed by the Borrower pursuant to the terms of the Commitment Letter (together with their designated affiliates, the “Lead Arrangers”).

Administrative Agent and Collateral Agent:	Bank of America will act as sole administrative agent and sole collateral agent (in such capacities, the “ABL Administrative Agent”) for the ABL Lenders (as defined below) providing the ABL Facility as described in this Term Sheet.

Transactions:	As described in the “Transaction Description” attached to the Commitment Letter.

Lenders:	Bank of America or its affiliate(s), MSSF or its affiliate(s) and DBSI or its affiliate(s) and a syndicate of financial institutions and other lenders (the “ABL Lenders”) arranged by the Lead Arrangers and reasonably acceptable to the Borrower (such acceptance not to be unreasonably withheld or delayed), including Relationship Lenders and excluding Disqualified Lenders.

ABL Facility:	A senior secured asset-based credit facility in an aggregate principal amount equal to $400 million (the “ABL Facility” and the loans thereunder the “ABL Loans”). Amounts under the ABL Facility will initially be available in U.S. dollars and Canadian dollars and, after the Closing Date, in U.S. dollars, Canadian dollars and other Alternative Currencies agreed to by the Administrative Agent, the Borrower and each ABL Lender providing such loans.

Letters of Credit:	An amount equal to $150 million (or such higher amount as the Borrower and the ABL Lenders may agree) of the ABL Facility will be available to the Borrower in the form of letters of credit. Letters of credit will be issued by each of the ABL Lenders (pro rata based on their respective commitments thereunder) (in such capacity, the “Issuing Banks”). Each letter of credit will be denominated in U.S. dollars, Canadian dollars or an Alternative Currency and, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank, will expire not later than the earlier of (a) twelve months after its date of issuance and (b) the fifth business day prior to the final maturity of the ABL Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to twelve months on customary terms (which in no event will

[1]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

extend beyond the date referred to in clause (b) above unless cash collateral or other assurances have been provided to the applicable Issuing Bank). Drawings under any letter of credit will be reimbursed by the Borrower within one business day or if not reimbursed will automatically increase the ABL Loans. Notwithstanding the foregoing, unless otherwise agreed by an ABL Lender in its sole discretion, such ABL Lender (in its capacity as an Issuing Bank) shall not be required to issue letters of credit other than standby letters of credit. The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereto) will reduce availability under the ABL Facility on a dollar-for-dollar basis.

Swingline Facility:	In connection with the ABL Facility, the ABL Administrative Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to $40 million (or such higher amount as the Borrower and the ABL Administrative Agent may agree). Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis. The Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the ABL Facility.

Incremental ABL Facilities:

The ABL Loan Documents will permit the Borrower to increase commitments under the ABL Facility (any such increase, an “Incremental ABL Facility”) in minimum amounts consistent with the ABL Documentation Principles.

The aggregate principal amount of Incremental ABL Facilities outstanding on any date commitments with respect to such facilities are received may not exceed the greater of (i) $175 million and (ii) the Borrowing Base then in effect.

The Incremental ABL Facilities will be available at the request of the Borrower with consent required only from those lenders that agree, in their discretion, to participate in such Incremental ABL Facility. Lenders providing an Incremental ABL Facility will be reasonably acceptable to (a) the Borrower, (b) the ABL Administrative Agent, and (c) the Issuing Banks and Swingline Lenders (but, in each case of clauses (b) and (c), only to the extent such person would otherwise have a consent right to an assignment of such loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed).

The incurrence of indebtedness under an Incremental ABL Facility will be subject to only the following conditions and to any other conditions agreed between the lenders under the Incremental ABL Facility and the Borrower, measured on the date commitments with respect to such facilities are received, in each case subject to the Borrower’s LCA Election rights: (i) no event of default will have occurred and be continuing or would result therefrom, and (ii) all representations and warranties must be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Facility; provided that if such incurrence is in connection with a

Permitted Acquisition, Acquisition Transaction (to be defined in a manner consistent with the First Lien Documentation Principles) or other permitted investment or acquisition (collectively, “Permitted Investments”, and each a “Permitted Investment”) the condition set forth in clause (i) may be waived by the providers of any such Incremental ABL Facility (other than an event of default resulting from non-payment of principal or interest under the ABL Facilities or bankruptcy of the Borrower (such events of default, “Specified Events of Default”)) and the condition set forth in clause (ii) may be made subject to customary “certain funds” provisions; provided that, for the avoidance of doubt, any Borrowing Base requirement shall be satisfied according to the terms hereof without regard to the “certain funds” provisions.

The ABL Loan Documents will also require that, except with respect to any commitment, arrangement, upfront or similar fees that may be agreed to among the Borrower and the lenders providing such Incremental ABL Facility, all other terms of any Incremental ABL Facility shall be on terms and pursuant to documentation applicable to the ABL Facility.

The ABL Loan Documents may be amended as may be necessary to give effect to any Incremental ABL Facility with the consent of the Borrower and lenders providing such Incremental ABL Facility.

Purpose:

The letters of credit and proceeds of the ABL Loans will be used by the Borrower and its restricted subsidiaries on and after the Closing Date for working capital and general corporate purposes (including permitted acquisitions and other transactions not prohibited by the ABL Loan Documents); provided that the amount of drawings under ABL Facility on the Closing Date will be limited as set forth in the following paragraph; provided further that the amount of drawings under the ABL Facility on and after the Closing Date will be limited as set forth under the caption “Availability”.

Loans and letters of credit under the ABL Facility shall be made available on and after the Closing Date (subject to the Closing Borrowing Base or, if a Borrowing Base Certificate shall have been delivered, the Borrowing Base, as applicable; provided that, for the avoidance of doubt, availability shall always be subject to either the Closing Borrowing Base or the Borrowing Base); provided, further, that on the Closing Date, the amount of drawings under the ABL Facility will be limited to $50 million plus the sum of the following amounts (i) for replacing and/or backstopping existing letters of credit and refinancing any revolving facility of the Company or its subsidiaries (with respect to any such refinancing of any revolving facility in an amount not to exceed $50 million in the aggregate), (ii) to finance working capital needs on the Closing Date, (iii) to fund any OID or fees pursuant to the “market flex” provisions in the Fee Letter and (iv) an additional amount (not to exceed $100 million) equal to the redemptions of equity of the SPAC.

Letters of credit will be used by the Borrower for general corporate purposes, including supporting transactions not prohibited by the First Lien Loan Documents.

ABL Documentation Principles:

The definitive documentation for the ABL Facility (the “ABL Loan Documents”) will (a) be initially prepared by counsel to the Borrower, (b) contain only the terms and conditions set forth in this Exhibit B, (c) reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their consolidated capital structure, size, geographic location, businesses and business practices, operations, financial accounting, matters disclosed in the Acquisition Agreement and the proposed business plan (including the sponsor model dated as of August 5, 2020 (the “Sponsor Model”) and investment thesis) and the industry and practices of Borrower, in each case, after giving effect to the Transactions, (d) be consistent with the proposed business plan, Sponsor Model and projections, in each case delivered to the Commitment Parties prior to the date of the Commitment Letter, (e) be based on, and, with respect to non-ABL Facility terms, no less favorable (except as expressly set forth in this Exhibit B) to, the Company and its subsidiaries than the documentation for the First Lien Term Facility as set forth on Exhibit C (provided that terms specific to asset based revolving facilities shall be based on, and giving due regard to, those set forth in the draft documentation dated as of February 20, 2020 previously provided to you titled “ABL Revolving Credit Agreement” by and among Karman Intermediate Corp. as Holdings, Advantages Sales & Marketing Inc. as the Borrower (the “ABL Identified Precedent”), (f) contain those covenant “baskets” and exceptions set forth in the documentation for the First Lien Term Facility (except to the extent expressly set forth in this Exhibit B, including for the avoidance of doubt replacement of unlimited incurrence ratios (other than debt and liens) and any available amount builder basket with baskets based on Payment Conditions); provided, the ABL Loan Documents will be modified as necessary (i) (x) to take into account any changes in law or accounting standards and (y) to reflect customary modifications to the operational and agency provisions to reflect the requirements of the ABL Administrative Agent and (ii) to reflect customary provisions relating to the Canadian Loan Parties (as defined below). The foregoing is referred to herein, collectively, as the “ABL Documentation Principles.” Capitalized terms used but not defined in this Term Sheet shall have meanings given to them in the documentation for the First Lien Term Facility as set forth on Exhibit C (or with respect to capitalized terms specific to asset-based revolving facilities, consistent with the ABL Documentation Principles). The ABL Loan Documents will contain only those payment provisions, conditions to borrowing, mandatory prepayments, representations and warranties, covenants, events of default and guarantee and collateral provisions expressly set forth in this Exhibit B, in each case, applicable to the Borrower and its restricted subsidiaries to the extent set forth herein (and to the extent set forth below, Holdings) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the ABL Documentation Principles.

For purposes of the ABL Loan Documents, if any “market flex” provisions are exercised with respect to the First Lien Term Facility, whether before or after the Closing Date, the applicable incurrence based covenant levels based on leverage shall be adjusted in the ABL Loan

Documents (or pursuant to an amendment thereto, which shall require only the consent of the Borrower and the First Lien Administrative Agent) in order to make corresponding adjustments to account for additional indebtedness and any OID or upfront fees and to maintain the agreed cushions and/or reflect the adjusted “Closing Date” leverage levels (or offset thereto) resulting from the exercise of such “market flex” terms.

Availability:	Loans under the ABL Facility will be available, subject to the Closing Borrowing Base or Borrowing Base, as applicable, at any time prior to the final maturity of the ABL Facility, in minimum principal amounts consistent with the ABL Documentation Principles; provided that the aggregate amount of borrowings on the Closing Date shall be limited as set forth under the heading “Purpose” above. Amounts repaid under the ABL Facility may be reborrowed, subject to the then-applicable Closing Borrowing Base or Borrowing Base, as applicable.

Closing Borrowing Base:	The borrowing base for purposes of drawings and letters of credit under the ABL Facility on the Closing Date (the “Closing Borrowing Base”) will be equal to $250 million. The Closing Borrowing Base shall be in effect until the earlier of (i) 90 days after the Closing Date and (ii) receipt by the ABL Administrative Agent of (and reasonable opportunity to review) an initial field examination consistent with the ABL Documentation Principles and a Borrowing Base Certificate with respect thereof; provided, that in the event that the ABL Administrative Agent has not received such initial field examination within 90 days after the Closing Date, the Borrowing Base (as defined below) shall be deemed to be $0 until such initial field examination appraisal (and a Borrowing Base Certificate with respect thereof) is delivered.

Borrowing Base:

Subject to receipt by the ABL Administrative Agent of the initial field examination, the borrowing base (the “Borrowing Base”) at any time shall equal the sum of the following:

(a) (i) in the case of investment grade eligible billed receivables, 90% of the dollar equivalent of the face amount of such eligible receivables of the Loan Parties; (ii) in the case of other eligible billed receivables, 85% of the dollar equivalent of the face amount of such eligible receivables of the Loan Parties; and (iii) in the case of eligible unbilled receivables, 75% of the dollar equivalent of the face amount of such eligible receivables of the Loan Parties (in each case, calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time, but without duplication of eligibility criteria or Reserves), provided that the amount calculated pursuant to clause (iii) shall not exceed 30% of the Borrowing Base at any time;

plus

(b) 100% of qualified cash of the Loan Parties (which shall be in a blocked account of the ABL Administrative Agent, or in a blocked account at another institution reasonably acceptable to the ABL Administrative Agent subject to customary reporting in connection with (i) the delivery of a borrowing base certificate, (ii) any request for a credit extension and (iii) any action incurred in reliance on the Payment Conditions (as defined below)); minus

(d) Eligible Reserves (as defined below).

Eligibility criteria for eligible receivables and qualified cash included in the Borrowing Base shall be set forth in the ABL Loan Documents in a manner consistent with the ABL Documentation Principles.

The Borrowing Base will be computed by the Borrower monthly (or more frequently if the Borrower in its sole discretion shall so elect and, if so elected, continued on such basis for at least 60 consecutive days), and a certificate (the “Borrowing Base Certificate”) presenting the Borrower’s computation of the Borrowing Base will be delivered to the ABL Administrative Agent no event later than the 20th day following the end of each calendar month; provided, however, that (i) while any Delivery Condition (as defined below) applies, the Borrower will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis by Thursday of the following week for so long as such Delivery Condition applies and (ii) during the continuance of a Specified Default, the Borrower will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate as frequently as reasonably requested by the ABL Administrative Agent (but not more frequently than on a weekly basis) and only for so long as such Specified Default is continuing.

“Delivery Condition” means (a) the period from the date that Specified Excess Availability shall have been less than the greater of (i) $31.25 million and (ii) 12.5% of the Maximum Borrowing Amount for five consecutive business days to the date that Specified Excess Availability shall have been no less than the greater of (i) $31.25 million and (ii) 12.5% of the Maximum Borrowing Amount for twenty consecutive calendar days.

“Maximum Borrowing Amount” shall mean the lesser of (a) the aggregate amount of the aggregate Revolving Commitments at such time and (b) the Borrowing Base then in effect.

Any Current Asset Collateral subject to a first lien (other than permitted liens) in favor of the ABL Administrative Agent (“Acquired Asset Borrowing Base”) acquired by any Loan Party in a permitted acquisition shall be immediately included in the Borrowing Base applying eligibility and reserve criteria consistent with those applied to the calculation of the Borrowing Base; provided, that (i) prior to completion of a field examination with respect to any such acquired Current Asset Collateral, the applicable Acquired Asset Borrowing Base shall be limited to 20% of the Borrowing Base and (ii) in the event that the ABL Administrative Agent has not received such initial field examination within 90 days after the date of any such acquisition, the applicable Acquired Asset Borrowing Base shall be deemed to be $0 until such initial field examination is delivered.

The ABL Administrative Agent will have the right to establish and modify Eligible Reserves against the Borrowing Base assets in its Permitted Discretion, with five business days prior written notice to the

Borrower (which notice will include a reasonably detailed description of the reserve being established). During such five business day period, the ABL Administrative Agent will, if requested, discuss any such reserve or change with the Borrower, and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the ABL Administrative Agent; provided that the Borrower shall not be permitted to request any credit extension during such notice period if it would result in the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility to exceed the Maximum Borrowing Amount after giving pro forma effect to the implementation of such reserve. For purposes of the foregoing, “Eligible Reserves” means amounts that the ABL Administrative Agent may from time to time establish in accordance with the ABL Documentation Principles; provided that they are established in a manner that reflects changes in the ability of the ABL Administrative Agent to realize upon the Collateral included in the Borrowing Base.

“Permitted Discretion” means reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions; provided that, as it relates to the establishment of new reserves (other than reserves that are expressly included in the definition of “reserves” (to be defined in the ABL Loan Documents in a manner consistent with the ABL Documentation Principles)) or the adjustment or imposition of exclusionary criteria, Permitted Discretion will require that (a) such establishment, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the ABL Administrative Agent after the Closing Date or are materially different from facts or events known to the ABL Administrative Agent on the Closing Date, (b) the amount of any such reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of changes in the ability of the ABL Administrative Agent to realize upon the Collateral included in the Borrowing Base and (c) no reserves or changes will be duplicative of reserves or changes already accounted for through eligibility criteria (including collection/advance rates).

“Specified Default” shall mean any payment or bankruptcy event of default with respect to the Loan Parties under the ABL Facility, any event of default arising from failure to comply with the financial covenant, any event of default arising from a failure to deliver a Borrowing Base Certificate or any material misrepresentation therein or any event of default arising from a failure to comply with the cash management provisions, in each case, when required and after the expiry of any applicable cure period.

The eligibility criteria for receivables shall be consistent with the ABL Documentation Principles; provided that: the time-based exclusion shall apply to accounts with respect to which more than 120 days have elapsed from the original invoice date thereof or which is more than 60 days past due after the original due date, except that up to $30.0 million of receivables with respect to which more than 120 days, but not more than 150 days, have elapsed from the original invoice date shall be deemed eligible.

Ranking:	The obligations under the ABL Facility and the ABL Guarantees (as defined below) will be senior obligations of the Loan Parties and secured by the following: (a) a first-priority security interest in the Current Asset Collateral and (b) a second-priority security interest in the Fixed Asset Collateral. The lien priority, relative rights and other creditors’ rights in respect of the Collateral securing the ABL Facility and the First Lien Term Facility will be set forth in one or more customary intercreditor agreements (the “Intercreditor Agreements”), which shall be reasonably satisfactory to the Borrower and the ABL Administrative Agent. For the avoidance of doubt, the Intercreditor Agreements will (i) permit additional secured indebtedness of the Loan Parties, which indebtedness is permitted to be incurred and secured (including with respect to the lien priority thereof) pursuant to the terms of the ABL Loan Documents and the First Lien Loan Documents, (ii) permit refinancing indebtedness in respect of the ABL Facility and the First Lien Term or any of the foregoing permitted additional secured indebtedness referenced in clause (i), (iii) not impose any restrictions on amendments of the ABL Loan Documents and the First Lien Loan Documents (other than amendments which would conflict with the Intercreditor Agreements) and (iv) otherwise contain usual and customary terms reasonably acceptable to the Borrower and the other secured parties party thereto.

“Current Asset Collateral” shall mean Collateral comprising (i) accounts receivable (except to the extent constituting proceeds of Fixed Asset Collateral), (ii) inventory, (iii) deposit accounts, securities accounts and commodities accounts (including all cash or other funds on deposit therein, except any such accounts which hold solely identifiable proceeds of Fixed Asset Collateral) and (iv) general intangibles (other than intellectual property, capital stock and intercompany loans), chattel paper, instruments, documents, commercial tort claims, letter of credit rights, supporting obligations, and other assets, in each case to the extent related to the foregoing clauses (i), (ii) or (iii) and that are owned by a Loan Party or in which a Loan Party otherwise has rights, but not, for the avoidance of doubt, including capital stock of the Loan Parties and their subsidiaries.

“Fixed Asset Collateral” shall mean all Collateral of the Loan Parties other than the Current Asset Collateral (including, to the extent constituting Collateral, real property, intellectual property, equipment, a pledge of the capital stock of each Loan Party’s direct wholly-owned subsidiaries).

Interest Rates and Fees:	As set forth on Annex I to the Fee Letter.

Maturity:	The ABL Facility will mature on the 5th anniversary of the Closing Date and all outstanding amounts thereunder shall be due and payable on such date; provided that the ABL Loan Documents shall provide the right for the Borrower to extend commitments and/or outstandings under the ABL Facility pursuant to one or more tranches with only the consent of the respective extending ABL Lenders and the ABL Administrative Agent.

Guarantees:	All obligations of the Borrower under the ABL Facility and of the Borrower and its restricted subsidiaries under certain interest rate protection or other hedging arrangements (including with respect to currency) entered into with a person that is the ABL Administrative Agent or an ABL Lender or any affiliate of the ABL Administrative Agent or an ABL Lender at the time of entering into such arrangements (collectively, the “Hedging Arrangements”) and certain cash management arrangements entered into with a person that is the ABL Administrative Agent or a ABL Lender or any affiliate of any the ABL Administrative Agent or a ABL Lender at the time of entering into such arrangements (collectively, the “Cash Management Arrangements” and, together with the Hedging Arrangements, the “Secured Agreements”), will be unconditionally guaranteed jointly and severally on a senior secured basis (the “ABL Guarantees”) by Holdings and each existing and subsequently acquired or organized wholly-owned material U.S. and Canadian domestic subsidiary of the Borrower, subject to the ABL Documentation Principles and other than Excluded Subsidiaries (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors” and the Guarantors together with the Borrower, the “Loan Parties” and the Loan Parties organized in Canada, the “Canadian Loan Parties”). The ABL Facility Documentation will provide that the term “FSHCO” means any direct or indirect subsidiary of Holdings that has no material assets other than equity interests (or equity interests and indebtedness) of one or more non-U.S. subsidiaries of the Borrower (other than Canadian subsidiaries) that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code or other FSHCOs. Neither the Acquired Business nor any of its subsidiaries will be Loan Parties prior to the consummation of the Acquisition and the initial funding of the Facilities.

Security:	Subject to the Certain Funds Provisions, the obligations of the Loan Parties in respect of the ABL Facility, the ABL Guarantees and the Secured Agreements will be secured jointly and severally (subject to permitted liens) by substantially all of the personal property of the Loan Parties, wherever located, now owned or hereafter acquired (collectively, the “Collateral”), with the priority as set forth under the heading “Ranking” above and on terms and conditions (including as to exceptions, grace periods, limitations and materiality thresholds) the same as those set forth in the Identified Precedent in accordance with the ABL Documentation Principles and the Security Agreement (as defined in the ABL Identified Precedent).

Cash Management/Cash Dominion:	The Borrower shall be required to obtain account control agreements on the primary U.S. and Canadian concentration accounts and other material deposit accounts consistent with the ABL Documentation Principles (and subject to exceptions consistent with the ABL Documentation Principles) of the Borrower and the ABL Guarantors within 90 days of the Closing Date (or such longer period as may be agreed by the ABL Administrative Agent). If such arrangements are not obtained within 90 days after the Closing Date, subject to extensions agreed to by the ABL Administrative Agent, the Borrower shall be required to move its bank accounts to the ABL Administrative Agent or another bank that has executed such control agreements.

During a Cash Dominion Period (as defined below) and after delivery of a written notice by the ABL Administrative Agent to the Borrower, all amounts in controlled concentration accounts (or in any other material deposit account which are not swept on a daily basis into a concentration account) will be swept into a collection account maintained with the ABL Administrative Agent and used to repay borrowings under the ABL Facility, subject to customary exceptions and thresholds (which shall include maintenance of funds by the Borrower and ABL Guarantors, subject to customary limitations consistent with the ABL Documentation Principles).

“Cash Dominion Period” means (a) the period from the date that Specified Excess Availability shall have been less than the greater of (i) $25 million and (ii) 10% of the Maximum Borrowing Amount for five consecutive business days to the date that Specified Excess Availability shall have been no less than the greater of (i) $25 million and (ii) 10% of the Maximum Borrowing Amount for twenty consecutive calendar days or (b) upon the occurrence and during the continuance of a Specified Default until such Specified Default has been cured or waived.

“Excess Availability” shall mean, at any time, the remainder of (a) the Maximum Borrowing Amount, minus (b) the sum of (i) aggregate principal amount of all ABL Loans (including Swing Line Loans) then outstanding and (ii) all amounts outstanding under letters of credit (including issued and undrawn letters of credit) at such time.

“Specified Excess Availability” means the sum of (a) Excess Availability at such time plus (b) Suppressed Availability (which shall not be less than zero) at such time.

“Suppressed Availability” means an amount, if positive, by which the Borrowing Base exceeds the aggregate amount of the commitments under the ABL Facility; provided, for the purposes of calculating Specified Excess Availability, Suppressed Availability shall not exceed 2.5% of the aggregate commitments under the ABL Facility at any time.

Mandatory Prepayments:	If at any time, the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceeds the Maximum Borrowing Amount, then the Borrower will within one business day repay outstanding loans and cash collateralize outstanding letters of credit in an aggregate amount equal to such excess, with no reduction of the commitments.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the ABL Facility commitments and prepayments of borrowings under the ABL Facility will be permitted at any time (subject to customary notice requirements) in minimum principal amounts consistent with the ABL Documentation Principles, without premium or penalty, subject to reimbursement of the ABL Lenders’ breakage and redeployment costs actually incurred in the case of a prepayment of Adjusted LIBOR borrowings prior to the last day of the relevant interest period.

Representations and Warranties:	Subject to the Certain Funds Provision and customary additions relating to the Canadian Loan Parties limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, in certain cases, Holdings, and as qualified by disclosure schedules to be delivered by the Borrower on the Closing Date containing information necessary to make such representations and warranties accurate and complete on the Closing Date; provided that in the case of the Specified Representations, any such information on the disclosure schedule shall be reasonably acceptable to the ABL Administrative Agent): organization, existence, qualification and power; compliance with material laws; due authorization; no contravention with material laws and organizational documents; material governmental approvals; financial statements and financial projections; binding effect; accuracy of borrowing base certificates; no material adverse effect after the Closing Date; material litigation; material labor matters; ownership of material property; environmental matters; taxes; ERISA compliance; subsidiaries as of the Closing Date; margin regulations; Investment Company Act; disclosure; Patriot Act, FCPA and OFAC and other applicable sanctions and anti-corruption laws; insurance; material intellectual property; solvency on a consolidated basis as of the Closing Date consistent with the solvency certificate attached as Exhibit E; creation, validity and perfection of security interests in the Collateral (subject to permitted liens); use of proceeds and accuracy of Borrowing Base Certificates.

Conditions Precedent to Initial Borrowing on the Closing Date:	Limited to the Financing Conditions and subject to the Certain Funds Provision.

Conditions Precedent to Each Borrowing after the Closing Date:	Subject to any LCA Election rights, (i) delivery of notice of borrowing, (ii) accuracy of representations and warranties in all material respects; provided, that any such representation that is qualified as to “materiality” or “Material Adverse Effect” shall be accurate in all respects, (iii) absence of default or event of default and (iv) the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility does not exceed the Maximum Borrowing Amount; provided that, for the avoidance of doubt, the Borrowing Base availability shall be satisfied according to the foregoing clause (iv) without regard to the LCA Election rights.

Affirmative Covenants:	Subject to the First Lien Documentation Principles (including customary additions relating to the Canadian Loan Parties) and limited to the following (to be applicable to the Borrower and its restricted subsidiaries): delivery of annual audited financial statements within 120 days of the end of each fiscal year (which may include a “going concern” qualification relating to an anticipated or actual financial covenant default or to an upcoming maturity date) (provided that such requirement shall be within 150 days for the first fiscal year ending after the Closing Date) and delivery of unaudited quarterly financial statements (for the first three fiscal quarters of any fiscal year) within 60 days of the end of each such full fiscal quarter ending after the Closing Date (provided that such requirement shall be within 75 days for the first two such full fiscal quarters ending after the Closing Date), annual budgets (within 120 days of year-end) and compliance certificate (within five days after delivery of annual audit and quarterly financial statements, as applicable); Borrowing

Base certificates; notices of any default (and other material events that would reasonably be expected to have a material adverse effect); payment of material taxes; maintenance of existence; maintenance of properties; maintenance of insurance; compliance with material laws (including material environmental laws); Patriot Act, OFAC, FCPA and other applicable sanctions and anti-corruption laws; books and records; inspection rights of the ABL Administrative Agent (subject to limitations on frequency and cost reimbursement consistent with the ABL Documentation Principles and other than information subject to confidentiality obligations or attorney-client or other privilege); covenant to guarantee obligations and give security; further assurances as to security (including after-acquired property, it being understood that (except with respect to (i) requirements customarily delivered in connection with facilities of this type and (ii) the acquisition or formation of new material U.S. and Canadian domestic subsidiaries that are required to become Guarantors) periodic collateral reporting will be limited to once per fiscal year) and guarantees; designation of subsidiaries; change in nature of business; use of proceeds; cash management; the making and accuracy of the Company Specified Representations promptly after consummation of the Acquisition.

“Company Specified Representations” means the representations and warranties of the Company and each of its subsidiaries that is required to become a Guarantor upon consummation of the Acquisition set forth in the ABL Loan Documents relating to their organizational existence, organizational power and authority (only as to execution, delivery and performance of the ABL Loan Documents and the extensions of credit thereunder), their due authorization, execution, delivery and enforceability (against them) of the applicable ABL Loan Documents, solvency on a consolidated basis as of the Closing Date (consistent with the solvency certificate attached as Exhibit E hereto), no conflicts of the ABL Loan Documents with their charter documents (as in effect upon consummation of the Acquisition) or material law applicable to them, Federal Reserve margin regulations, the Investment Company Act, and the Patriot Act, use of proceeds not violating OFAC and FCPA, and creation, validity and perfection of security interests in the Collateral (subject to permitted liens and the Certain Funds Provisions).

In addition, the ABL Administrative Agent may conduct up to one field examination (each at the expense of the Borrower) during any calendar year; provided that (i) at any time after the date on which Specified Excess Availability has been less than the greater of (a) 17.5% of the Maximum Borrowing Amount and (b) $43.75 million for five consecutive business days, field examinations may be conducted (at the expense of the Borrower) two times during the next twelve months, and (ii) at any time during the continuation of an Event of Default, field examinations may be conducted (at the expense of the Borrower) as frequently as determined by the ABL Administrative Agent in its reasonable discretion.

Negative Covenants:	Subject to the ABL Documentation Principles (including customary additions relating to the Canadian Loan Parties) and limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, with respect to the last covenant set forth below, Holdings, in each case, subject to exceptions (including for customary tax distributions), baskets and qualifications to consistent with the ABL Documentation Principles):

(a)   Liens: restricting liens securing indebtedness (with baskets for (i) liens securing Permitted Ratio Debt (to be defined in a manner consistent with the First Lien Documentation Principles) that is secured, (ii) assets of entities that become restricted subsidiaries, if such liens were not incurred in anticipation of such entity becoming a restricted subsidiary and so long as such liens do not encumber any assets of the Borrower or its restricted subsidiaries other than the assets acquired in such transaction, (iii) liens (1) on assets of entities that are not Loan Parties securing permitted obligations of entities that are not Loan Parties or (2) on assets that do not constitute Collateral, (iv) a general basket permitting liens, which may be pari passu with the liens securing the First Lien Term Facilities, securing obligations not to exceed the greater of 25% of Closing Date EBITDA or 25% of LTM Consolidated Adjusted EBITDA) and (v) $15mm in cash collateral to secure obligations under corporate credit card programs; provided that liens on Current Asset Collateral permitted under clauses (i) and (iv) above, in an amount in excess of $5 million in the aggregate, shall in each case be junior to liens on such Current Asset Collateral securing the ABL Facility (and subject to the Intercreditor Agreements).

(b)   Investments: restricting investments, with baskets for (i)investments in restricted subsidiaries and entities that become restricted subsidiaries in connection with such investment, subject to a cap of $100 million (with a corresponding percentage of LTM Consolidated Adjusted EBITDA) for investments in non-Loan Parties, (iii) acquisitions subject to no event of default having occurred and being continuing or would result therefrom at such time or, in the case of a limited condition transaction at the Borrower’s option, at the time of execution of a definitive permitted acquisition agreement, with a cap of $300 million (with a corresponding percentage of LTM Consolidated Adjusted EBITDA) for acquisitions in non-Guarantor entities, (v) a general basket of the greater of 100% of Closing Date EBITDA and 100% LTM Consolidated Adjusted EBITDA, (vi) investments in unrestricted subsidiaries not in excess of the greater of 25% of Closing Date EBITDA and 25% of LTM Consolidated Adjusted EBITDA subject to no Specified Event of Default and (vii) unlimited investments subject to compliance with the Payment Conditions;

(c)   Indebtedness: restricting the incurrence of indebtedness, with baskets for (i) contribution indebtedness (at 2x the aggregate amount of cash contributed), (ii) Permitted Ratio Debt (to be defined in a manner consistent with the ABL Documentation Principles), subject to a cap of the greater of 50% of Closing Date EBITDA and 50% of LTM Consolidated Adjusted EBITDA for Permitted Ratio Debt incurred by non-Loan Parties (combined with the cap for Incremental Equivalent Debt incurred by non-Loan Parties), (iii) capital lease/

purchase money debt of the greater of 25% of Closing Date EBITDA and 25% of LTM Consolidated Adjusted EBITDA, (iv) non-Loan Party debt of the greater of 25% of Closing Date EBITDA and 25% of LTM Consolidated Adjusted EBITDA, (v) cash collateralized letters of credit, (vi) Incremental Equivalent Debt, (vii) debt incurred and/or assumed in connection with a Permitted Acquisition (subject only to those restrictions consistent with the ABL Documentation Principles), (viii) earnouts, seller notes and similar obligations without cap, (ix) a general basket of the greater of 75% of Closing Date EBITDA and 75% LTM Consolidated Adjusted EBITDA and (x) unsecured or subordinated debt so long as the Payment Conditions are satisfied;

(d)   Fundamental Changes: restricting certain mergers, liquidations and amalgamations;

(f)   Dispositions: restricting dispositions (other than issuances of equity of restricted subsidiaries), (i) a basket (the “General Asset Sale Basket”) for unlimited dispositions subject to receipt of fair market value and 75% cash consideration and subject to customary exceptions (including a basket for non-cash consideration that may be designated as cash consideration consistent with the ABL Documentation Principles), (ii) a de minimis basket for dispositions of property with a fair market value less than $10 million with respect to any transaction or series of related transactions or $30 million in the aggregate for all such transactions in any fiscal year, with unlimited rollover to subsequent fiscal years and (iii) a basket for receivables factoring of $25 million; provided that, dispositions of Borrowing Base assets outside the ordinary course of business and in excess of an amount to be agreed shall require that the Borrower deliver a Borrowing Base Certificate pro forma for such dispositions;

(g)   Restricted Payments: restricting certain dividends, distributions and other payments in respect of equity interests, with baskets for (i) management equity buybacks in an amount consistent with the ABL Documentation Principles, (ii) customary tax distributions, (iii) restricted payments not to exceed the sum of 6% of the proceeds of the SPAC IPO, 6% of any other new cash equity contributed to the Borrower in connection with the Transactions and 7% of the market capitalization of the applicable public company parent of the Borrower, (iv) distributions of investments in one or more unrestricted subsidiaries other than unrestricted subsidiaries whose assets consist solely of cash or cash equivalents received from a Loan Party, (v) a general basket of the greater of 25% of Closing Date EBITDA and 25% of LTM Consolidated Adjusted EBITDA subject to no event of default, (vi) redemptions of equity of the SPAC made in connection with the Transactions and (vii) restricted payments subject to the satisfaction of the Payment Conditions;

(h)   Transactions with Affiliates: restricting certain transactions with affiliates of a Loan Party in excess of $20,000,000, with a basket for affiliated investments in debt and equity subject to a cap of 5.0% of the proposed or outstanding issue amount of such class of debt or equity and limitations on transactions with joint ventures to be set forth in the ABL Loan Documents;

(j) Negative Pledge: restricting the ability of a Loan Party to agree to restrictions on its ability to grant liens securing the ABL Facility;

(k)   Prepaying Junior Financing: restricting the ability of a Loan Party to prepay material indebtedness (in excess of a threshold consistent with the ABL Documentation Principles) that is expressly contractually subordinated in right of payment to the First Lien Term Facilities (“Junior Financing”) (other than in respect of a prepayment in anticipation of satisfying a payment, defeasance or similar obligation due within one year of such prepayment) with baskets for (i) AHYDO “catch-up” basket, (ii) permitted refinancings, (iii) mandatory prepayments or redemptions, closing or consent fees, indemnity and expense reimbursement, (iv) a general basket of the greater of 50% of Closing Date EBITDA and 50% of LTM Consolidated Adjusted EBITDA) and (v) prepayments subject to satisfaction of the Payment Conditions;

(j) Junior Financing Documents: restricting modifications to Junior Financing documents and organizational documents in a manner materially adverse to the First Lien Lenders (taken as a whole);

(k)   Passive Holding Company: restricting Holdings from engaging in any active trade or business other than through the Borrower and its subsidiaries;

(l) changes in fiscal year; and

(m) restrictions on subsidiary distributions and negative pledge clauses.

Subject to pro forma compliance with the Payment Conditions, the ABL Loan Documents will permit (a) acquisition and other Investments, (b) dividends, other payments in respect of capital stock and other restricted payments, (c) prepayments and voluntary redemptions of Junior Financing and (d) the incurrence of unsecured indebtedness; provided, that such debt does not mature on or prior to the date that is 91 days after the final maturity of the ABL Facility no amortization payments are made in cash on such debt.

“Payment Conditions” shall mean (i) no event of default has occurred and is continuing or would arise after giving effect to such transaction and (ii) either (a) the Fixed Charge Coverage Ratio would be at least 1.0:1.0 on a pro forma basis and the Borrower would have Specified Excess Availability of at least the greater of (x) $31.25 million and (y) 12.5% of the Borrowing Base (but with respect to restricted payments only, $37.5 million and 15.0%) on a pro forma basis immediately after giving effect to such transaction and over the 20 consecutive days immediately prior to such transaction, also on a pro forma basis, or (b) the Borrower would have pro forma Specified Excess Availability of at least the greater of (x) $43.75 million and (y) 17.5% of the Borrowing Base (but with respect to restricted payments only, $50.0 million and 20.0%) on a pro forma basis immediately after giving effect to such transaction and over the 20 consecutive calendar days immediately prior to such transaction, also on a pro forma basis.

Dollar baskets will include a growing concept based on LTM Consolidated Adjusted EBITDA or, at Borrower’s election prior to the launch of general syndication, consolidated total assets. The general basket for restricted payments may alternatively be used for investments and/or prepayments of Junior Financing, and the general basket for prepayments of Junior Financing may alternatively be used for investments. The Borrower will be permitted to reclassify its debt and liens (other than debt under and liens securing the First Lien Term Facility and the ABL Facility), investments, restricted payments and payments of Junior Financing among baskets within each covenant without limitation.

Compliance with a negative covenant in the ABL Loan Documents may be permitted in part by one basket or exception and in part by another, in the Borrower’s discretion, and the Borrower may designate and redesignate (on or after any applicable date) the baskets or exceptions available to it on such date (or any later date) upon which compliance is based. Unless the Borrower elects otherwise, compliance will be deemed to be first pursuant to a basket or exception based on a financial ratio (to the maximum extent permitted by such basket or exception) prior to being determined to pursuant to any other basket or exception, including those based on a fixed dollar amount. Agents will execute intercreditor agreements upon request.

The ABL Loan Documents will contain “limited condition transaction” provisions consistent with the ABL Documentation Principles, which will allow the Borrower to elect (an “LCA Election,” and the date of such election, an “LCA Election Date”) to test compliance with any ratio, accuracy of representation, absence of default or event of default or other condition precedent (other than (i) any determination of Specified Excess Availability as a component of the Payment Conditions or (ii) any determination of Excess Availability as a condition precedent to a credit extension) in connection with a Permitted Investment as of the date of execution of a definitive agreement for such Permitted Investment. Indebtedness under revolving, delayed draw and other committed facilities may be incurred from time to time if the full amount of such facility was permitted to be incurred on the date commitments with respect to such facilities were obtained (and compliance will not need to be tested on any subsequent date).

Financial Covenant:

Limited to the following:

Upon the occurrence and during the continuance of a Covenant Trigger Event, the ratio (the “Fixed Charge Coverage Ratio”) of (a) Consolidated Adjusted EBITDA minus cash taxes minus non-financed cash capital expenditures (excluding capital expenditures funded by landlords or with respect to client-funded technology of Holdings and its restricted subsidiaries) to (b) consolidated cash interest expense (net of cash interest income) plus scheduled cash principal amortization of indebtedness for borrowed money (other than intercompany indebtedness) plus scheduled payments of principal and interest on account of capital leases plus solely for purposes of testing Payment Conditions in connection with a restricted payment, restricted payments made during such period in reliance on the Payment Conditions, as of the last day of any fiscal quarter for which financial statements are required to be delivered or, with respect to the date of any Covenant Trigger Event, the last day of the most recently ended fiscal quarter prior to such date for which financial statements have been delivered, shall not be less than 1.00:1.00 on a trailing four quarter basis.

A Covenant Trigger Event will occur if Specified Excess Availability shall be less than the greater of (a) 10% of the Maximum Borrowing Amount and (b) $25 million at any time (commencing with the first full fiscal quarter ended after the Closing Date) and shall continue until Specified Excess Availability is equal to or exceeds such amount for thirty consecutive days.

For purposes of determining compliance with the foregoing Fixed Charge Coverage Ratio, any cash equity contribution (which equity shall be common equity or other equity on terms and conditions reasonably acceptable to the ABL Administrative Agent) made to the Borrower after the end of the relevant fiscal quarter and not otherwise applied and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for a fiscal quarter or fiscal year and designated on the date of such contribution as a Specified Equity Contribution (as defined below) will, at the request of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA for the purposes of determining compliance with the Fixed Charge Coverage Ratio at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated Adjusted EBITDA, a “Specified Equity Contribution”); provided only that (a) no more than two Specified Equity Contributions may be made in any period of four consecutive fiscal quarters and no more than five Specified Equity Contributions may be made during the term of the ABL Facility, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the financial covenant for the relevant fiscal quarter (c) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions or any baskets with respect to the covenants contained in the ABL Facility Documentation and (d) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the financial covenant.

The ABL Credit Documentation will contain a standstill provision with regard to exercise of remedies (and no borrowings or issuances of Letters of Credit shall be permitted during the standstill period (without Required ABL Lender (as defined below) consent)) during the period in which any Specified Equity Contribution will be made after the receipt of written notice by the ABL Administrative Agent of the Borrower’s intention to cure a financial covenant default with proceeds of a Specified Equity

Contribution; provided, however, that such standstill shall be solely with respect to a breach of the financial covenant to which such Specified Equity Contribution applies.

Unrestricted Subsidiaries:	Subject only to no continuing Specified Event of Default, the Borrower will be permitted to designate (or re-designate) any existing or subsequently acquired or organized restricted subsidiary as an “unrestricted subsidiary” and designate (or re-designate) any such unrestricted subsidiary as a restricted subsidiary provided only that (a) no Specified Default exists or would result therefrom and (b) if such designation or re-designation would result in a reduction in Excess Availability of 10% or more, the Borrower shall submit an updated Borrowing Base Certificate at the time the designation or re-designation is made. The designation of any unrestricted subsidiary as a restricted subsidiary will be deemed to be an incurrence at the time of such designation of indebtedness of such subsidiary or of liens on the assets of such subsidiary, in each case, outstanding on the date of such designation. The designation of any subsidiary as an unrestricted subsidiary will constitute an investment in an amount equal to the fair market value of the subsidiary designated for purposes of the investments negative covenant. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants or events of default of the ABL Loan Documents, the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the ABL Loan Documents and any cash or cash equivalents of any unrestricted subsidiary will not be taken into account for purposes of any net debt test under the ABL Loan Documents. Any unrestricted subsidiary must also be unrestricted under the First Lien Term Facility (or any replacement or refinancing facilities in respect thereof and in effect at the time of such designation).

Events of Default:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, in limited circumstances, Holdings) (subject to certain exceptions limitations and qualifications to be set forth in the First Lien Term Loan Documents, as well customary additions relating to the Canadian Loan Parties): nonpayment of principal, interest and fees (with a five business day grace period for interest and fees); failure to perform negative covenants, and affirmative covenants to provide notice of default or maintain the Borrower’s corporate existence; failure to deliver the Borrowing Base Certificate (subject to a 5-business-day cure period or, in the case of a Borrowing Base Certificate delivered on a weekly basis, a 3-business day cure period); failure to comply with the Fixed Charge Coverage Ratio (if applicable); failure to comply with the cash management provisions herein; failure to perform other covenants subject to a 30 day cure period after the date on which written notice of default from the ABL Administrative Agent is received; any representation or warranty incorrect in any material respect when made (with a 30 day cure period (with respect to such breaches of representations and warranties that are curable and other than the Specified Representations and the Acquisition Agreement Representations on the Closing Date) at the end of which such representation or warranty must be accurate in all material respects); cross-default to continuing defaults under material indebtedness

(in excess of a threshold consistent with the ABL Documentation Principles) of a Loan Party; bankruptcy and similar proceedings; material monetary judgment defaults in excess of a threshold amount (to be consistent with the First Lien Documentation Principles) against a Loan Party (to the extent not covered by insurance or other indemnity); invalidity of the ABL Loan Documents (including any ABL Guarantees), a material security interest or a material portion of the Collateral; and Change of Control (to be defined in a manner consistent with the ABL Documentation Principles, but limited to the “post-IPO” prong); provided that any Default or Event of Default resulting solely from failure to provide notice thereof shall be deemed not to be “continuing” or “existing” upon delivery of such notice unless the Borrower knowingly fails to give timely notice of such Default or Event of Default as required by the affirmative covenants.

Voting:	Amendments and waivers of the ABL Facility Documentation will require the approval of ABL Lenders holding more than 50% of the aggregate principal amount of the loans and commitments under the ABL Facility (the “Required ABL Lenders”), except that (a) the consent of each ABL Lender directly adversely affected thereby shall be required with respect to (i) increases in the commitment of such ABL Lender, (ii) reductions of principal, interest or fees, (iii) changes to the pro rata sharing and pro rata payment provisions, including the “waterfall” and (iv) extensions of final maturity or the due date of any interest or fee payment; (b) the consent of 100% of the Lenders will be required with respect to (i) changes in voting thresholds and (ii) releases of liens on all or substantially all of the Collateral or all or substantially all of the aggregate value of the First Lien Guarantees (other than in connection with any transfer of Collateral or of the relevant Guarantor permitted by the ABL Loan Documents or other permitted transaction); (c) the consent of ABL Lenders holding 66.67% of the aggregate principal amount of the loans and commitments under the ABL Facility shall be required for amendments increasing advance rates or availability under the definition of Borrowing Base (and any component definitions thereof); provided that the foregoing shall not impair the ability of the ABL Administrative Agent to add, remove, reduce or increase reserves against the Borrowing Base assets in accordance with the provisions set forth above; (d) only the consent of the ABL Administrative Agent, the Swingline Lender and the Issuing Bank will be required to amend, modify or otherwise affect the rights and duties of the ABL Administrative Agent, the Swingline Lender and such Issuing Bank, as the case may be.

The ABL Loan Documents will contain provisions consistent with the ABL Documentation Principles for replacing non-consenting Lenders in connection with (a) amendments and waivers requiring the consent of all relevant ABL Lenders or of all relevant ABL Lenders adversely affected thereby so long as relevant Lenders holding more than 50% of the aggregate amount of the loans and commitments under the ABL Facility have consented thereto and (b) increased costs, taxes, etc. and (c) any Lender who becomes a Disqualified Lender.

The ABL Loan Documents will contain “amend and extend” provisions consistent with the ABL Documentation Principles pursuant to which the

Borrower may extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending lenders; provided that it is understood that no existing Lender will have any obligation to commit to any such extension.

Yield Protection and Increased Costs:	Consistent with the ABL Documentation Principles, including customary tax gross-up provisions and customary protections for increased costs imposed as a result of the Dodd-Frank Act or Basel III.

Defaulting Lenders:	Consistent with the ABL Documentation Principles. At the Borrower’s option, the Borrower may prepay the loans and/or terminate the commitments of any defaulting lender without penalty or premium.

Assignments and Participations:	The ABL Lenders will be permitted to assign loans and commitments (other than to natural persons or Disqualified Lenders) with the consent of the Borrower (unless a Specified Event of Default has occurred and is continuing or such assignment is an assignment of a loan or commitment in respect of the ABL Facility to an ABL Lender or an affiliate of the assigning ABL Lender), the ABL Administrative Agent, the Swingline Lender and each Issuing Bank, in each case, such consent not to be unreasonably withheld or delayed. Each assignment (except to other ABL Lenders or their affiliates or Approved Funds) will be in a minimum amount of $5 million. The ABL Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment, except to the extent such fee is waived by the ABL Administrative Agent. The identity of Disqualified Lenders will be posted to all Lenders on the electronic platform. No assignments of the loans or commitments in respect of the ABL Facility to the Borrower or its affiliates shall be permitted.

The ABL Lenders will be permitted to participate loans and commitments to other people (except Disqualified Lenders to the extent the Disqualified Lender list is made available to all ABL Lenders). Voting rights of participants will be limited to matters in respect of (a) increases in commitments participated to such participant, (b) reductions of principal, interest (other than default interests) or fees (it being understood and agreed that the waiver of any mandatory prepayment, default interest, default or event of default will not require the consent of the participant), (c) extensions of scheduled amortization, date of payment of interest and any fee or final maturity and (d) releases of all or substantially all of the Collateral or all or substantially all of the aggregate value of the ABL Guarantees (other than in connection with any transfer or sale of Collateral or of the relevant Guarantor or any other transaction permitted by the ABL Loan Documents).

Notwithstanding the foregoing, in no event will the ABL Administrative Agent be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the ABL Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any ABL Lender or participant or prospective ABL Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of commitments or loans, or disclosure of confidential information, to any Disqualified Lender.

The Borrower shall have the benefit of yank-a-bank provisions with respect to Lenders that are identified as competitors of the Companies and become Disqualified Lenders.

Expenses and Indemnification:

The Borrower shall pay (a) provided, that the Closing Date occurs, all reasonable documented and invoiced out of pocket expenses of the ABL Administrative Agent, the Lead Arrangers and the Issuing Banks associated with the syndication of the ABL Facilities and the preparation, execution, delivery and administration of the ABL Loan Documents and any amendment or waiver with respect thereto and (b) all reasonable and documented or invoiced out of pocket expenses of the ABL Administrative Agent, the ABL Issuing Banks and the ABL Lenders in connection with the enforcement of the ABL Loan Documents.

The Borrower will indemnify the ABL Administrative Agent, the Lead Arrangers, each ABL Issuing Bank and the Lenders and their respective affiliates, and the officers, directors, employees, affiliates, agents, members, advisors and controlling persons of the foregoing, and hold them harmless from and against all losses, claims, damages, costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to the ABL Facilities, the use or proposed use of the proceeds thereof, the Transaction, the ABL Loan Documents, any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrower or any of its affiliates, creditors or shareholders or any other person) that relate to the ABL Loan Documents; provided, that no indemnified person will be indemnified for its gross negligence, willful misconduct, bad faith or material breach of the ABL Loan Documents, as determined in a final, non-appealable judgment of a court of competent jurisdiction.

EU and UK Bail-In and QFC Stay Rules:	The ABL Loan Documents will include customary EU and UK Bail-In provisions and customary QFC stay rules substantially based on LSTA standard form provisions.

Governing Law and Forum:	New York.

Counsel to the ABL Administrative Agent and ABL Lead Arrangers:	Cahill Gordon & Reindel LLP

CONFIDENTIAL	EXHIBIT C

Project Catapult

$2,100 million First Lien Term Facility

First Lien Term Sheet1

Borrower:	Advantage Sales & Marketing Inc. (the “Borrower”) and a wholly-owned direct subsidiary a domestic entity (“Holdings”).

Lead Arrangers:	BofA Securities, MSSF, DBSI and such other arrangers appointed by the Borrower pursuant to the terms of the Commitment Letter (together with their designated affiliates, the “Lead Arrangers”).

Administrative Agent and Collateral Agent:	Bank of America will act as the sole administrative agent and sole collateral agent (in such capacities, the “First Lien Administrative Agent”) for the First Lien Lenders (as defined below) under the First Lien Term Facility described in this Term Sheet.

Transactions:	As described in the “Transaction Description” attached to the Commitment Letter.

Lenders:	A syndicate of banks, financial institutions and other institutional lenders (collectively, the “First Lien Lenders”) initially arranged by the Arrangers and reasonably acceptable to the Borrower (such acceptance not to be unreasonably withheld or delayed), including Relationship Lenders and excluding Disqualified Lenders.

First Lien Term Facilities:	A senior secured first lien term loan facility (the “First Lien Term Facility”) in an aggregate principal amount of $2,100 million (or such lower amount as a result of a First Lien Term Loan Decrease or as the Borrower may otherwise request), plus at the Borrower’s election, any First Lien Flex Increase. Loans under the First Lien Term Facility (“First Lien Term Loans”) will be available to the Borrower in U.S. dollars.

Incremental Facilities:

The First Lien Term Loan Documents will permit the Borrower to add one or more incremental term facilities (the “Incremental Term Facilities”) in minimum amounts consistent with the First Lien Documentation Principles.

The aggregate principal amount of an Incremental Term Facility outstanding on the first date it is incurred or commitments with respect thereto are made, may not exceed the Incremental Facility Cap.

“Closing Date EBITDA” means $510 million.

“Closing Date First Lien Net Leverage Ratio” means, as shall be adjusted for any Flex Increase, 4.00:1.00.

“Closing Date Secured Net Leverage Ratio” means, as shall be adjusted for any Flex Increase, 4.00:1.00.

[1]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

“Closing Date Total Net Leverage Ratio” means, as shall be adjusted for any Flex Increase, 4.00:1.00.

“Fixed Incremental Amount” means the sum of (a) the greater of (i) 100% of Closing Date EBITDA and (ii) 100% of LTM Consolidated Adjusted EBITDA (as defined below) for the most recently ended fiscal quarter for which financial statements are available, plus (b) the aggregate principal amount of voluntary prepayments, redemptions and repurchases (including amounts paid pursuant to “yank-a-bank” provisions with credit given to the amount actually paid in cash, if acquired below par) of First Lien Term Loans, loans under the ABL Facility (as defined in the Transaction Description) or any other revolving facility that is secured on a pari passu basis with the ABL Facility or the First Lien Term Facility (with a corresponding permanent commitment reduction), obligations that are secured on a pari passu basis with the First Lien Term Facility and other secured debt that is secured on a pari passu basis with the First Lien Term Facilities, in each case, except to the extent such prepayments were funded with the proceeds of long-term indebtedness of the Borrower or any restricted subsidiaries minus (c) the sum of (i) Incremental Equivalent Debt (as defined below) incurred and then outstanding in reliance on the Fixed Incremental Amount under the First Lien Term Facility), plus (ii) Indebtedness incurred and then outstanding under the corresponding debt basket.

“Incremental Facility Cap” means an amount equal to the Fixed Incremental Amount plus the Ratio Incremental Amount.

“LTM Consolidated Adjusted EBITDA” means, as of any date of determination, the Consolidated Adjusted EBITDA of the Borrower and its restricted subsidiaries, determined on a pro forma basis, for the four consecutive fiscal quarters most recently ended prior to such date for which financial statements are internally available.

“Ratio Incremental Amount” means such amount as would not result in:

(i) with respect to any Incremental Term Facilities or Incremental Equivalent Debt secured on a pari passu basis with the First Lien Term Loans, the Borrower’s First Lien Net Leverage Ratio (to be defined in a manner consistent with the First Lien Documentation Principles) for the applicable Test Period (to be defined in a manner consistent with the First Lien Documentation Principles) exceeding (I) the Closing Date First Lien Net Leverage Ratio or (II) the First Lien Net Leverage Ratio immediately prior to such incurrence;

(ii) with respect to any Incremental Term Facilities or Incremental Equivalent Debt secured on a junior basis to the First Lien Term Loans, either the Borrower’s Secured Net Leverage Ratio (to be defined in a manner consistent with the First Lien Documentation Principles) exceeding (I) the Closing Date Secured Net Leverage Ratio or (II) the Secured Net Leverage Ratio immediately prior to such incurrence; or

(iii) with respect to any unsecured Incremental Term Facilities (or Incremental Equivalent Debt) or secured Incremental Term Facilities (or Incremental Equivalent Debt) on assets that are not Collateral (as defined below), either the Borrower’s (a) Total Net Leverage Ratio (to be defined in a manner consistent with the First Lien Documentation Principles) exceeding (I) the Closing Date Total Net Leverage Ratio or (II) the Total Net Leverage Ratio immediately prior to such incurrence; or (b) the Interest Coverage Ratio (to be defined in a manner consistent with the First Lien Documentation Principles) for the applicable Test Period being less than (I) 2.00:1.00 or (II) the Interest Coverage Ratio immediately prior to such incurrence;

in each case, after giving pro forma effect to the incurrence of such Indebtedness and the use of proceeds thereof and measured as of and for the Test Period immediately preceding the issuance, incurrence or assumption of such Indebtedness for which internal financial statements are available, but excluding the cash proceeds to the Borrower or any such Incremental Facility for cash netting purposes.

If the Borrower incurs indebtedness under an Incremental Term Facility (or Incremental Equivalent Debt) using the Fixed Incremental Amount on the same date that it incurs indebtedness using the Ratio Incremental Amount, the relevant ratio above will be calculated without regard to any incurrence of indebtedness under the Fixed Incremental Amount. Unless the Borrower elects otherwise, each Incremental Term Facility (or Incremental Equivalent Debt) will be deemed incurred first as Ratio Incremental Amount to the extent permitted (and calculated prior to giving effect to any simultaneous or subsequent incurrence of any indebtedness based on a basket or exception that is not based on a financial ratio, including the (i) Fixed Incremental Amount or (ii) under the ABL Facility), with any balance incurred under the Fixed Incremental Amount. The Borrower may classify, and may later reclassify, indebtedness incurred under an Incremental Term Facility (or Incremental Equivalent Debt) as incurred as a Fixed Incremental Amount, Ratio Incremental Amount, or both, on the date of incurrence and thereafter, to the extent permitted on the date of classification (or the date of any such reclassification).

Incremental Term Facilities may rank pari passu or junior in right of payment with the Initial Term Loans (as defined below), may either be unsecured or secured by a permitted lien that is pari passu with or junior to any liens on such assets securing other First Lien Term Loans and may be guaranteed by Holdings, the Borrower and/or any restricted subsidiary of the Borrower that guarantees other First Lien Term Loans.

The Incremental Term Facilities will be available at the request of the Borrower with consent required only from those existing or new lenders that agree, in their discretion, to participate in such Incremental Term Facility. Lenders providing a first lien Incremental Term Facility will be reasonably acceptable to (a) the

Borrower and (b) the First Lien Administrative Agent (but only to the extent such person would otherwise have a consent right to an assignment of such loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed). The First Lien Term Loan Documents may be amended as may be necessary to give effect to any Incremental Term Facility with the consent of the Borrower and lenders providing such Incremental Term Facility, including such amendments as may be necessary or advisable to have such facility be fungible with other First Lien Term Facilities.

The incurrence of indebtedness under an Incremental Term Facility will be subject to only the following conditions and to any other conditions agreed between the lenders under the Incremental Term Facility and the Borrower, measured at the time of the incurrence of such indebtedness (or the receipt of commitments with respect thereto), in each case, subject to LCA Election rights: (a) no event of default will have occurred and be continuing or would result therefrom, and (b) all representations and warranties must be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Term Facility; provided, that if such incurrence is in connection with a Permitted Acquisition (to be defined in a manner consistent with the First Lien Documentation Principles), Acquisition Transaction (to be defined in a manner consistent with the First Lien Documentation Principles) or other permitted investment or acquisition (collectively, “Permitted Investments”), the condition set forth in clause (a) may be waived by the providers of any such Incremental Term Facility (other than an event of default resulting from non-payment of principal or interest under the First Lien Term Facilities or bankruptcy (such events of default, “Specified Events of Default”)) and the condition set forth in clause (b) may be limited by customary “certain funds” provisions.

The First Lien Term Loan Documents will also require that:

(i) except for Incremental Term Facilities incurred pursuant to the Inside Maturity Date Basket (as defined below), the scheduled final maturity date of any Incremental Term Facility be no earlier than the final maturity date for the First Lien Term Loans incurred on the Closing Date (the “Initial Term Loans”);

(ii) except for Incremental Term Facilities incurred pursuant to the Inside Maturity Date Basket, the weighted average life to maturity of any Incremental Term Facility be no shorter than the remaining weighted average life to maturity of the Initial Term Loans (without giving effect to any amortization or prepayments on the outstanding First Lien Term Loans);

(iii) the interest margins for any Incremental Term Facility will be determined by the Borrower and the lenders of such Incremental Term Facility; provided, that if the interest rate margins for any floating-rate Incremental Term Facility (other than an Excluded Incremental Facility) that is secured on a pari passu basis with any other First Lien Term Facilities is greater than the interest rate margins for the Initial Term Loans by more than 75 basis points (the “Yield Differential”), then the interest margins for all Initial Term Loans denominated in such currency will be increased to the extent necessary so that such all-in-yield for such Incremental Term Facility is not more than 75 basis points higher than the interest rate margins for the Initial Term Loans (the “MFN Provision”);

(iv) except for Incremental Term Facilities incurred pursuant to the Inside Maturity Date Basket, any Incremental Term Facility may share on a pro rata basis or less than a pro rata basis in any mandatory prepayments of the Initial Term Loans (other than pursuant to a refinancing or with respect to greater than pro rata payments to an earlier maturing tranche);

(v) (i) to the extent secured, shall not be secured by any lien on any asset for the Borrower or any Guarantor that does not also secure the existing First Lien Term Facility and (ii) shall not be guaranteed by any person other than the Borrower and Guarantors; and

(vi) any Incremental Term facility will be on terms and pursuant to documentation to be determined by the Borrower and the providers of such Incremental Term Facility; provided that the operation and agency provisions application to each first lien Incremental Term Facility will be reasonably satisfactory to the First Lien Administrative Agent.

“Excluded Incremental Facility” means any Incremental Facility or Incremental Equivalent Debt (a) incurred after the date that is six months after the initial funding of the Initial Term Loans, (b) in an original aggregate principal amount less than the greater of 50% of Closing Date EBITDA and 50% of LTM Consolidated Adjusted EBITDA, (c) in connection with Permitted Investments, (d) incurred in reliance on, or reclassified to, the Ratio Incremental Amount, (e) with a final maturity date later than the date that is eight years after the Closing Date, (f) that is not a syndicated “term loan b” facility or (g) not denominated in US Dollars.

“Inside Maturity Date Basket” means any Incremental Term Facility or Incremental Equivalent Debt that is designated by the Borrower as being incurred pursuant to this provision; provided that such Incremental Term Facility is (a) in an original aggregate principal amount that does not exceed the greater of 100% of Closing Date EBITDA and 100% of LTM Consolidated Adjusted EBITDA measured on a pro forma basis, (b) incurred under (or reclassified to) the Ratio Incremental Amount or (c) not a syndicated “term loan b” facility.

In lieu of adding Incremental Term Facilities as set forth above, all or any part of the Incremental Facility Cap may be used to incur (i) notes and/or loans that will be secured by liens on the Collateral that have the same priority as the liens that secure the First Lien Term Facilities (“Parity Lien Debt”) and other permitted liens,

(ii) notes and/or loans that will be secured by liens on the Collateral that are junior in priority to the liens that secure the First Lien Term Facilities (“Junior Lien Debt”) and other permitted liens, (iii) notes and/or loans that will be secured by liens on assets that do not constitute Collateral (“Non-Collateral Debt”), and/or (iv) unsecured notes or loans (“Unsecured Debt” and, together with Parity Lien Debt, Junior Lien Debt and Non-Collateral Debt, “Incremental Equivalent Debt”); provided, that,

(a)   Incremental Equivalent Debt together with all Incremental Term Facilities will be capped at the Incremental Facility Cap;

(b)   except for Incremental Equivalent Debt incurred pursuant to the Inside Maturity Date Basket, the scheduled final maturity date of any Incremental Equivalent Debt incurred as term loan facilities that is secured on a pari passu basis with the First Lien Term Facilities will be no earlier than the final maturity date for the Initial Term Loans;

(c)   except for Incremental Equivalent Debt incurred pursuant to the Inside Maturity Date Basket, the weighted average life to maturity of any Incremental Equivalent Debt incurred as term loan facilities will be no shorter than the remaining weighted average life to maturity of the Initial Term Loans (without giving effect to any amortization or prepayments on the outstanding First Lien Term Loans);

(d)   except for Incremental Equivalent Debt incurred pursuant to the Inside Maturity Date Basket, any Incremental Equivalent Debt may share on a pro rata basis or less than a pro rata basis in any mandatory prepayments of the Initial Term Loans (other than pursuant to a refinancing or with respect to greater than pro rata payments to an earlier maturing tranche) and any mandatory prepayments of any Junior Lien Debt or Unsecured Debt may not be made except to the extent that prepayments are offered, to the extent required under the First Lien Term Facilities or any indebtedness secured on a pari passu basis with the First Lien Term Facilities, first pro rata to the First Lien Term Facilities and any such other pari passu indebtedness;

(e)   no Incremental Equivalent Debt will be subject to any “most favored nations” pricing provisions; provided that Parity Lien Debt in the form of floating-rate term loans will be subject to the MFN Provision;

(f)   (i) to the extent secured by the assets of any Loan party, shall not be secured by any lien on any asset of any Borrower or any Guarantor that does not also secure the existing First Lien Term Facility and (ii) to the extent incurred or guaranteed by any Loan Party, shall not be guarantee by any person other than the Borrower and Guarantors.

(g)   any Incremental Equivalent Debt incurred by non-Loan Parties shall be capped at greater of 50% of closing EBITDA and 50% LTM Consolidated Adjusted EBITDA (combined with the cap for Permitted Ratio Debt incurred by non-Loan Parties).

Refinancing Facilities:	The Borrower and the restricted subsidiaries may refinance loans and commitments under any First Lien Term Facility on a dollar-for-dollar basis, from time to time, in whole or part, with one or more tranches of secured or unsecured indebtedness (such indebtedness, a “Refinancing Facility”), in each case, on terms and conditions consistent with the First Lien Documentation Principles; provided, that, for the avoidance of doubt, liens securing a Refinancing Facility must be permitted liens.

Purpose:	Proceeds of First Lien Term Loans, together with the proceeds of any loans borrowed under the ABL Facility on the Closing Date and the proceeds of the Equity Contribution will be used to consummate the Refinancing and to pay Transaction Costs, with any remainder available for general corporate purposes.

Availability:	The First Lien Term Facility must be drawn in a single drawing substantially concurrently with the consummation of the Transactions. Amounts repaid or prepaid under the First Lien Term Facilities may not be reborrowed.

First Lien Documentation Principles:	The definitive documentation for the First Lien Term Facility (the “First Lien Loan Documents”) will (a) be initially prepared by counsel to the Borrower, (b) contain only the terms and conditions set forth in this Exhibit C (subject to the “flex” in the Fee Letter), (c) reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their consolidated capital structure, size, geographic location, businesses and business practices, operations, financial accounting, matters disclosed in the Acquisition Agreement and the proposed business plan (including the Sponsor Model (as defined below) and investment thesis) and the industry and practices of Borrower, in each case, after giving effect to the Transactions, (d) be consistent with the proposed business plan, Sponsor Model and projections, in each case delivered to the Commitment Parties prior to the date of the Commitment Letter, (e) be based on, and no less favorable (except as expressly set forth in this Term Sheet (after giving effect to any “flex” exercised under the Fee Letter)) to, the Acquired Business and its subsidiaries than, the draft documentation dated as of February 25, 2020 previously provided to you titled “First Lien Credit Agreement” by and among Karman Intermediate Corp. as Holdings, Advantages Sales & Marketing Inc. as the Borrower (the “Identified Precedent”), (f) will permit automatic reclassification of amounts incurred under all fixed baskets, exceptions and thresholds under applicable ratio baskets, and (g) in no event be less favorable (taken as a whole) to the Borrower and its subsidiaries than the existing credit agreement of the Acquired Business; provided, the First Lien Loan Documents will be modified as necessary (i) (x) to take into account any changes in law or accounting standards and (y) to reflect customary modifications to the operational and agency provisions to reflect the requirements of the First Lien Administrative Agent and (ii) to reflect customary provisions relating to the Canadian Loan Parties. The foregoing is referred to herein, collectively, as the “First Lien Documentation Principles” and, together with the ABL Documentation Principles, the “Documentation Principles.” Capitalized terms used but not defined in this Term Sheet have the meanings set forth on the exhibit to the Commitment Letter to which this Term Sheet is attached entitled “Select Definitions”, in the Identified Precedent or in the Fee Letter, as applicable. The First Lien Loan Documents will, subject to the “flex” provisions contained in the Fee Letter, contain only those payment provisions, conditions to borrowing, mandatory prepayments, representations and warranties, covenants, events of default and guarantee and collateral provisions expressly set forth in this Term Sheet, in each case, applicable to the Borrower and its restricted subsidiaries (and to the extent set forth below, Holdings) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods set forth in the Identified Precedent and otherwise consistent with the First Lien Documentation Principles.

For purposes of the First Lien Loan Documents, if any “market flex” provisions are exercised, whether before or after the Closing Date, the applicable incurrence based covenant levels based on leverage shall be adjusted in the First Lien Loan Documents (or pursuant to an amendment thereto, which shall require only the consent of the Borrower and the First Lien Administrative Agent) in order to make corresponding adjustments to account for the additional indebtedness and any OID or upfront fees and to maintain the agreed cushions and/or reflect the adjusted “Closing Date” leverage levels (or offset thereto) resulting from the exercise of such “market flex” terms.

Ranking:	The First Lien Term Facilities will be senior obligations of the Borrower and the Guarantors (as defined below) and will be secured (i) on a first priority basis with the Fixed Asset Collateral (as defined in Exhibit B) and (ii) on a second priority basis with the Current Asset Collateral (as defined in Exhibit B), in each case subject to permitted liens. The lien priority, relative rights and other creditors’ rights in respect of the Collateral securing the ABL Facility and the First Lien Term Facilities will be set forth in one or more Intercreditor Agreements (as defined in Exhibit B), which shall be reasonably satisfactory to the Borrower, the First Lien Administrative Agent, the administrative agent under the ABL Facility. For the avoidance of doubt, the Intercreditor Agreements will (i) permit additional secured indebtedness of the Loan Parties (as defined below), which indebtedness is permitted to be incurred and secured (including with respect to the lien priority thereof) pursuant to the terms of the definitive documentation for the ABL Facility (the “ABL Loan Documents”) and the First Lien Term Loan Documents, (ii) permit refinancing indebtedness in respect of the ABL Facility and the First Lien

Term Facilities or any of the foregoing permitted additional secured indebtedness referenced in clause (i), (iii) not impose any restrictions on amendments of the ABL Loan Documents or the First Lien Term Loan Documents (other than amendments which would conflict with the Intercreditor Agreements) and (iv) otherwise contain usual and customary terms reasonably acceptable to the Borrower and the other secured parties party thereto.

Interest Rates and Fees:	As set forth on Annex II to the Fee Letter.

Maturity and Amortization:	The First Lien Term Facilities will mature on the seventh anniversary of the Closing Date (subject to extension with the consent of only the extending First Lien Lender) and will amortize in equal quarterly installments equal to 0.25% of the original principal amount of the First Lien Term Facility during each year of the First Lien Term Facility (such payments subject to reduction as provided herein and as may be provided in the First Lien Term Loan Documents), with the balance of the original principal amount of the First Lien Term Facility payable at maturity; provided that amortization of the First Lien Term Facility may be adjusted (but may not be decreased) in connection with any Incremental Term Facility in the form of an increase to the First Lien Term Facility from and after the first fiscal quarter ending after the applicable date of drawing or the loans under such Incremental Term Facility (with the appropriate adjustments as may be necessary to cause the loans under any such Incremental Term Facility that is secured by the Collateral on a pari passu basis with the First Lien Term Facilities (a “Parity Incremental Term Facility”) to be treated as the same class as loans under the First Lien Term Facility and to permit “fungibility” with the First Lien Term Facility to the extent practicable). Amortization will commence at the end of the first full fiscal quarter ending after the Closing Date.

Guarantees:	All obligations of the Borrower under the First Lien Term Facilities and of the Borrower and its restricted subsidiaries under certain interest rate protection or other hedging arrangements (including with respect to currency) entered into with a person that is the First Lien Administrative Agent or a First Lien Lender or any affiliate of the First Lien Administrative Agent or a First Lien Lender at the time of entering into such arrangements (collectively, the “Hedging Arrangements”) and certain cash management arrangements entered into with a person that is the First Lien Administrative Agent or a First Lien Lender or any affiliate of any the First Lien Administrative Agent or a First Lien Lender at the time of entering into such arrangements (collectively, the “Cash Management Arrangements” and, together with the Hedging Arrangements, the “Secured Agreements”), will be unconditionally guaranteed jointly and severally on a senior secured basis (the “First Lien Guarantees”) by Holdings and each existing and subsequently acquired or organized wholly-owned material U.S. and Canadian domestic subsidiary of the Borrower, subject to the First Lien Documentation Principles and other than Excluded Subsidiaries (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors” and the Guarantors together with the Borrower, the “Loan Parties”). Neither the Acquired Business nor any of its subsidiaries will be Loan Parties prior to the consummation of the Acquisition and the initial funding of the Facilities. The First Lien Term Facility Documentation will provide that the term “FSHCO” means any direct or indirect subsidiary of Holdings that has no material assets other than equity interests (or equity interests and indebtedness) of one or more non-U.S. subsidiaries of the Borrower (other than Canadian subsidiaries) that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code or other FSHCOs. Neither the Acquired Business nor any of its subsidiaries will be Loan Parties prior to the consummation of the Acquisition and the initial funding of the Facilities.

Security:	Subject to the Certain Funds Provisions, the obligations of the Loan Parties in respect of the First Lien Term Facility, the First Lien Guarantees and the Secured Agreements will be secured jointly and severally (subject to permitted liens) by the Collateral (as defined in Exhibit B), with the priority as set forth under the heading “Ranking” above and on terms and conditions (including as to exceptions, grace periods, limitations and materiality thresholds) the same as those set forth in the Identified Precedent in accordance with the First Lien Documentation Principles and the Security Agreement (as defined in the Identified Precedent).

Mandatory Prepayments:	Loans under the First Lien Term Facilities will be prepaid with:

(a)   Excess Cash Flow: 50% (with step-downs to 25% and 0% based on achieving reductions to the Closing Date First Lien Net Leverage Ratio of 0.50x and 1.00x, respectively) of the Borrower’s annual Excess Cash Flow (to be defined in a manner consistent with the First Lien Documentation Principles), commencing with the first full fiscal year ending after the Closing Date; provided, that (i) voluntary prepayments (including those made through debt buybacks made by the Borrower and its restricted subsidiaries in an amount equal to the discounted amount actually paid in respect of such debt buyback and payments utilizing the yank-a-bank provisions (to the extent such debt is retired instead of assigned)) of the First Lien Term Loans and other indebtedness that is secured on a pari passu basis to the First Lien Term Loans, and indebtedness that is unsecured or secured on a junior basis to the First Lien Term Loans, loans under the ABL Facility or any other revolving facility (to the extent accompanied by a permanent reduction of the corresponding commitment) (without duplication of amount that have already reduced Excess Cash Flow) made during such fiscal year (or, without duplication, after the end of such fiscal year but prior to the date of any Excess Cash Flow payment), will reduce the amount of Excess Cash Flow prepayments required for such fiscal year on a dollar-for-dollar basis (other than to the extent such prepayments are funded with the proceeds of long-term indebtedness) and (ii) the amount of Excess Cash Flow prepayments required for such fiscal year will be reduced by, on a dollar-for-dollar basis, cash used for capital expenditures, Permitted Investments and restricted payments (other than those funded in reliance on the Available Amount Basket and certain other exceptions consistent with the First Lien Documentation Principles) (including without limitation, at the election of Borrower, for any amounts planned to be paid in the immediately succeeding fiscal year), in each case, other than to the extent funded with long-term indebtedness, and made during such fiscal year and, at the option of the Borrower, made prior to the date of such Excess Cash Flow prepayment (and to any subsequent fiscal year to the extent the amount of such prepayments exceed the amount of prepayments required to be made from Excess Cash Flow for such year, when taken together with any other payments required for such year, but without duplication in any other Excess Cash Flow period) or committed to be made during such fiscal year or prior to the date of such Excess Cash Flow prepayment and (iii) excess cash flow sweeps shall be limited to amounts in excess of a threshold amount consistent with the First Lien Documentation Principles (and limited to such excess amounts); provided, for purposes of determining the applicable Excess Cash Flow percentage above, the First Lien Net Leverage Ratio will be calculated to give pro forma effect to all such prepayments and expenditures that are made after the end of the applicable fiscal year but prior to the making of such Excess Cash Flow prepayment.

(b)   Certain Asset Sales: 100% of the net cash proceeds of sales or other dispositions of Collateral and certain casualty events with respect to Collateral (subject to step-downs to 50% and 0% based on First Lien Net Leverage Ratios of 0.50x and 1.00x inside the Closing Date First Lien Net Leverage Ratio (the “Asset Sale Stepdowns”)) by the Loan Parties pursuant to the General Asset Sale Basket (as defined below) (including insurance and condemnation proceeds but with exceptions for ordinary course dispositions, dispositions of obsolete or worn-out property and property no longer used or useful in the business and other exceptions consistent with the First Lien Documentation Principles) in excess of a threshold amount per transaction or series of related transactions consistent with the First Lien Documentation Principles (and limited to such excess amounts) and subject to the right of the Borrower to reinvest if such proceeds are reinvested (or committed to be reinvested) in assets used or useful in the business of the Borrower or any of its restricted subsidiaries within 18 months and, if so committed to be reinvested, reinvested no later than 180 days after the end of such 18-month period.

(c)   Certain Debt Proceeds: 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (excluding debt permitted under the First Lien Term Loan Documents, but including Refinancing Facilities).

Mandatory prepayments pursuant to clauses (a) and (b) will be subject to customary limitations with respect to repatriation from non-U.S. subsidiaries to be set forth in the First Lien Term Loan Documents. Each First Lien Term Facility Lender will have the right to reject its pro rata share of any mandatory prepayment, in which case the amounts so rejected may be retained by the Borrower (with no obligation to repay such loans in the future).

Mandatory prepayments pursuant to clauses (a) and (b) will be subject to limitations consistent with the First Lien Documentation Principles to the extent required to be made from cash at non-U.S. subsidiaries, the repatriation of which would result in material adverse tax consequences (as determined by the Borrower in consultation with the First Lien Administrative Agent) or would be prohibited or restricted by applicable law. Each First Lien Term Facility Lender will have the right to reject its pro rata share of any mandatory prepayment (any such rejected mandatory prepayment amounts, the “Declined Amounts”), in which case the amounts so rejected may be retained by the Borrower (with no obligation to repay such loans in the future).

The above described mandatory prepayments will be applied on a pro rata basis to the First Lien Term Facilities and to any Incremental Term Facility that is secured by liens which are pari passu with the liens securing the First Lien Term Facilities and require such a prepayment (or a less than pro rata basis if permitted by such Incremental Term Facility) and to the installments thereof as directed by the Borrower (or, absent such direction, in direct order of maturity of the remaining installments under the First Lien Term Facilities and any such Incremental Term Facility); provided, that the First Lien Term Loan Documents will provide that in the case of mandatory prepayments in respect of Excess Cash Flow or any asset sale or condemnation event, a ratable portion of the net proceeds thereof may be applied to prepay or offer to purchase Parity Lien Debt, if required under the terms of such debt.

Voluntary Prepayments/Reductions in Commitments:	Voluntary prepayments of borrowings under the First Lien Term Facilities will be permitted at any time, without premium or penalty (other than, with respect to the Initial Term Loans, any applicable Repricing Premium referred to below) subject to reimbursement of the First Lien Lenders’ redeployment costs actually incurred in the case of a prepayment of Adjusted LIBOR (as defined below) loans other than on the last day of the relevant interest period.

All voluntary prepayments under the First Lien Term Facilities shall be applied as directed by the Borrower.

Repricing Premium:

In the event of a Repricing Transaction (as defined below) with respect to all or any portion of the Initial Term Loans prior to the six month anniversary of the Closing Date, the Borrower will pay a prepayment premium of 1.00% (a “Repricing Premium”) on the principal amount of such Initial Term Loans prepaid, repaid or refinanced or, in the case of any amendment, the principal amount of the relevant loans outstanding immediately prior to such amendment or subject to a mandatory assignment in connection with such amendment.

The term “Repricing Transaction” means (a) the incurrence by the Borrower or any other Loan Party of indebtedness in the form of a syndicated term loan (including any new or additional First Lien Term Loans, whether incurred directly or by way of the conversion of the initial First Lien Term Loans into a new tranche of replacement First Lien Term Loans) (i) having an all-in yield that is less than the all-in yield for the initial First Lien Term Loans and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the Initial Term Loans or (b) any effective reduction in the all-in yield applicable to the Initial Term Loans by way of an amendment; provided, that a Repricing Transaction will not include any event described in clause (a) or (b) above that is not consummated for the primary purpose of lowering the all-in yield applicable to the Initial Term Loans (as determined in good faith by the Borrower), including any such event consummated in connection with a change of control or other enterprise transformative event.

Representations and Warranties:	Subject to the Certain Funds Provision and customary additions relating to the Canadian Loan Parties and limited to the following (and applicable to the Borrower and, with respect to the passive holding company representation, Holdings, and the Borrower’s restricted subsidiaries and as qualified by disclosure schedules to be delivered by the Borrower on the Closing Date containing information necessary to make such representations and warranties accurate and complete on the Closing Date; provided that in the case of the Specified Representations, any such information on the disclosure schedules shall be reasonably acceptable to the First Lien Administrative Agent): organization, existence, qualification and power; compliance with material laws; authorization; no contravention with material laws and organizational documents; material governmental approvals; binding effect; financial statements and financial projections; no material adverse effect after the Closing Date; material litigation; material labor matters; ownership of material property; environmental matters; taxes; ERISA compliance; subsidiaries as of the Closing Date; margin regulations; Investment Company Act; disclosure; insurance; material intellectual property; solvency as of the Closing Date consistent with the solvency certificate attached as Exhibit E; Patriot Act, FCPA and OFAC and other applicable sanctions and anti-corruption laws; creation, validity and perfection of security interests in the Collateral (subject to permitted liens); and use of proceeds.

Conditions Precedent to Initial Borrowing on the Closing Date:	Limited to the Financing Conditions and subject to the Certain Funds Provision.

Conditions Precedent to Each Borrowing after the Closing Date:	Except as limited under the section titled “Incremental Facilities,” the making of each extension of credit after the Closing Date will be conditioned upon (a) the accuracy of representations and warranties in all material respects; provided, that any such representation that is qualified as to “materiality” or “material adverse effect” shall be accurate in all respects, (b) the absence of defaults and events of default under the First Lien Term Facilities at the time of, and immediately after giving effect to the making of such extension of credit and the use of proceeds thereof and (c) the delivery of a customary borrowing notice.

Affirmative Covenants:	Subject to the First Lien Documentation Principles (including customary additions relating to the Canadian Loan Parties) and limited to the following (to be applicable to the Borrower and its restricted subsidiaries): delivery of annual audited financial statements within 120 days of the end of each fiscal year (which may include a “going concern” qualification relating to an anticipated or actual financial covenant default or to an upcoming maturity date) (provided that such requirement shall be within 150 days for the fiscal year ending after the Closing Date) and delivery of unaudited quarterly financial statements (for the first three fiscal quarters of any fiscal year) within 60 days of the end of each such full fiscal quarter ending after the Closing Date (provided that such requirement shall be within 75 days for the first two such full fiscal quarters ending after the Closing Date), annual budgets (within 120 days of year-end) and compliance certificate (within five days after delivery of annual audit and quarterly financial statements, as applicable); notices of any default (and other material events that would reasonably be expected to have a material adverse effect); payment of material taxes; maintenance of existence; maintenance of properties; maintenance of insurance; maintenance of property and customary insurance (including maintenance of flood insurance on all mortgaged property located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” on the date of the acquisition thereof), from such providers, on such terms and in such amounts as required by the Flood Disaster Protection Act; compliance with material laws (including material environmental laws); Patriot Act, OFAC, FCPA and other applicable sanctions and anti-corruption laws; books and records; inspection rights of the First Lien Administrative Agent (subject to limitations on frequency and cost reimbursement consistent with the First Lien Documentation Principles and other than information subject to confidentiality obligations or attorney-client or other privilege); covenant to guarantee obligations and give security; further assurances as to security (including after-acquired property, it being understood that (except with respect to the acquisition or formation of new material U.S. domestic subsidiaries that are required to become Guarantors) periodic collateral reporting will be limited to once per fiscal year) and guarantees; designation of subsidiaries; commercially reasonable efforts to maintain public corporate credit or family ratings and public facilities ratings (but not to maintain a specific rating); change in nature of business; use of proceeds; the making and accuracy of the Company Specified Representations promptly after consummation of the Acquisition.

“Company Specified Representations” means the representations and warranties of the Company and each of its subsidiaries that is required to become a Guarantor upon consummation of the Acquisition set forth in the First Lien Loan Documents relating to their organizational existence, organizational power and authority (only as to execution, delivery and performance of the First Lien Loan Documents and the extensions of credit thereunder), their due authorization, execution, delivery and enforceability (against them) of the applicable First Lien Loan Documents, solvency on a consolidated basis as of the Closing Date (consistent with the solvency certificate attached as Exhibit F hereto), no conflicts of the First Lien Loan Documents with their charter documents (as in effect upon consummation of the Acquisition) or material law applicable to them, Federal Reserve margin regulations, the Investment Company Act, and the Patriot Act, use of proceeds not violating OFAC and FCPA, and creation, validity and perfection of security interests in the Collateral (subject to permitted liens and the Certain Funds Provisions).

Negative Covenants:

Subject to the First Lien Documentation Principles and limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, with respect to the last covenant set forth below, Holdings, in each case, subject to exceptions (including for customary tax distributions), baskets and qualifications to consistent with the First Lien Documentation Principles):

(a)   Liens: restricting liens securing indebtedness (with baskets for (i) liens securing Permitted Ratio Debt (to be defined in a manner consistent with the First Lien Documentation Principles) that is secured, (ii) assets of entities that become restricted subsidiaries, if such liens were not incurred in anticipation of such entity becoming a restricted subsidiary and so long as such liens do not encumber any assets of the Borrower or its restricted subsidiaries other than the assets acquired in such transaction, (iii) liens (1) on assets of entities that are not Loan Parties securing permitted obligations of entities that are not Loan Parties or (2) on assets that do not constitute Collateral, (iv) a general basket permitting liens, which may be pari passu with the liens securing the First Lien Term Facilities, securing obligations not to exceed the greater of 25% of Closing Date EBITDA or 25% of LTM Consolidated Adjusted EBITDA) and (v) $15mm in cash collateral to secure obligations under corporate credit card programs;

(b)   Investments: restricting investments, with baskets for (i) unlimited investments subject only to compliance with a

Total Net Leverage Ratio equal to or less than the Closing Date Total Net Leverage Ratio less 0.50x and so long as no Specified Event of Default has occurred or is continuing or would result therefrom, (ii) investments with the Available Amount (subject to no continuing Event of Default), (iii) investments in restricted subsidiaries (including entities that become restricted subsidiaries in connection with such investment) for investments in non-Loan Parties, (iv) acquisitions subject to no event of default having occurred and being continuing or would result therefrom at such time or, in the case of a limited condition transaction at the Borrower’s option, at the time of execution of a definitive permitted acquisition agreement, with a cap of $300 million (with a corresponding percentage of LTM Consolidated Adjusted EBITDA) for acquisitions in non-Guarantor entities, (v) investments in unrestricted subsidiaries not in excess of the greater of 25% of Closing Date EBITDA and 25% of LTM Consolidated Adjusted EBITDA subject to no Specified Event of Default and (vi) a general basket of the greater of 100% of Closing Date EBITDA and 100% LTM Consolidated Adjusted EBITDA;

(c)   Indebtedness: restricting the incurrence of indebtedness, with baskets for (i) contribution indebtedness (at 2x the aggregate amount of cash contributed), (ii) Permitted Ratio Debt (to be defined in a manner consistent with the First Lien Documentation Principles), subject to a cap of the greater of 50% of Closing Date EBITDA and 50% of LTM Consolidated Adjusted EBITDA for Permitted Ratio Debt incurred by non-Loan Parties (combined with the cap for Incremental Equivalent Debt incurred by non-Loan Parties), (iii) capital lease/purchase money debt of the greater of 25% of Closing Date EBITDA and 25% of LTM Consolidated Adjusted EBITDA, (iv) non-Loan Party debt of the greater of 25% of Closing Date EBITDA and 25% of LTM Consolidated Adjusted EBITDA, (v) cash collateralized letters of credit, (vi) Incremental Equivalent Debt, (vii) debt incurred and/or assumed in connection with a Permitted Acquisition (subject only to those restrictions consistent with the First Lien Documentation Principles), (viii) earnouts, seller notes and similar obligations without cap and (ix) a general basket of the greater of 75% of Closing Date EBITDA and 75% LTM Consolidated Adjusted EBITDA;

(d)   Fundamental Changes: restricting certain mergers, liquidations and amalgamations;

(e)   Dispositions: restricting dispositions (other than issuances of equity of restricted subsidiaries), (i) a basket (the “General Asset Sale Basket”) for unlimited dispositions subject to receipt of fair market value and 75% cash consideration and subject to customary exceptions (including a basket for non-cash consideration that may be designated as cash consideration consistent with the First Lien Documentation Principles) and (ii) a de minimis basket for dispositions of property with a fair market value less than $10,000,000 with respect to any transaction or series of related transactions or $30,000,000 in the aggregate for all such transactions in any fiscal year, with unlimited rollover to subsequent fiscal years;

(f)   Restricted Payments: restricting certain dividends, distributions and other payments in respect of equity interests, with baskets for (i) unlimited restricted payments subject only to compliance with a Total Net Leverage Ratio of equal to or less than 1.0x below the Closing Date Total Net Leverage Ratio and so long as no Specified Event of Default has occurred or is continuing or would result therefrom, (ii) restricted payments with the Available Amount (subject to no continuing Event of Default and, with respect to restricted payments made pursuant to clause (b) of the Available Amount, a pro forma Total Net Leverage Ratio no greater than the Closing Date Total Net Leverage Ratio), (iii) management equity buybacks in an amount consistent with the First Lien Documentation Principles, (iv) customary tax distributions, (v) restricted payments not to exceed the sum of 6% of the proceeds of the SPAC IPO, 6% of any other new cash equity contributed to the Borrower in connection with the Transactions and 7% of the market capitalization of the applicable public company parent of the Borrower, (vi) distributions of investments in one or more unrestricted subsidiaries other than unrestricted subsidiaries whose assets consist solely of cash or cash equivalents received from a Loan Party (vii) redemptions of equity of the SPAC made in connection with the Transactions and (viii) a general basket of the greater of 25% of Closing Date EBITDA and 25% of LTM Consolidated Adjusted EBITDA subject to no event of default;

(g)   Transactions with Affiliates: restricting certain transactions with affiliates of a Loan Party in excess of $20,000,000, with a basket for affiliated investments in debt and equity subject to a cap of 5.0% of the proposed or outstanding issue amount of such class of debt or equity and limitations on transactions with joint ventures to be set forth in the First Lien Term Loan Documents;

(h)   Negative Pledge: restricting the ability of a Loan Party to agree to restrictions on its ability to grant liens securing the First Lien Term Facility;

(i) Prepaying Junior Financing: restricting the ability of a Loan Party to prepay material indebtedness (in excess of a threshold consistent with the Documentation Principles) that is expressly contractually subordinated in right of payment to the First Lien Term Facilities Principles (“Junior Financing”) (other than in respect of a prepayment in anticipation of satisfying a payment, defeasance or similar obligation due within one year of such prepayment) with (i) unlimited prepayments subject only to compliance with a pro forma Total Net Leverage Ratio of 0.50x below the Closing Date Total Net Leverage Ratio and so long as no Specified Event of Default has occurred or is continuing or would result therefrom, (ii) payments with the Available Amount (subject to no continuing Event of Default and, with respect to payments made pursuant to clause (b) of the Available Amount, a pro forma Total Net Leverage Ratio no greater than the Closing Date Total Net Leverage Ratio), (iii) AHYDO “catch-up” basket, (iv) permitted refinancings, (v) mandatory prepayments or redemptions, closing or consent fees, indemnity and expense reimbursement and (vi) a general basket of the greater of 50% of Closing Date EBITDA and 50% of LTM Consolidated Adjusted EBITDA);

(j) Junior Financing Documents: restricting modifications to Junior Financing documents in a manner materially adverse to the First Lien Lenders (taken as a whole);

(k)   changes in fiscal year;

(l) restrictions on subsidiary distributions and negative pledge clauses; and

(k)   Passive Holding Company: restricting Holdings from engaging in any active trade or business other than through the Borrower and its subsidiaries.

Dollar baskets will include a growing concept based on LTM Consolidated Adjusted EBITDA or, at Borrower’s election prior to the launch of general syndication, consolidated total assets. The general basket for restricted payments may alternatively be used for investments and/or prepayments of Junior Financing, and the general basket for prepayments of Junior Financing may alternatively be used for investments. The Borrower will be permitted to reclassify its debt and liens (other than debt under and liens securing the First Lien Term Facilities and the ABL Facility), investments, restricted payments and payments of Junior Financing among baskets within each covenant without limitation.

Compliance with a negative covenant in the First Lien Term Loan Documents may be permitted in part by one basket or exception (including the Fixed Incremental Amount and Ratio Incremental Amount) and in part by another, in the Borrower’s discretion, and the Borrower may designate and redesignate (on or after any applicable date) the baskets or exceptions available to it on such date (or any later date) upon which compliance is based. Unless the Borrower elects otherwise, compliance will be deemed to be first pursuant to a basket or exception based on a financial ratio (to the maximum extent permitted by such basket or exception) prior to being determined to pursuant to any other basket or exception, including those based on a fixed dollar amount. Agents will execute intercreditor agreements upon request.

The First Lien Term Loan Documents will contain “limited condition transaction” provisions consistent with the First Lien Documentation Principles, which will allow the Borrower to elect (an “LCA Election,” and the date of such election, an “LCA Election Date”) to test compliance with any ratio, accuracy of representation, absence of default or event of default or other condition precedent in connection with a Permitted Investment as of the date of execution of a definitive agreement for such Permitted Investment. Indebtedness under revolving, delayed draw and other committed facilities may be incurred from time to time if the full amount of such facility was permitted to be incurred on the date commitments with respect to such facilities were obtained (and compliance will not need to be tested on any subsequent date).

“Available Amount” will mean a cumulative amount equal to (a) the greater of 25% of Closing Date EBITDA and 25% of LTM Consolidated Adjusted EBITDA, plus (b) 50% of cumulative positive Consolidated Net Income (to be defined in the First Lien Term Loan Documents), plus (c) the cash, cash equivalent or other asset proceeds of permitted equity (other than Specified Equity Contributions (to be defined in the First Lien Term Loan Documents) and contributions used to incur indebtedness or pursuant to other basket capacity) issuances of the Borrower or any parent of the Borrower that are contributed to the Borrower as equity, plus (d) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries (up to the lesser of (i) the fair market value of such investments of the Borrower and its restricted subsidiaries in such unrestricted subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value of such investments by the Borrower and its restricted subsidiaries in such unrestricted subsidiary at the time they were made), plus (e) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries on investments made using the Available Amount not in excess of such investments at the time they were made, plus (f) any mandatory prepayment amount declined by a declining lender (subject to any other applicable mandatory prepayment requirement), plus (g) the portion of any asset sale proceeds not required to applied to prepay the loans as a result of the Asset Sale Stepdowns plus (h) amounts received by the Borrower or any of its restricted subsidiaries in cash from the sale of the equity interests of any minority investment or unrestricted subsidiary or any dividend or other distribution received from any minority investment or unrestricted subsidiary, in each case, where the original investment was made in reliance on the Available Amount.

Financial Covenant:	None.

Unrestricted Subsidiaries:	Subject only to no continuing Specified Event of Default, the Borrower will be permitted to designate (or re-designate) any existing or subsequently acquired or organized restricted subsidiary as an “unrestricted subsidiary” and designate (or re-designate) any such unrestricted subsidiary as a restricted subsidiary provided only that no Specified Event of Default exists or would result therefrom. The designation of any unrestricted subsidiary as a restricted subsidiary will be deemed to be an incurrence at the time of such designation of indebtedness of such subsidiary or of liens on the assets of such subsidiary, in each case, outstanding on the date of such designation. The designation of any subsidiary as an unrestricted subsidiary will constitute an investment in an amount equal to the fair market value of the subsidiary designated for purposes of the investments negative covenant. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants or events of default of the First Lien Term Loan Documents, the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the First Lien Term Loan Documents and any cash or cash equivalents of any unrestricted subsidiary will not be taken into account for purposes of any net debt test under the First Lien Term Loan Documents. Any unrestricted subsidiary must also be unrestricted under the ABL Facility (or any replacement or refinancing facilities in respect thereof and in effect at the time of such designation).

Events of Default:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, in limited circumstances, Holdings) (subject to certain exceptions limitations and qualifications to be set forth in the First Lien Term Loan Documents, as well as customary additions relating to the Canadian Loan Parties): nonpayment of principal, interest and fees (with a five business day grace period for interest and fees); failure to perform negative covenants, and affirmative covenants to provide notice of default or maintain the Borrower’s corporate existence; failure to perform other covenants subject to a 30 day cure period after the date on which written notice of default from the First Lien Administrative Agent is received; any representation or warranty incorrect in any material respect when made (with a 30 day cure period (with respect to such breaches of representations and warranties that are curable and other than the Specified Representations and the Acquisition Agreement Representations on the Closing Date) at the end of which such representation or warranty must be accurate in all material respects); cross-default to continuing defaults under material indebtedness (in excess of a threshold consistent with the First Lien Documentation Principles) of a Loan Party; bankruptcy and similar proceedings; material monetary judgment defaults in excess of a threshold amount (to be consistent with the First Lien Documentation Principles) against a Loan Party (to the extent not covered by insurance or other indemnity); invalidity of the First Lien Term Loan Documents (including any First Lien

Guarantees), a material security interest or a material portion of the Collateral; and Change of Control (to be defined in a manner consistent with the First Lien Documentation Principles but limited to the “post-IPO” prong); provided that any Default or Event of Default resulting solely from failure to provide notice thereof shall be deemed not to be “continuing” or “existing” upon delivery of such notice unless the Borrower knowingly fails to give timely notice of such Default or Event of Default as required by the affirmative covenants.

Notwithstanding the foregoing, a breach of a financial maintenance covenant in the ABL Facility will not constitute an Event of Default with respect to the First Lien Term Facilities or trigger a cross-default under the First Lien Term Facilities until the date on which the loans under the ABL Facility (if any) have been accelerated and the commitments in respect of the ABL Facility have been terminated, in each case, in accordance with the terms of the ABL Facility.

Voting:

Amendments and waivers of the First Lien Term Loan Documents will require the approval of one or more First Lien Lenders (the “Required Lenders”) holding more than 50% of the aggregate amount of loans and commitments under the First Lien Term Facilities, except that: (a) the consent of each First Lien Lender directly and adversely affected thereby will be required with respect to (i) increases in commitments of such First Lien Lender, (ii) reductions of principal, interest (other than default interest) or fees (it being understood and agreed that the waiver of any mandatory prepayment, default interest, default or event of default will only require the consent of the Required Lenders), (iii) extensions of scheduled amortization, date of payment of interest or any fee or final maturity, and (iv) changes to the pro rata sharing and pro rata payment provisions, including the “waterfall” provisions; (b) the consent of 100% of the First Lien Lenders will be required with respect to amendments that effect (i) changes in voting thresholds and (ii) releases of liens on all or substantially all of the Collateral or all or substantially all of the aggregate value of the First Lien Guarantees; and (c) the consent of the First Lien Administrative Agent will be required to amend, modify or otherwise affect the rights and duties of the First Lien Administrative Agent; provided that, if a Lender (subject to certain exceptions to be set forth in the First Lien Term Loan Documents) has a net short TRS, CDS or other derivatives hedging position with respect to the Borrower and/or any other Loan Party, the ability of the “net short lenders” to vote will be limited in a manner consistent with the First Lien Documentation Principles.

Notwithstanding the foregoing, amendments and waivers that affect only the First Lien Lenders under a particular facility or tranche, will require only the consent of First Lien Lenders holding more than 50% of the aggregate commitments and loans under such facility or tranche, as applicable.

The First Lien Term Loan Documents will contain provisions for replacing (a) non-consenting First Lien Lenders in connection with amendments and waivers requiring the consent of all relevant First Lien Lenders or of all relevant First Lien Lenders adversely affected thereby so long as relevant First Lien Lenders holding more than 50% of the aggregate amount of the loans and commitments under the relevant First Lien Facilities have consented thereto, (b) First Lien Lenders that make a claim for increased costs, taxes, etc. and (c) any First Lien Lender that is or becomes a Disqualified Lender (to be defined in the First Lien Term Loan Documents).

The First Lien Term Loan Documents will contain “amend and extend” and “refinancing” provisions pursuant to which the Borrower may refinance or extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending or refinancing lenders provided, that no existing First Lien Lender will have any obligation to commit to any such extension or refinancing.

The First Lien Term Loan Documents will permit amendments thereof without the approval or consent of the First Lien Lenders to effect a Repricing Transaction other than any First Lien Lender holding First Lien Term Loans subject to such Repricing Transaction that will continue as a First Lien Lender in respect of the repriced tranche of First Lien Term Loans or modified First Lien Term Loans.

Non-pro-rata distributions and commitment reductions will be permitted in connection with loan buy-back or similar programs consistent with the First Lien Documentation Principles.

Yield Protection and Increased Costs:	Consistent with the First Lien Documentation Principles, including customary tax gross-up provisions and customary protections for increased costs imposed as a result of the Dodd-Frank Act or Basel III.

Defaulting Lenders:	Consistent with the First Lien Documentation Principles. At the Borrower’s option, the Borrower may prepay the loans and/or terminate the commitments of any defaulting lender without penalty or premium.

Assignments and Participations:	The First Lien Lenders will be permitted to assign loans and commitments (other than to natural persons, Disqualified Lenders or First Lien Lenders who have become Disqualified Lenders) with the consent of the Borrower (unless a Specified Event of Default has occurred and is continuing or such assignment is an assignment of a First Lien Term Loan to a Lender, an affiliate of a Lender or an approved fund), the First Lien Administrative Agent, in each case such consent not to be unreasonably withheld or delayed. The Borrower will be deemed to have consented if it has not responded within five (5) business days after written request for consent to an assignment of First Lien Term Loans. Each assignment (except to other First Lien Lenders or their affiliates or approved funds) will be in a minimum amount of $1.0 million. The First Lien Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. The First Lien Administrative Agent will make the list of Disqualified Lenders available to a First Lien Lender upon request by such First Lien Lender.

Assignments of Loans (including under Incremental Facilities) to the Sponsors and their affiliates (other than Holdings and its subsidiaries) (each, an “Affiliated Lender”) will be permitted (a) on a non-pro rata basis through open market purchases and/or (b) through Dutch auctions open to all First Lien Lenders on a pro rata basis in accordance with customary procedures, subject to the following limitations:

(a)   for purposes of any amendment, waiver or modification of the First Lien Term Loan Documents that does not require the consent of each First Lien Lender or each affected First Lien Lender or does not adversely affect such Affiliated Lender in its capacity as such in any material respect as compared to other First Lien Lenders and for purposes of any bankruptcy plan of reorganization, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated First Lien Lenders voting on such matter;

(b)   Affiliated Lenders will not be permitted to attend/participate in conference calls or meetings attended solely by the First Lien Lenders and the First Lien Administrative Agent, or to receive information provided solely to the First Lien Lenders or to receive the advice of counsel to the First Lien Administrative Agent or the First Lien Lenders, nor may Affiliated Lenders challenge the attorney-client privilege between the First Lien Administrative Agent and counsel to the First Lien Administrative Agent or between the First Lien Lenders and counsel to the First Lien Lenders; and

(c)   loans owned or held by the Affiliated Lenders must not, in the aggregate for all such persons, exceed 25% of the aggregate amount of loans under the First Lien Term Facilities and any Incremental Term Facility, as the case may be, outstanding at the time of assignment or purchase.

provided, that a Debt Fund Affiliate (as defined below) will not be subject to the foregoing limitations described in clauses (a) through (c) above; provided, further, that all loans held by Debt Fund Affiliates may not account for more than 49.9% of the loans of consenting First Lien Lenders included in determining whether Required Lenders have consented to any amendment, modification, waiver or any other action with respect to any of the terms of, or otherwise have acted on any manner with respect to, the First Lien Term Loan Documents.

The First Lien Term Loan Documents will provide that assignments of loans under the First Lien Term Facilities to Holdings or any of its subsidiaries will be permitted through (a) open-market purchases on a non-pro rata basis and/or (b) Dutch auctions open to all First Lien Lenders on a pro rata basis in accordance with customary procedures, in each case so long as (i)

no event of default has occurred and is continuing or would result after giving effect to any such assignment pursuant to clause (b); (ii) the loans purchased are automatically and immediately cancelled; and (iii) no proceeds from any loan under the ABL Facility shall be used to purchase term loans unless on a pro forma basis for such purchase the Payment Conditions (as defined in the ABL Loan Documents) are met.

The First Lien Lenders will be permitted to participate loans and commitments to other people (except Disqualified Lenders). Voting rights of participants will be limited to matters in respect of (a) increases in commitments participated to such participant, (b) reductions of principal, interest (other than default interests) or fees (it being understood and agreed that the waiver of any mandatory prepayment, default interest, default or event of default will not require the consent of the participant), and (c) extensions of scheduled amortization, date of payment of interest and any fee or final maturity and (d) releases of all or substantially all of the Collateral or all or substantially all of the aggregate value of the First Lien Guarantees (other than in connection with any transfer or sale of Collateral or of the relevant Guarantor or any other transaction permitted by the First Lien Term Loan Documents).

Notwithstanding the foregoing, in no event will the First Lien Administrative Agent be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Lenders, “affiliated” lenders or “net short” lenders. Without limiting the generality of the foregoing, the First Lien Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any First Lien Lender or participant or prospective First Lien Lender or participant is a Disqualified Lender, an “affiliated” lender or a “net short” lender, (y) have any liability with respect to or arising out of any assignment or participation of commitments or loans, or disclosure of confidential information, to any Disqualified Lender, any “affiliated” lender or a “net short” lender or (z) have any liability with respect to or arising out of the voting in any amendment or waiver to any Loan Document by any “net short” lender.

The Borrower shall have the benefit of yank-a-bank provisions with respect to Lenders that are identified as competitors of the Companies and become Disqualified Lenders.

“Debt Fund Affiliate” means, (a) any affiliate of the Sponsors that is a bona fide bank, debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course of business, in each case, that is not organized primarily for the purpose of making equity investments with respect to which the relevant Sponsor does not possess the power to make investment decisions for such entity and either (i) information barriers are in place restricting the sharing of information between it and such Sponsor or (ii) the managers have fiduciary duties to the investors of such fund independent of their fiduciary duties to investors in such Sponsor and (b) any investment fund or account of a permitted Debt Fund Affiliate investor managed by third parties (including by way of a managed account, a fund or an index fund in which a permitted Debt Fund Affiliate investor has invested) that is not organized or used primarily for the purpose of making equity investments.

“Permitted Investors” means (a) the Sponsor, (b) each of the affiliates and investment managers of the Sponsors, (c) any fund or account managed by any of the persons described in clause (a) or (b) of this definition, (d) any employee benefit plan of Holdings or any of its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (e) investment vehicles of members of management of Holdings or the Borrower but excluding natural persons.

Expenses and Indemnification:	The Borrower shall pay (a) provided that the Closing Date occurs, all reasonable documented and invoiced out-of-pocket expenses of the First Lien Administrative Agent, the Lead Arrangers and the Issuing Banks associated with the syndication of the First Lien Term Facility and the preparation, execution, delivery and administration of the First Lien Loan Documents and any amendment or waiver with respect thereto and (b) all reasonable and documented or invoiced out-of-pocket expenses of the First Lien Administrative Agent in connection with the enforcement of the First Lien Loan Documents.

The Borrower will indemnify the First Lien Administrative Agent, the Lead Arrangers and the Lenders and their respective affiliates, and the officers, directors, employees, affiliates, agents and controlling persons of the foregoing, and hold them harmless from and against all losses, claims, damages, costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to the First Lien Term Facility, the use or proposed use of the proceeds thereof, the Transactions, the First Lien Loan Documents, any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrower or any of its affiliates, creditors or shareholders or any other person) that relate to the First Lien Loan Documents; provided that no indemnified person will be indemnified for its gross negligence, willful misconduct, bad faith or material breach of the First Lien Loan Documents, as determined in a final, non-appealable judgment of a court of competent jurisdiction.

EU and UK Bail-In and QFC Stay Rules:	The First Lien Term Loan Documents will include customary EU and UK Bail-In provisions and customary QFC stay rules substantially based on LSTA standard form provisions.

Governing Law and Forum:	New York.

Counsel to Administrative Agent and Arrangers:	Cahill Gordon & Reindel LLP

CONFIDENTIAL	EXHIBIT D

Project Catapult

$400 million ABL Facility

$2,100 million First Lien Term Facility

Financing Conditions1

The commitments of the Initial Lenders and the Lead Arrangers’ and other Administrative Agents’ agreements to perform the services described herein are subject to the satisfaction (or waiver by the Lead Arrangers) of only the following conditions precedent:

1. Confirmation from you (in the form of an officer’s certificate) to the Lead Arrangers that:

(a)

the Acquisition shall have been consummated or will be consummated substantially concurrently with the initial borrowings under the Facilities in accordance with the terms of the Acquisition Agreement; and

(b)

since the date of this Commitment Letter, the Acquisition Agreement has not been amended, supplemented, waived or modified (whether pursuant to your consent or otherwise) in any respect in a manner that is materially adverse to the Commitment Parties, in their respective capacities as such, without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that each Lead Arranger shall be deemed to have consented to such amendment, supplement, waiver or modification unless it shall object in writing thereto within five business days of receipt of written notice of such amendment, waiver or modification;

provided further, that any change to, or waiver with respect to, the definition of “Material Adverse Effect,” the definition of “Termination Date” (or equivalent) or the “Xerox” provisions contained in the Acquisition Agreement (in each case, as in effect on the date hereof) will be deemed to be materially adverse to the Commitment Parties.

2. Confirmation from you (in the form of an officer’s certificate) to the Lead Arrangers that the Equity Contribution and the Refinancing either (a) has been consummated or (b) will be consummated substantially concurrently with the initial borrowing under the Facilities to be funded on the Closing Date.

3. Confirmation from you that since the date hereof, there shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement) that would result in the failure of a condition precedent to Buyer’s obligation to consummate the Acquisition under the Acquisition Agreement or that would give Buyer the right (taking into account any notice and cure provisions) to terminate your obligations pursuant to the terms of the Acquisition Agreement.

4. The Commitment Parties will have received:

(a)

an audited balance sheet and related statements of income (or operations) and cash flows of the Acquired Business (or a direct or indirect parent thereof) as of the end of the fiscal years ended December 31, 2017, 2018, and 2019 and each fiscal year after the date of this Commitment Letter and at least 90 days prior to the Closing Date;

(b)

an unaudited balance sheet and related statements of income (or operations) and cash flows of the Acquired Business (or a direct or indirect parent thereof) as of the end of each fiscal quarter (other than

[1]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

the fourth fiscal quarter of any fiscal year) ended after the date of the most recent balance sheet delivered pursuant to clause (a) above and at least 60 days prior to the Closing Date; and

(c)

an unaudited pro forma consolidated balance sheet and related pro forma income statement of the Acquired Business (or a direct or indirect parent thereof) as of and for the four consecutive quarter period ending on the last day of the most recently completed fiscal quarter of the Acquired Business (or a direct or indirect parent thereof) for which financial statements have been delivered, or are required to be delivered pursuant to clause (a) or (b) above in each case, giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement), it being agreed that such pro forma financial statements need not comply with Regulation S-X under the U.S. Securities Act of 1933, as amended, or include purchase accounting adjustments.

The Commitment Parties hereby acknowledge receipt of the audited financial statements for the fiscal years ending December 2017, 2018, and 2019 and the unaudited financial statements for the fiscal quarters ending March 31, 2020 and June 30, 2020.

5. The Commitment Parties will have received the following (such credit agreements, guarantees and security agreements, collectively, the “Facilities Documentation”), in each case, containing terms that are materially consistent with the provisions of the applicable Term Sheet and the applicable Documentation Principles and subject to the Certain Funds Provision:

(a)

with respect to the ABL Facility: (i) a credit agreement, (ii) a customary guarantee agreement, and (iii) a customary U.S. security agreement and a customary Canadian security agreement, in each case, pursuant to which a lien is granted on the Collateral in favor of the ABL Administrative Agent for the ratable benefit of the ABL Lenders and the other secured parties under the ABL Facility and the ABL Administrative Agent is authorized to file customary “all asset” UCC and PPSA financing statements with respect thereto, in each case, executed by Holdings and the Borrower (such credit, guarantee and security agreements, collectively with the Intercreditor Agreements, the “ABL Facility Documentation”);

(b)

with respect to the First Lien Term Facility: (i) a credit agreement, (ii) a customary guarantee agreement, and (iii) a customary U.S. security agreement and a customary Canadian security agreement, in each case, pursuant to which a lien is granted on the Collateral in favor of the First Lien Administrative Agent for the ratable benefit of the First Lien Lenders and the other secured parties under the First Lien Term Facility and the First Lien Administrative Agent is authorized to file customary “all asset” UCC and PPSA financing statements with respect thereto, in each case, executed by Holdings and the Borrower (such credit, guarantee and security agreements, collectively with the Intercreditor Agreements, the “First Lien Term Facility Documentation”); and

(c)

any certificated securities (which shall be delivered to the First Lien Administrative Agent) representing equity of the Borrower and its subsidiaries, in each case with customary stock powers executed in blank.

6. The Commitment Parties will have received the following (collectively, the “Closing Deliverables”) in each case subject to the Certain Funds Provision and the applicable Documentation Principles:

(a)	customary legal opinions from your counsel with respect to each Facility to be funded on the Closing Date;

(b)

a customary officer’s certificate (with certification of organizational documents and appropriate authorizing resolutions and to the conditions set forth in paragraph 8 of this Exhibit D with respect to the Specified Representations only) and a customary incumbency certificate from officers of each of the Loan Parties executing the applicable Facilities Documentation;

(c)	good standing certificates (to the extent applicable) from the Secretary of State or such other office in Holdings’ and the Borrower’s respective jurisdictions of organization;

(d)	a solvency certificate substantially in the form attached to the Commitment Letter from the chief financial officer or other officer with equivalent duties of the Borrower;

(e)	a customary borrowing request with respect to each Facility to be funded on the Closing Date, which may be delivered on or prior to the Closing Date; and

(f)

with respect to the ABL Facility, a Borrowing Base Certificate; provided that if a field exam has not been completed prior to the Closing Date such Borrowing Base Certificate may state the Closing Borrowing Base.

7. Subject to the Certain Funds Provision, the accuracy of the Acquisition Agreement Representations and the Specified Representations in all material respects (except to the extent qualified by materiality, in which case such representations shall be true and correct in all respects after giving effect to such materiality qualifier).

8. The Initial Lenders will have received at least three business days prior to the Acquisition Date (a) all outstanding documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, that in each case has been requested in writing at least ten business days prior to the Acquisition Date.

9. Payment of fees and expenses due to the Commitment Parties under the Commitment Papers, in the case of expenses and legal fees to the extent invoiced in reasonable detail at least two business days prior to the Closing Date (except as otherwise reasonably agreed by you) and required to be paid on the Closing Date, it being agreed that such fees and expenses may be paid with the proceeds of the initial funding of one or more Facilities.

10. Unless the Lead Arrangers shall have otherwise consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Closing Date shall not occur prior to October 15, 2020.

CONFIDENTIAL	EXHIBIT E

Form of Solvency Certificate

Date: [        ,        ]

To the Administrative Agent and each of the Lenders

party to the Credit Agreement referred to below:

Pursuant to Section [    ] of the Credit Agreement, the undersigned, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, hereby certifies, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that, to his or her knowledge, as of the Closing Date, after giving effect to the Transactions (including the making of the Loans under the Credit Agreement on the Closing Date and the application of the proceeds thereof):

(a)	the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(b)

the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(c)

the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

(d)	the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time will be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Borrower and its Subsidiaries after consummation of the Transactions.

* * *

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

[Borrower]

By:
Name:
Title: [Chief Financial Officer]

CONFIDENTIAL	EXHIBIT F

Select Definitions

The Facilities Documentation will include definitions substantially consistent with the language set forth below, which may include additional add backs and exclusions as are agreed upon between you and the Commitment Party, subject to the First Lien Documentation Principles.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any Test Period, the Consolidated Net Income of such Person for such Test Period:

(a) increased, without duplication, by the following items (solely to the extent deducted (and not excluded) in calculating Consolidated Net Income, other than in respect of the proviso in clause (i) below and clauses (ii)(B), (xi), (xix) and (xx) below) of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP:

(i) interest expense, including (A) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness (which, in each case, will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligations or Attributable Indebtedness), (B) commissions, discounts and other fees, charges and expenses owed with respect to letters of credit, bankers’ acceptance financing, surety and performance bonds and receivables financings, (C) amortization and write-offs of deferred financing fees, debt issuance costs, debt discounts, commissions, fees, premium and other expenses, as well as expensing of bridge, commitment or financing fees, (D) payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (E) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a wholly-owned Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust, (F) all interest paid or payable with respect to discontinued operations, (G) the interest portion of any deferred payment obligations, and (H) all interest on any Indebtedness that is (x) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property or (y) contingent obligations in respect of Indebtedness; provided that that such interest expense shall be calculated after giving effect to Hedge Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedge Agreements; provided further that, when determining such interest expense in respect of any Test Period ending prior to the first anniversary of the Closing Date, such interest expense will be calculated by multiplying the aggregate such interest expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such Test Period; plus

(ii) taxes based on gross receipts, income, profits or revenue or capital, franchise, excise, property, commercial activity, sales, use, unitary or similar taxes, and foreign withholding taxes, including (A) penalties and interest and (B) tax distributions made to any direct or indirect holders of Equity Interests of such Person in respect of any such taxes attributable to such Person and/or its Restricted Subsidiaries or pursuant to a tax sharing arrangement or as a result of a tax distribution or repatriated fund; plus

(iii) depreciation expense and amortization expense (including amortization and similar charges related to goodwill, customer relationships, trade names, databases, technology, software, internal labor costs, deferred financing fees or costs and other intangible assets); plus

(iv) non-cash items (provided that if any such non-cash item represents an accrual or reserve for potential cash items in any future period, (x) the Borrower may determine not to add back such non-cash item in the current Test Period, (y) to the extent the Borrower decides to add back such non-cash expense or charge, the cash payment in respect thereof in such future period will be subtracted from Consolidated Adjusted EBITDA in such future period), including the following: (A) non-cash expenses in connection with, or resulting from, stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights, (B) non-cash currency translation losses related to changes in currency exchange rates (including re-measurements of Indebtedness (including intercompany Indebtedness) and any net non-cash loss resulting from hedge agreements for currency exchange risk), (C) non-cash losses, expenses, charges or negative adjustments attributable to the movement in the mark-to-market valuation of hedge agreements or other derivative instruments, including the effect of FASB Accounting Standards Codification 815 and International Accounting Standard No. 9 and their respective related pronouncements and interpretations, (D) non-cash charges for deferred tax asset valuation allowances, (E) any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities, (F) any non-cash charges or losses resulting from any purchase accounting adjustment or any step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any Investments either existing or arising after the Closing Date, (G) all non-cash losses from Investments either existing or arising after the Closing Date recorded using the equity method and (H) the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes and (z) any non-cash interest expense; plus

(v) unusual, extraordinary, infrequent, or non-recurring items, whether or not classified as such under GAAP; plus

(vi) charges, costs, losses, expenses or reserves related to: (A) restructuring (including restructuring charges or reserves, whether or not classified as such under GAAP), severance, relocation, consolidation, integration or other similar items, (B) strategic and/or business initiatives, business optimization (including costs and expenses relating to business optimization programs which, for the avoidance of doubt, shall include, without limitation, implementation of operational and reporting systems and technology initiatives; strategic initiatives; retention; severance; systems establishment costs; systems conversion and integration costs; contract termination costs; recruiting and relocation costs and expenses; costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans; costs to start-up, pre-opening, opening, closure, transition and/or consolidation of distribution centers, operations, officers and facilities) including in connection with the Transactions and any permitted Acquisition, any other permitted Investment, any acquisition or other investment consummated prior to the Closing Date and new systems design and implementation, as well as consulting fees and any one-time expense relating to enhanced accounting function, (C) business or facilities (including greenfield facilities) start-up, opening, transition, consolidation, shut-down and closing, (D) signing, retention and completion bonuses, (E) severance, relocation or recruiting, (F) public company registration, listing, compliance, reporting and related expenses, (G) charges and expenses incurred in connection with litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general), and (H) expenses incurred in connection with casualty events or asset sales outside the ordinary course of business; plus

(vii) all (A) costs, fees and expenses relating to the Transactions, (B) costs, fees and expenses (including diligence and integration costs) incurred in connection with (x) investments in any Person, acquisitions of the Equity Interests of any Person, acquisitions of all or a material portion of the assets of any Person or constituting a line of business of any Person, and financings related to any of the foregoing or to the capitalization of any Loan Party or any Restricted Subsidiary or (y) other transactions that are out of the ordinary course of business of such Person and its Restricted Subsidiaries (in each case of clause (x) and (y), including transactions considered or proposed but not consummated), including Permitted Equity Issuances, Investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of

Indebtedness (including all consent fees, premium and other amounts payable in connection therewith) and (C) non-operating professional fees, costs and expenses; plus

(viii) items reducing Consolidated Net Income to the extent (A) covered by a binding indemnification or refunding obligation or insurance to the extent actually paid or reasonably expected to be paid, (B) paid or payable (directly or indirectly) by a third party that is not a Loan Party or a Restricted Subsidiary (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution to equity capital of such Person by a third party that is not a Loan Party or a Restricted Subsidiary or (C) such Person is, directly or indirectly, reimbursed for such item by a third party; plus

(ix) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid, payable or accrued in such Test Period (including any termination fees payable in connection with the early termination of management and monitoring agreements); plus

(x) the effects of purchase accounting, fair value accounting or recapitalization accounting (including the effects of adjustments pushed down to such Person and its Subsidiaries) and the amortization, write-down or write-off of any such amount; plus

(xi) proceeds of business interruption insurance actually received or reasonably expected to be received; plus

(xii) minority interest expense consisting of income attributable to Equity Interests held by third parties in any non-wholly-owned Restricted Subsidiary; plus

(xiii) all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, including (A) payments made to compensate such holders as though they were equity holders at the time of, and entitled to share in, such distribution, and (B) all dividend equivalent rights owed pursuant to any compensation or equity arrangement; plus

(xiv) expenses, charges and losses resulting from the payment or accrual of indemnification or refunding provisions, earn-outs and contingent consideration obligations, bonuses and other compensation paid to employees, directors or consultants, and payments in respect of dissenting shares and purchase price adjustments, in each case, made in connection with a Permitted Investment or other transactions disclosed in the documents referred to in clause (xix) below; plus

(xv) any losses from abandoned, closed, disposed or discontinued operations or operations that are anticipated to become abandoned, closed, disposed or discontinued; plus

(xvi) (A) any costs or expenses (including any payroll taxes) incurred by the Borrower or any Restricted Subsidiary in such Test Period as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including (1) any post-employment benefit scheme to which the relevant pension trustee has agreed, (2) as a result of curtailments or modifications to pension and post-retirement employee benefit plans and (3) without limitation, compensation arrangements with holders of unvested options entered into in connection with a permitted Restricted Payment), any stock subscription, stockholders or partnership agreement, any payments in the nature of compensation or expense reimbursement made to independent board members, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any costs or expenses incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of Holdings (or any Parent Entity, the Borrower and/or any Restricted Subsidiary); plus

(xvii) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(xviii) the cumulative effect of a change in accounting principles; plus

(xix) addbacks of the type reflected in (A) the Sponsor Model in connection with the Transactions or the quality of earnings report delivered to the Lead Arrangers in connection with the Transactions or (B) any quality of earnings report prepared by a nationally recognized accounting firm and furnished to the Administrative Agent, in connection with any Permitted Investment or other Investment consummated after the Closing Date; plus

(xx) the amount of “run rate” cost savings, operating expense reductions and other cost synergies that are projected by the Borrower in good faith to result from actions taken, committed to be taken or expected to be taken no later than 36 months after the end of such Test Period (which amounts will be determined by the Borrower in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of the Test Period for which Consolidated Adjusted EBITDA is being determined), net of the amount of actual benefits realized during such Test Period from such actions; provided that, in the good faith judgment of the Borrower such cost savings are reasonably identifiable, reasonably anticipated to be realized and factually supportable (it being agreed such determinations need not be made in compliance with Regulation S-X or other applicable securities law); plus

(xxi) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA for any previous period and not added back; plus

(xxii) [reserved]; plus

(xxiii) the amount of any contingent payments in connection with the licensing of intellectual property or other assets; plus

(xxiv) Public Company Costs; plus

(xxv) the amount of fees, expense reimbursements and indemnities paid to directors and/or members of advisory boards, including directors of Holdings or any other Parent Entity; plus

(xxvi) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization or such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature; plus

(xxvii) [reserved]; plus

(xxviii) payments made pursuant to Earnouts (to be defined in accordance with the First Lien Documentation Principles) and Unfunded Holdbacks (to be defined in accordance with the First Lien Documentation Principles); and

(b) decreased, without duplication, by the following items of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP (solely to the extent increasing Consolidated Net Income):

(i) any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); plus

(ii) the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash Charge that is accounted for in a prior period and that was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and that does not otherwise reduce Consolidated Net Income for the current period; plus

(iii) the excess of actual cash rent paid over rent expense during such period due to the use of straight-line rent for GAAP purposes; plus

(iv) the amount of any income or gain associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party; plus

(v) any net income from disposed or discontinued operations; plus

(vi) any unusual, extraordinary, infrequent or non-recurring gains.

Notwithstanding the foregoing, Consolidated Adjusted EBITDA shall include stipulated amounts to be agreed for each of the four consecutive fiscal quarters ending most recently prior to the Closing Date, which, in each case, shall not be less than the amounts as have been reported pursuant to the compliance certificates for each such quarter by the Target under its existing financing as described below; provided that complete and accurate copies of such compliance certificates were delivered to the Commitment Parties prior to the date of this Commitment Letter. Existing financing includes the existing first lien and second lien facilities of the Acquired Business.

“Indebtedness” means, with respect to any Person, without duplication, (a) any indebtedness (including principal or premium) of such Person in respect of borrowed money; any indebtedness evidenced by bonds, notes, debentures, loan agreements or similar instruments, letters of credit or banker’s acceptances (or, without double counting, reimbursement agreements in respect thereof), and Capitalized Lease Obligations or the balance deferred and unpaid of the purchase price of any property to the extent that the same would be required to be shown as a long-term liability on the balance sheet for such Person prepared in accordance with GAAP; (b) (i) to the extent not otherwise included, any guarantee obligation by such Person of the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business and (ii) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien (other than a Permitted Lien) on any property owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness for purposes of this clause (ii) will be the lesser of the fair market value of such property at such date of determination and the amount of Indebtedness so secured; (c) net obligations of such Person under any Hedge Agreement to the extent such obligations would appear as a net liability on a balance sheet of such Person (other than in the footnotes) prepared in accordance with GAAP; and (d) all obligations of such Person in respect of Disqualified Equity Interests; provided that, notwithstanding the foregoing, Indebtedness will be deemed not to include (1) contingent obligations incurred in the ordinary course of business unless and until such obligations are non-contingent, (2) trade payables, (3) customary purchase money obligations incurred in the ordinary course, (4) earn-outs, purchase price holdbacks or similar obligations, (5) intercompany liabilities in the ordinary course of business, (6) Permitted Liens, (7) loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extension of terms (such loans and advances, “Short Term Advances”)), (8) Indebtedness of any direct or indirect parent company appearing on the balance sheet of such Person solely by reason of push down accounting under GAAP and (9) lease obligations other than in respect of a Capitalized Lease. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

Annex F

ADVANTAGE SOLUTIONS INC.

2020 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Advantage Solutions Inc. 2020 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Advantage Solutions Inc. (the “Company”) by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3 “Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.5 “Award” shall mean an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, an Other Stock or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.

2.6 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.8 “Board” shall mean the Board of Directors of the Company.

2.9 “Change in Control” shall mean and includes each of the following:

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(a) A transaction or series of related transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or independent sales by an Investor(s)), whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than Investors or any of their respective affiliates (other than any limited partner thereof, excluding the Investors) (any such “person” or “group” a “Non-Affiliate”) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with Sections 2.9(c)(i), 2.9(c)(ii) or 2.9(c)(iii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder).

(b) The Incumbent Directors cease for any reason to constitute a majority of the Board; provided, however, removal of a member of the Board in accordance with Section 2.1 of the Stockholders Agreement shall be ignored and such member of the Board shall not be counted as an Incumbent Director before and after such decrease when determining Incumbent Directors;

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.9(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(d) The date which is 10 business days prior to the completion of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the

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occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.10 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.11 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board described in Article 11 hereof.

2.12 “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.13 “Company” shall have the meaning set forth in Article 1.

2.14 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.15 “Director” shall mean a member of the Board, as constituted from time to time.

2.16 “Director Limit” shall have the meaning set forth in Section 4.6.

2.17 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

2.18 “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.19 “Effective Date” shall mean the day prior to the Public Trading Date.

2.20 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.21 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.22 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

2.23 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.24 “Expiration Date” shall have the meaning given to such term in Section 12.1(c).

2.25 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or,

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if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

Notwithstanding the foregoing, with respect to any Award granted after the effectiveness of the Company’s registration statement relating to its initial public offering and prior to the Public Trading Date, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.

2.26 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.27 “Holder” shall mean a person who has been granted an Award.

2.28 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.29 “Incumbent Directors’ shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.9(a) or 2.9(c)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.30 “Investors” shall mean Karman Topco L.P., CVC Capital Partners Limited, Leonard Green & Partners, L.P., Karman Coinvest L.P. and Bain Capital.

2.30 “Non-Affiliate” shall have the meaning set forth in Section 2.9(a).

2.31 “Non-Employee Director” shall mean a Director who is not an Employee.

2.32 “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.

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2.33 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.34 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.35 “Option Term” shall have the meaning set forth in Section 5.4.

2.36 “Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.37 “Other Stock or Cash Based Award” shall mean a cash payment, cash bonus award, stock payment, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred stock, deferred stock units, performance awards, retainers, committee fees, and meeting-based fees.

2.38 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.39 “Plan” shall have the meaning set forth in Article 1.

2.40 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.41 “Public Trading Date” shall mean the first date upon which Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

2.42 “Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.43 “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 8.

2.44 “SAR Term” shall have the meaning set forth in Section 5.4.

2.45 “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2.46 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.47 “Shares” shall mean shares of Common Stock.

2.48 “Stock Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market Value on the date of exercise of such

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Award by the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.49 “Stockholder’s Agreement” shall mean that certain Stockholders Agreement dated as of [ ● ], 2020 by and among Conyers Park II Acquisition Corp, Karman Topco L.P., CVC ASM Holdco, L.P., the LGP Stockholders (as defined therein), BC Eagle Holdings, L.P., and Conyers Park II Sponsor LLC.

2.50 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.51 “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.52 “Termination of Service” shall mean:

(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary (including as an Employee or a Non-Employee Director).

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary (including as a Consultant or an Employee).

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary (including as a Consultant or Non-Employee Director).

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

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ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Sections 3.1(b) and 12.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards (including, without limitation, Incentive Stock Options) under the Plan is [                ]. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

(b) If any Shares subject to an Award are forfeited or expire, are converted to shares of another entity in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, conversion or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

ARTICLE 4.

GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.6, no Eligible Individual or other Person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any

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other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other Person shall participate in the Plan.

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5 Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3.1, the Award Limit or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

4.6 Non-Employee Director Awards.

(a) Non-Employee Director Equity Compensation Policy. The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion.

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(b) Director Limit. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the grant date fair value of equity-based Awards granted to a Non-Employee Director during any calendar year shall not exceed $500,000, increased to $1,000,000 in the fiscal year of his or her initial service as a Non-Employee Director (the applicable amount, the “Director Limit”).

4.7 Minimum Vesting. Expect with respect to a maximum of five percent (5%) of the number of shares reserved under the Plan pursuant to Section 3.1(a) (subject to any increase or decrease pursuant to Section 3.1(b)), each Award shall be subject to a minimum vesting period of one (1) year commencing from the grant date, or respect to Awards that vest upon the attainment of performance goals, a performance period that is at least one (1) year. For the purposes of clarity, this Section 4.7 shall not prevent the Committee from accelerating any Award in accordance with any provisions set forth in this Plan.

ARTICLE 5.

GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

5.2 Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other Person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

5.3 Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value

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per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

5.4 Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than, in the case of Incentive Stock Options, a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 10.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 10.7 and 12.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

5.5 Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder, including, without limitation, any performance-based vesting criteria applicable to such period, shall be set by the Administrator and set forth in the applicable Award Agreement. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.

ARTICLE 6.

EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

6.1 Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

6.2 Manner of Exercise. Except as set forth in Section 6.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed or otherwise acknowledged electronically by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

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(c) In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.

6.3 Expiration of Option Term or SAR Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights. The Administrator may include a provision in an Award Agreement providing for the automatic exercise of an Option or a Stock Appreciation Right on the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option Term or Stock Appreciation Right Term, as applicable).

6.4 Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

ARTICLE 7.

AWARD OF RESTRICTED STOCK

7.1 Award of Restricted Stock. The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

7.2 Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Shares are granted becomes the record holder of such Restricted Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3. In addition, unless otherwise determined by the Administrator, with respect to a share of Restricted Stock, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that all vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

7.3 Restrictions. All Shares of Restricted Stock (including any Shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement, including, without limitation, performance-based restrictions or vesting. By

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action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

7.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall not lapse, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

7.5 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 8.

AWARD OF RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

8.2 Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

8.3 Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit Award; provided, however, that the value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

8.4 Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

8.5 Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no

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event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 10.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

8.6 Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 9.

AWARD OF OTHER STOCK OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

9.1 Other Stock or Cash Based Awards. The Administrator is authorized to grant Other Stock or Cash Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, performance goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

9.2 Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award shall only be paid out to the Holder to the extent that the full vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

ARTICLE 10.

ADDITIONAL TERMS OF AWARDS

10.1 Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments

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required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Holder to elect to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares that may be so withheld or surrendered shall be no greater than the number of Shares that have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdiction for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3 Transferability of Awards.

(a) Except as otherwise provided in Sections 10.3(b) and 10.3(c):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii) No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and

(iii) During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

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(b) Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any Person other than another Permitted Transferee of the applicable Holder); and (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer. In addition, and further notwithstanding Section 10.3(a), hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c) Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

10.4 Conditions to Issuance of Shares.

(a) The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b) All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

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(d) No fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e) The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

(f) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.5 Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall, unless otherwise determined by the Administrator or required by Applicable Law, be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

10.6 Prohibition on Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares. Furthermore, for purposes of this Section 10.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

10.7 Amendment of Awards. Subject to Applicable Law and Section 10.6, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 12.2 or 12.10).

10.8 Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10.8 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary,

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nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries and details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 11.

ADMINISTRATION

11.1 Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2 Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is

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otherwise permitted under Section 10.7 or Section 12.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

11.3 Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4 Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price or performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2; and

(k) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

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11.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all Persons.

11.6 Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 12.

MISCELLANEOUS PROVISIONS

12.1 Amendment, Suspension or Termination of the Plan.

(a) Except as otherwise provided in Section 12.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.5 and Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b) Notwithstanding Section 12.1(a), the Board may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan or the Award Limit, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 10.6, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6.

(c) No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders (such anniversary, the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and the applicable Award Agreement.

12.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to:

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(i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan, and adjustments of the Award Limit); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); (iv) the grant or exercise price per share for any outstanding Awards under the Plan; and (v) the number and kind of Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to Section 4.6.

(b) In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i) To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iii) To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;

(v) To replace such Award with other rights or property selected by the Administrator; and/or

(vi) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 12.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan, and adjustments of the Award Limit).

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(d) Notwithstanding any other provision of the Plan, in the event of a Change in Control, the parties thereto may cause such Awards to be continued in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and the surviving or successor company terminates Holder’s employment or service without “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in the Award Agreement relating to such Award) upon or within twelve (12) months following the Change in Control, then such Holder shall be fully vested in such continued, assumed or substituted Award.

(e) In the event that the successor corporation in a Change in Control refuses to assume, continue or substitute for an Award, any or all of such Award shall become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse; provided that the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(f) For the purposes of this Section 12.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

(g) The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h) Unless otherwise determined by the Administrator, no adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause an Award to fail to be exempt from or comply with Section 409A.

(i) The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(j) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

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12.3 Approval of Plan by Stockholders. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval; provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the time when the Plan is approved by the Company’s stockholders; and provided, further, that if such approval has not been obtained at the end of said twelve (12) month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

12.4 No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

12.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.6 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.7 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

12.8 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of Applicable Law, including the Code, the Securities Act or the Exchange Act shall include any amendment or successor thereto.

12.9 Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.10 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award

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Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Participant’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Termination of Service, or (ii) the date of the Participant’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 12.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

12.11 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.12 Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.13 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.14 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

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I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Advantage Solutions Inc. on                 , 2020.

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I hereby certify that the foregoing Plan was approved by the stockholders of Advantage Solutions Inc. on                 , 2020.

Executed on this      day of                 , 2020.

[Name, Title]